Exhibit 99.1

Item 6.	Selected Financial Data

The following table sets forth selected financial information for the Company that has been derived from the consolidated financial statements and notes. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this report.

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Operating Data ($ in thousands):
Revenues:
Room	$408,150	$504,104	$492,240	$380,839	$234,796
Food and beverage	161,963	201,952	199,831	156,117	105,208
Other operating	53,744	59,140	53,686	42,284	33,898

Total revenues	623,857	765,196	745,757	579,240	373,902

Operating expenses:
Room	98,382	110,444	106,589	84,218	51,850
Food and beverage	118,629	145,576	144,518	111,204	74,428
Other operating	26,916	29,823	29,755	26,545	21,718
Advertising and promotion	35,693	39,219	37,932	30,280	22,700
Repairs and maintenance	27,360	29,579	27,769	23,372	15,559
Utilities	24,895	28,731	25,840	21,858	14,803
Franchise costs	20,656	24,658	23,770	19,051	9,620
Property tax, ground lease and insurance	43,352	44,993	43,791	39,858	23,113
Property general and administrative	72,823	86,797	86,055	69,395	44,199
Corporate overhead	25,242	21,511	27,849	18,640	14,384
Depreciation and amortization	93,795	93,759	89,925	65,238	41,810
Property and goodwill impairment losses	30,852	57	—	—	—

Total operating expenses	618,595	655,147	643,793	509,659	334,184

Operating income	5,262	110,049	101,964	69,581	39,718
Equity in net earnings (losses) of unconsolidated joint ventures	(27,801)	(1,445)	(3,588)	140	—
Interest and other income	1,388	3,639	8,880	4,074	3,060
Interest expense	(76,539)	(83,176)	(77,463)	(54,702)	(36,948)
Gain (loss) on extinguishment of debt	54,506	—	(417)	(9,976)	(2,667)

Income (loss) from continuing operations	(43,184)	29,067	29,376	9,117	3,163
Income (loss) from discontinued operations	(226,424)	42,171	94,500	44,120	28,803

Net income (loss)	(269,608)	71,238	123,876	53,237	31,966
Non-controlling interest	—	—	—	—	(1,761)
Dividends paid on unvested restricted stock compensation	(447)	(814)	(1,007)	(856)	(537)
Preferred stock dividends and accretion	(20,749)	(20,884)	(20,795)	(19,616)	(10,973)
Undistributed income allocated to unvested restricted stock compensation	—	—	(222)	—	—
Undistributed income allocated to Series C preferred stock	—	—	(1,397)	—	—

Income available (loss attributable) to common stockholders	$(290,804)	$49,540	$100,455	$32,765	$18,695

Income (loss) from continuing operations available (attributable) to common stockholders per diluted common share	$(0.92)	$0.14	$0.10	$(0.20)	$(0.25)

Cash flows provided by operating activities	$64,740	$160,002	$216,462	$161,940	$113,313

Cash dividends declared per common share (1)	$0.00	$1.20	$1.31	$1.22	$1.155

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Balance sheet data ($ in thousands):
Investment in hotel properties, net (2)	$1,923,392	$2,004,914	$2,002,329	$1,696,885	$1,392,422
Total assets	$2,513,530	$2,805,611	$3,049,152	$2,760,373	$2,249,189
Total debt (2)	$1,203,797	$1,389,783	$1,394,904	$1,170,778	$916,826
Total liabilities	$1,526,867	$1,791,103	$1,836,894	$1,624,583	$1,292,228
Equity	$886,767	$914,812	$1,112,762	$1,036,494	$857,865

(1)	Does not include non-cash common stock dividend of $0.60 per share declared in 2008.
(2)	Does not include the W San Diego, Renaissance Westchester, Marriott Ontario Airport or the Mass Mutual eight hotels, all of which have been reclassified to discontinued operations.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report.

Overview

Sunstone Hotel Investors, Inc. is a Maryland corporation. We operate as a self-managed and self-administered real estate investment trust, or REIT. A REIT is a legal entity that directly or indirectly owns real estate assets. REITs generally are not subject to federal income taxes at the corporate level as long as they pay stockholder dividends equivalent to 100% of their taxable income. REITs are required to distribute to stockholders at least 90% of their taxable income. We own, directly or indirectly, 100% of the interests of Sunstone Hotel Partnership, LLC (the “Operating Partnership”), which is the entity that directly or indirectly owns our hotel properties. We also own 100% of the interests of our taxable REIT subsidiary, Sunstone Hotel TRS Lessee, Inc., which leases all of our hotels from the Operating Partnership, and engages third parties to manage our hotels.

We own primarily upper upscale and upscale hotels in the United States. As of December 31, 2009, we owned 29 hotels (the “29 hotels”), excluding 11 hotels which, as of December 31, 2009, are in the process of being, or have been, either transferred to court appointed receivers or deeded back to the lenders as a result of our secured debt restructuring program. These 11 hotels are included in discontinued operations and include the following hotels: the W San Diego, which was deconsolidated and transferred to the receiver in September 2009, and operated by the receiver of the hotel for the benefit of the lender of the non-recourse loan until the deed back was completed in July 2010, and title to the hotel was transferred to the lender; the Renaissance Westchester, which was deconsolidated and transferred to the receiver in December 2009, and operated by the receiver of the hotel for the benefit of the lender of the non-recourse loan until we reacquired the hotel in June 2010; the Marriott Ontario Airport, which was deconsolidated and transferred to the receiver in March 2010, and operated by the receiver of the hotel for the benefit of the lender of the non-recourse loan until the receiver sold the hotel in August 2010, and title to the hotel was transferred to the new owner; and eight of the 11 hotels securing the non-recourse mortgage with Massachusetts Mutual Life Insurance Company (the “Mass Mutual eight hotels”), which were deeded back to the lender in November 2010. The Mass Mutual eight hotels consist of the following: Renaissance Atlanta Concourse; Hilton Huntington; Residence Inn by Marriott Manhattan Beach; Marriott Provo; Courtyard by Marriott San Diego (Old Town); Holiday Inn Downtown San Diego; Holiday Inn Express San Diego (Old Town); and Marriott Salt Lake City (University Park). The three additional hotels securing the Mass Mutual loan (Courtyard by Marriott Los Angeles, Kahler Inn & Suites Rochester and Marriott Rochester) are included in the 29 hotels because, as of December 31, 2009, the Company is in the process of releasing these hotels from the Mass Mutual loan. Of the 29 hotels, we classify 27 as upscale or upper upscale, one as luxury and one as midscale as defined by Smith Travel Research, Inc. In addition to our wholly owned hotels, we own a 38% equity interest in a joint venture that owns one hotel, and we own other non-hotel investments. The majority of our hotels are operated under nationally recognized brands such as Marriott, Fairmont, Hilton and Hyatt, which are among the most respected and widely recognized brands in the lodging industry. We believe the largest and most stable segment of demand for hotel rooms is represented by travelers who prefer the consistent service and quality associated with nationally recognized brands.

We seek to own hotels in urban locations that benefit from significant barriers to entry by competitors. Most of our hotels are considered business, convention, or airport hotels, as opposed to resort, leisure or extended-stay hotels. Of the 29 hotels, the average hotel has 378 rooms.

The demand for lodging generally fluctuates with the overall economy. We refer to these periodic changes in demand as the lodging cycle, and we seek to employ a cycle-appropriate portfolio management strategy. During the recovery and growth phases of the lodging cycle, our strategy emphasizes active investment, both in terms of acquisitions of new hotels and selective renovations of our existing portfolio. During the mature phase of the lodging cycle, our strategy emphasizes net hotel dispositions and during cyclical declines, our strategy emphasizes capital preservation.

Through all phases of the cycle, we seek to maximize the value of our portfolio through proactive asset management, which entails working closely with our third-party hotel operators to develop plans and actions designed to enhance revenues and minimize operational expenses.

During 2009, in light of the recent cyclical decline, we maintained a higher than historical unrestricted cash balance. We intend to deploy a portion of our excess cash balance in 2010 as we believe the lodging cycle is entering a recovery phase and capital markets have stabilized. During 2009, we selectively deployed a portion of our cash to fund certain transactions such as open market purchases of our Operating Partnership’s 4.60% exchangeable senior notes (the “Senior Notes”) and the tender offer the Operating Partnership closed in May 2009 (the “Senior Notes Tender Offer”), through the combination of which our Operating Partnership repurchased $187.5 million of its Senior Notes at a price equivalent to 62.3% of par.

During 2009 we completed a secured debt restructuring program to proactively address value and cash flow deficits among certain of our mortgaged hotels. The primary goal of this program was to achieve benefits for our stockholders through loan amendments, or in certain cases, consensual transfers to the lenders of the hotel assets in full satisfaction of the debt. Loans within our secured debt restructuring program generally met two criteria: (1) the hotel, or hotels as a group, was not generating sufficient cash flow to cover debt service, and under the current terms of the mortgage, the hotel was not expected to generate sufficient cash flow for the foreseeable future, and (2) the present value of the hotel, or hotels as a group, was significantly less than the principal amount of the applicable loan. The loans secured by such hotels, subject to customary exceptions, are non-recourse to us. Five of our loans totaling $470.9 million were subject to our secured debt restructuring program. Pursuant to our secured debt restructuring program, during 2009, we amended the $105.2 million loan secured by the Renaissance Baltimore, transferred the W San Diego and Renaissance Westchester to receivers in advance of deeding back the hotels in satisfaction of their respective loans, and initiated the process to deed back the Marriott Ontario Airport. In addition, we worked with the lender’s representative for the Mass Mutual non-recourse mortgage secured by 11 of our hotels to initiate the process to deed back the Mass Mutual eight hotels and to release the remaining three hotels for a release price. We completed our secured debt restructuring program in 2010 as follows: we transferred title to the W San Diego to the lender in July 2010; we repurchased the Renaissance Westchester in June 2010; the receiver sold the Marriott Ontario Airport in August 2010, and transferred title to the hotel to the new owner; and we transferred titles to the Mass Mutual eight hotels to the lender in November 2010. Through our secured debt restructuring program, we eliminated $365.7 million in mortgage debt by electing to deed back 11 hotels with an estimated total fair market value of $182.0 million, and offering to pay a release price to release the three hotels which had a book value including goodwill of $65.0 million at December 31, 2009.

Consistent with our cycle-appropriate strategy, during 2009, we issued 43,700,000 shares of our common stock, including the underwriters’ over-allotment of 5,700,000 shares. Net proceeds from this offering of approximately $257.1 million were contributed to our subsidiary, Sunstone Hotel Partnership LLC, which will use the proceeds for working capital and other general corporate purposes, which may include hotel acquisitions.

All of our debt bears fixed interest at a weighted average rate of 5.6%, and the weighted average term to maturity of our debt is approximately 7.2 years. Of our total debt, approximately $180.8 million matures over the next four years ($81.0 million in 2010, none in 2011, $34.0 million in 2012 and $65.8 million in 2013, assuming we repay our Senior Notes remaining balance of $62.5 million at the first put date in 2013). In addition, we finalized a restructuring agreement in April 2010 with Mass Mutual regarding the resolution of the 11 hotels comprising the collateral pool for a $246.0 million mortgage loan. As part of this agreement, we agreed to pay down $83.0 million of the Mass Mutual loan in exchange for the release of three hotels from the loan. The three hotels include the 179-room Courtyard by Marriott Los Angeles Airport, the 271-room Kahler Inn & Suites Rochester and the 203-room Marriott Rochester. The $180.8 million does not include $61.9 million in mortgage debt associated with the three hotels, or $10.9 million of normal loan amortization payments due in 2010, $15.3 million due in 2011, $15.2 million due in 2012, or $17.1 million due in 2013.

Operating Activities

Operating Performance Indicators. The following performance indicators are commonly used in the hotel industry:

•	occupancy;

•	average daily room rate, or ADR;

•	revenue per available room, or RevPAR, which is the product of occupancy and ADR, and does not include food and beverage revenue, or other operating revenue;

•

comparable RevPAR, which we define as the RevPAR generated by hotels we owned as of the end of the reporting period, but excluding those hotels that experienced material and prolonged business interruption due to renovations, re-branding or property damage during either the most recent calendar year presented or the calendar year immediately preceding it. For hotels that were not owned for the entirety of the comparison periods, comparable RevPAR is calculated using RevPAR generated during periods of prior ownership. We refer to this subset of our hotels used to calculate comparable RevPAR as our “Comparable Portfolio;”

•

RevPAR index, which is the quotient of a hotel’s RevPAR divided by the average RevPAR of its competitors, multiplied by 100. A RevPAR index in excess of 100 indicates a hotel is achieving higher RevPAR than its competitors. In addition to absolute RevPAR index, we monitor changes in RevPAR index;

•	operating flow through, which is the quotient of incremental operating income divided by incremental revenues;

•

EBITDA, which is income available (loss attributable) to common stockholders excluding: preferred stock dividends; interest expense (including prepayment penalties, if any); provision for income taxes, including income taxes applicable to sale of assets; and depreciation and amortization;

•

Adjusted EBITDA, which includes EBITDA but excludes: amortization of deferred stock compensation; the impact of any gain or loss from asset sales; impairment charges; and any other identified adjustments;

•

Funds from operations, or FFO, which includes income available (loss attributable) to common stockholders, excluding gains and losses from sales of property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures; and

•	Adjusted FFO, which includes FFO but excludes prepayment penalties, written-off deferred financing costs, impairment losses and other identified adjustments.

Revenues. Substantially all of our revenues are derived from the operation of our hotels. Specifically, our revenues consist of the following:

•	Room revenues, which is the product of the number of rooms sold and the ADR;

•	Food and beverage revenues, which is comprised of revenues realized in the hotel food and beverage outlets as well as banquet and catering events; and

•

Other operating revenues, which include ancillary hotel revenue such as performance guaranties, if any, and other items primarily driven by occupancy such as telephone, transportation, parking, spa, entertainment and other guest services. Additionally, this category includes, among other things, operating revenue from our two commercial laundry facilities located in Rochester, Minnesota and Salt Lake City, Utah, as well as hotel space leased by third parties. Prior to December 2007, this category also included operating revenue from BuyEfficient, LLC (“BuyEfficient”). In December 2007, we entered into a joint venture agreement with Strategic Hotels & Resorts, Inc. (“Strategic”), to own and operate BuyEfficient. Our 50% interest in BuyEfficient is now reflected on our balance sheet as investments in unconsolidated joint ventures, and on our statements of operations as equity in net losses of unconsolidated joint ventures.

Expenses. Our expenses consist of the following:

•	Room expense, which is primarily driven by occupancy and, therefore, has a significant correlation with room revenues;

•	Food and beverage expense, which is primarily driven by food and beverage sales and banquet and catering bookings and, therefore, has a significant correlation with food and beverage revenues;

•	Other operating expense, which includes the corresponding expense of other operating revenue, advertising and promotion, repairs and maintenance, utilities, and franchise costs;

•	Property tax, ground lease and insurance expense, which includes the expenses associated with property tax, ground lease and insurance payments, each of which is primarily a fixed expense;

•

Property general and administrative expense, which includes our property-level general and administrative expenses, such as payroll and related costs, professional fees, travel expenses, and management fees;

•

Corporate overhead expense, which includes our corporate-level expenses, such as payroll and related costs, amortization of deferred stock compensation, professional fees, travel expenses and office rent;

•

Depreciation and amortization expense, which includes depreciation on our hotel buildings, improvements, furniture, fixtures and equipment, along with amortization on our franchise fees and intangibles; and

•

Property and goodwill impairment losses expense, which includes the charges we have recognized to write-off goodwill in association with our quarterly impairment evaluations and to reduce the carrying value of assets on our balance sheet to their fair value when required.

Other Revenue and Expense. Other revenue and expense consists of the following:

•	Equity in net losses of unconsolidated joint ventures, which includes our portion of net losses from our joint ventures;

•

Interest and other income, which includes interest we have earned on our restricted and unrestricted cash accounts, as well as any gains or losses we have recognized on sales of assets other than hotels;

•

Interest expense, which includes interest expense incurred on our outstanding debt, accretion of the Senior Notes, amortization of deferred financing fees, any write-offs of deferred financing fees, and any loan penalties and fees incurred on our debt;

•

Gain (loss) on extinguishment of debt, which includes the gain we recognized on the repurchase and cancellation of the Senior Notes, as well as any costs incurred to repay mortgage debt before its maturity date;

•	Dividends paid on unvested restricted stock compensation, which includes dividends earned on our unvested restricted stock awards; and

•

Preferred stock dividends and accretion, which includes dividends earned on our 8.0% Series A Cumulative Redeemable Preferred Stock (“Series A preferred stock”) and Series C Cumulative Convertible Redeemable Preferred Stock (“Series C preferred stock”) and redemption value accretion on our Series C preferred stock.

Factors Affecting Our Operating Results. The primary factors affecting our operating results include overall demand for hotel rooms, the pace of new hotel development, or supply, and the relative performance of our operators in increasing revenue and controlling hotel operating expenses.

•

Demand. The demand for lodging generally fluctuates with the overall economy. During 2008, as a result of the U.S. recession and the deterioration of the credit markets, the lodging cycle entered a decline phase, with demand for lodging rooms declining by approximately 1.6% as compared to 2007. In 2009, this trend continued, and lodging demand declined by 5.8% as compared to 2008. As a result of declining demand and increases in new hotel supply, total RevPAR for the 29 hotels declined by 18.2% in 2009 as compared to 2008. Consistent with prior trends, we anticipate that lodging demand will improve as liquidity is restored in the credit markets and the U.S. economy begins to strengthen. Historically, periods of declining demand are followed by extended periods of relatively strong demand, resulting in a cyclical lodging growth phase. Assuming the current U.S. recession ended in the later part of 2009, we expect hotel demand to begin to show year-over-year increases beginning in 2010 and 2011.

•

Supply. The addition of new competitive hotels affects the ability of existing hotels to drive RevPAR and profits. The development of new hotels is largely driven by construction costs and expected performance of existing hotels. We believe the lodging industry will eventually benefit from the current economic climate and restrictive financing environment, as new hotel construction projects will be difficult to finance. As a result, we believe the initiation of hotel development will be constrained until the construction financing markets recover, with a number of hotel projects currently in the planning stages being postponed or cancelled. Given the one to three year timeline needed to construct a typical hotel, we expect a window of at least two to four years beginning in 2010 during which the number of new hotel openings will be below historical levels.

•

Revenues and expenses. We believe that marginal improvements in RevPAR index, even in the face of declining revenues, are a good indicator of our operators’ effectiveness in maximizing revenues. Similarly, we believe that strong operating flow through is a good indicator of our operators’ effectiveness in minimizing incremental operating expenses in the context of increasing revenues or, conversely, in reducing operating expenses in the context of declining revenues.

With respect to improving RevPAR index, we continue to work with our hotel operators to optimize revenue management initiatives while taking into consideration market demand trends and the pricing strategies of competitor hotels in our markets. Our revenue maximization initiatives may entail using alternative distribution channels, such as internet wholesalers. Our operators may also look to enter into long-term airline crew contracts, or they may accept forms of lower-rated business that we would not typically take during periods of stronger demand. Our revenue management initiatives are generally oriented towards maximizing ADR even if the result may be lower occupancy, as increases in RevPAR attributable to increases in ADR may be accompanied by minimal additional expenses, while increases in RevPAR attributable to higher occupancy may result in higher variable expenses such as housekeeping, labor and utilities expense. Thus, increases in RevPAR associated with higher ADR may result in better flow through, and as a result, higher operating margins. Increases in RevPAR associated with higher occupancy may result in worse flow through and, as a result, poor margin preservation.

With respect to maximizing operational flow through, we continue to work with our operators to identify operational efficiencies designed to reduce expenses while minimally affecting guest experience. Key asset management initiatives include reducing hotel staffing levels, capitalizing on relaxed brand standards, such as reducing complimentary amenities, and selectively closing certain food and beverage outlets. Our operational efficiency initiatives may be difficult to implement, as most categories of variable operating expenses, such as utilities and certain labor costs, such as housekeeping, fluctuate with changes in occupancy. Furthermore, our hotels operate with significant fixed costs, such as general and administrative expense, insurance, property taxes, and other expenses associated with owning hotels, over which our operators may have little control. We have experienced increases in hourly wages, employee benefits (especially health insurance) and utility costs, which have negatively affected our operating margins. Moreover, there are limits to how far our operators can reduce expenses without adversely affecting the competitiveness of our hotels.

Operating Results. The following table presents our operating results for our total portfolio for 2009 and 2008, including the amount and percentage change in the results between the two periods. The table presents the results of operations included in the consolidated statements of operations, and includes the 29 hotels (10,966 rooms) as of December 31, 2009 and 2008. Loss from discontinued operations for 2009 includes: the results of operations for the Marriott Napa Valley, Marriott Riverside and Hyatt Suites Atlanta Northwest which were sold in 2009; the results of operations for the W San Diego which was transferred to a receiver in 2009, and deeded back to the lender in 2010; the results of operations for the Renaissance Westchester which was transferred to a receiver in 2009, and repurchased by the Company in 2010; the results of operations for the Marriott Ontario Airport which was transferred to a receiver and sold by the receiver in 2010; and the results of operations for the Mass Mutual eight hotels which were deeded back to the lender in 2010. Income from discontinued operations for 2008 includes the results of operations for the Hyatt Regency Century Plaza and Crowne Plaza Grand Rapids which were sold in 2008, the Marriott Napa Valley, Marriott Riverside and Hyatt Suites Atlanta Northwest which were sold in 2009, as well as the W San Diego, Renaissance Westchester, Marriott Ontario Airport and Mass Mutual eight hotels due to the deed backs and title transfers noted above. As a result of these deed backs and title transfers, we have disposed of all assets and liabilities from our operations held for non-sale disposition segment. Accordingly, all assets, liabilities and the operations from our non-sale disposition segment have been reclassified to discontinued operations. These amounts can be found in our consolidated financial statements and related notes included elsewhere in this report.

	2009	2008	Change $	Change %
	(dollars in thousands, except statistical data)
REVENUES
Room	$408,150	$504,104	$(95,954)	(19.0)%
Food and beverage	161,963	201,952	(39,989)	(19.8)%
Other operating	53,744	59,140	(5,396)	(9.1)%

Total revenues	623,857	765,196	(141,339)	(18.5)%

OPERATING EXPENSES
Hotel operating	395,883	453,023	(57,140)	(12.6)%
Property general and administrative	72,823	86,797	(13,974)	(16.1)%
Corporate overhead	25,242	21,511	3,731	17.3%
Depreciation and amortization	93,795	93,759	36	0.0%
Property and goodwill impairment losses	30,852	57	30,795	54,026.3%

Total operating expenses	618,595	655,147	(36,552)	(5.6)%

Operating income	5,262	110,049	(104,787)	(95.2)%
Equity in net losses of unconsolidated joint ventures	(27,801)	(1,445)	(26,356)	(1,823.9)%
Interest and other income	1,388	3,639	(2,251)	(61.9)%
Interest expense	(76,539)	(83,176)	6,637	8.0%
Gain on extinguishment of debt	54,506	—	54,506	100.0%

Income (loss) from continuing operations	(43,184)	29,067	(72,251)	(248.6)%
Income (loss) from discontinued operations	(226,424)	42,171	(268,595)	(636.9)%

Net income (loss)	(269,608)	71,238	(340,846)	(478.5)%
Dividends paid on unvested restricted stock compensation	(447)	(814)	367	45.1%
Preferred stock dividends and accretion	(20,749)	(20,884)	135	0.6%

Income available (loss attributable) to common stockholders	$(290,804)	$49,540	$(340,344)	(687.0)%

The following table presents our operating results for our total portfolio for 2008 and 2007, including the amount and percentage change in the results between the two periods. The table presents the results of operations included in the consolidated statements of operations, and includes the 29 hotels (10,966 rooms) as of December 31, 2008 and 2007. Income from discontinued operations for 2008 includes: the results of operations for the Hyatt Regency Century Plaza and Crowne Plaza Grand Rapids which were sold in 2008; the results of operations for the Marriott Napa Valley, Marriott Riverside and Hyatt Suites Atlanta Northwest which were sold in 2009; the results of operations for the W San Diego which was transferred to a receiver in 2009, and deeded back to the lender in 2010; the results of operations for the Renaissance Westchester which was transferred to a receiver in 2009, and repurchased by the Company in 2010; the results of operations for the Marriott Ontario Airport which was transferred to a receiver, and sold by the receiver in 2010; and the results of operations for the Mass Mutual eight hotels which were deeded back to the lender in 2010. Income from discontinued operations for 2007 includes the results of operations for the seven hotels we sold during 2007 (Courtyard by Marriott Oxnard, Courtyard by Marriott Riverside, Hawthorn Suites Sacramento, Hilton Garden Inn Lake Oswego, Residence Inn by Marriott Oxnard, Residence Inn by Marriott Sacramento, and Sheraton Salt Lake City), the Hyatt Regency Century Plaza and Crowne Plaza Grand Rapids which were sold in 2008, the Marriott Napa Valley, Marriott Riverside and Hyatt Suites Atlanta Northwest that were sold in 2009, as well as the W San Diego, Renaissance Westchester, Marriott Ontario Airport and Mass Mutual eight hotels due to the deed backs and title transfers noted above. As a result of these deed backs and title transfers, we have disposed of all assets and liabilities from our operations held for non-sale disposition segment. Accordingly, all assets, liabilities and the operations from our non-sale disposition segment have been reclassified to discontinued operations. These amounts can be found in our consolidated financial statements and related notes included elsewhere in this report.

	2008	2007	Change $	Change %
	(dollars in thousands, except statistical data)
REVENUES
Room	$504,104	$492,240	$11,864	2.4%
Food and beverage	201,952	199,831	2,121	1.1%
Other operating	59,140	53,686	5,454	10.2%

Total revenues	765,196	745,757	19,439	2.6%

OPERATING EXPENSES
Hotel operating	453,023	439,964	13,059	3.0%
Property general and administrative	86,797	86,055	742	0.9%
Corporate overhead	21,511	27,849	(6,338)	(22.8)%
Depreciation and amortization	93,759	89,925	3,834	4.3%
Property and goodwill impairment losses	57	—	57	100.0%

Total operating expenses	655,147	643,793	11,354	1.8%

Operating income	110,049	101,964	8,085	7.9%
Equity in net losses of unconsolidated joint ventures	(1,445)	(3,588)	2,143	59.7%
Interest and other income	3,639	8,880	(5,241)	(59.0)%
Interest expense	(83,176)	(77,463)	(5,713)	(7.4)%
Loss on extinguishment of debt	—	(417)	417	100.0%

Income from continuing operations	29,067	29,376	(309)	(1.1)%
Income from discontinued operations	42,171	94,500	(52,329)	(55.4)%

Net income	71,238	123,876	(52,638)	(42.5)%
Dividends paid on unvested restricted stock compensation	(814)	(1,007)	193	19.2%
Preferred stock dividends and accretion	(20,884)	(20,795)	(89)	(0.4)%
Undistributed income allocated to unvested restricted stock compensation	—	(222)	222	100.0%
Undistributed income allocated to Series C preferred stock	—	(1,397)	1,397	100.0%

Income available to common stockholders	$49,540	$100,455	$(50,915)	(50.7)%

Operating Statistics. Included in the following tables are comparisons of the key operating metrics for our hotel portfolio for the years ended December 31, 2009, 2008 and 2007. The comparisons do not include the results of operations for the three hotels sold in 2009, the two hotels sold in 2008, and the seven hotels sold in 2007. The comparisons also do not include the W San Diego, Renaissance Westchester, Marriott Ontario Airport and the Mass Mutual eight hotels, which, as of December 31, 2009, are in the process of being deeded back to the lender and are included in discontinued operations. Because three of our hotels owned as of December 31, 2009 were acquired during 2007, the key operating metrics for the hotel portfolio reflect the results of operations of those three hotels under previous ownership for a portion of the periods presented.

	2009			2008			Change
	Occ%	ADR	RevPAR	Occ%	ADR	RevPAR	Occ%		ADR	RevPAR
Hotel Portfolio (29 hotels) (1)	69.3%	$147.32	$102.09	74.5%	$167.58	$124.85	(520	) bps	(12.1)%	(18.2)%

	2008			2007			Change
	Occ%	ADR	RevPAR	Occ%	ADR	RevPAR	Occ%		ADR	RevPAR
Hotel Portfolio (29 hotels) (1)	74.5%	$167.58	$124.85	76.1%	$165.21	$125.72	(160	) bps	1.4%	(0.7)%
Comparable Hotel Portfolio (27 hotels) (2)	75.2%	$166.51	$125.22	77.0%	$163.86	$126.17	(180	) bps	1.6%	(0.8)%

(1)	Includes all hotels owned by the Company on December 31, 2009, excluding the W San Diego and the Renaissance Westchester, both of which have been deconsolidated and included in discontinued operations due to the transfer of possession and control of these two hotels to receivers in 2009, the Marriott Ontario Airport, which is included in discontinued operations due to the transfer of possession and control of this hotel to a receiver in 2010, and the Mass Mutual eight hotels, which are included in discontinued operations due to deed backs of these hotels to the lender in 2010.
(2)	Includes the 29 hotels noted above, excluding hotels that experienced material disruption during the reporting periods (Renaissance Baltimore and Renaissance Orlando at SeaWorld®).

For the year ended December 31, 2009, RevPAR for the 29-hotel portfolio decreased 18.2% from 2008 to $102.09. Occupancy decreased 520 basis points to 69.3%, while ADR decreased 12.1% to $147.32.

For the year ended December 31, 2008, RevPAR for the 29-hotel portfolio decreased 0.7% from 2007 to $124.85. Occupancy decreased 160 basis points to 74.5%, while ADR increased 1.4% to $167.58. For our pro forma comparable hotel portfolio, RevPAR decreased 0.8% from 2007 to $125.22. Occupancy decreased 180 basis points to 75.2%, while ADR increased 1.6% to $166.51.

Non-GAAP Financial Measures. The following table reconciles net income available (loss attributable) to common stockholders to EBITDA and Adjusted EBITDA for our hotel portfolio for the years ended December 31, 2009, 2008 and 2007. We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because these measures help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense and preferred stock dividends) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA and Adjusted EBITDA as measures in determining the value of hotel acquisitions and dispositions. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. EBITDA and Adjusted EBITDA should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA and Adjusted EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA and Adjusted EBITDA can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow.

	2009	2008	2007
Income available (loss attributable) to common stockholders	$(290,804)	$49,540	$100,455
Dividends paid on unvested restricted stock compensation	447	814	1,007
Series A and C preferred stock dividends	20,749	20,884	20,795
Undistributed income allocated to unvested restricted stock compensation	—	—	222
Undistributed income allocated to Series C preferred stock	—	—	1,397
Operations held for investment:
Depreciation and amortization	93,795	93,759	89,925
Interest expense	71,940	78,538	74,740
Interest expense – default rate	472	—	—
Amortization of deferred financing fees	1,823	1,133	936
Write-off of deferred financing fees	284	—	—
Loan penalties and fees	207	—	—
Non-cash interest related to discount on Senior Notes	1,813	3,505	1,787
Unconsolidated joint ventures:
Depreciation and amortization	5,131	5,000	6,492
Interest expense	2,614	5,168	7,765
Amortization of deferred financing fees	192	1,547	1,323
Discontinued operations:
Depreciation and amortization	17,265	25,655	33,320
Interest expense	16,941	18,049	24,453
Interest expense – default rate	1,407	—	—
Amortization of deferred financing fees	566	569	561
Write-off of deferred financing fees	—	—	362
Loan penalties and fees	3,784	—	415

EBITDA	(51,374)	304,161	365,955

Amortization of deferred stock compensation – operations held for investment	4,055	3,975	5,168
Amortization of deferred stock compensation – unconsolidated joint venture	47	47	—
(Gain) loss on sale of assets	12,677	(26,013)	(66,019)
(Gain) loss on extinguishment of debt	(54,506)	—	417
Impairment loss – operations held for investment	30,852	57	—
Impairment loss – unconsolidated joint ventures	26,007	—	—
Impairment loss – discontinued operations	195,293	2,847	—
Bad debt expense on corporate note receivable	5,557	—	—
Costs associated with CEO succession and executive officer severance	—	—	4,540

	219,982	(19,087)	(55,894)

Adjusted EBITDA	$168,608	$285,074	$310,061

Adjusted EBITDA was $168.6 million in 2009 as compared to $285.1 million in 2008 and $310.1 million in 2007. Adjusted EBITDA decreased $116.5 million in 2009 as compared to 2008, and $25.0 million in 2008 as compared to 2007 primarily due to decreased earnings at our hotels.

        The following table reconciles net income available (loss attributable) to common stockholders to FFO and Adjusted FFO for our hotel portfolio for the years ended December 31, 2009, 2008 and 2007. We believe that the presentation of FFO and Adjusted FFO provide useful information to investors regarding our operating performance because they are measures of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base and our acquisition and disposition activities than our ongoing operations. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure. We caution investors that amounts presented in accordance with our definitions of FFO and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. FFO and Adjusted FFO should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. FFO and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that FFO and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow.

	2009	2008	2007
Income available (loss attributable) to common stockholders	$(290,804)	$49,540	$100,455
Dividends paid on unvested restricted stock compensation	447	814	1,007
Series C preferred stock dividends(1)	—	6,784	6,695
Undistributed income allocated to unvested restricted stock compensation	—	—	222
Undistributed income allocated to Series C preferred stock	—	—	1,397
Real estate depreciation and amortization – operations held for investment	93,248	92,953	89,066
Real estate depreciation and amortization – unconsolidated joint ventures	5,060	4,949	6,492
Real estate depreciation and amortization – discontinued operations	17,265	25,655	33,320
(Gain) loss on sale of assets	12,677	(26,013)	(66,019)

FFO	(162,107)	154,682	172,635

Operations held for investment:
Interest expense – default rate	472	—	—
Write-off of deferred financing fees	284	—	—
Loan penalties and fees	207	—	—
Discontinued operations:
Interest expense – default rate	1,407	—	—
Write-off of deferred financing fees	—	—	362
Loan penalties and fees	3,784	—	415
(Gain) loss on extinguishment of debt	(54,506)	—	417
Impairment loss – operations held for investment	30,852	57	—
Impairment loss – unconsolidated joint ventures	26,007	—	—
Impairment loss – discontinued operations	195,293	2,847	—
Bad debt expense on corporate note receivable	5,557	—	—
Costs associated with CEO succession and executive officer severance	—	—	4,540
Amortization of deferred stock compensation associated with executive officer severance	—	—	437

	209,357	2,904	6,171

Adjusted FFO	$47,250	$157,586	$178,806

(1)	Our Series C preferred stock has been excluded from the calculation of FFO and Adjusted FFO for the year ended December 31, 2009 as their inclusion would have been anti-dilutive.

Adjusted FFO was $47.3 million in 2009 as compared to $157.6 million in 2008 and $178.8 million in 2007. Adjusted FFO decreased $110.3 million in 2009 as compared to 2008, and $21.2 million in 2008 as compared to 2007 primarily due to decreased earnings at our hotels, partially offset by lower interest expense.

Room revenue. Room revenue decreased $96.0 million, or 19.0%, for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Room revenue generated by the 29 hotels (our “existing portfolio”) decreased in 2009 as compared to 2008 due to a decrease in occupancy ($26.2 million) combined with a decrease in ADR ($69.8 million).

Room revenue increased $11.9 million, or 2.4% for the year ended December 31, 2008 as compared to the year ended December 31, 2007. We acquired three hotels during the period from January 1, 2007 to December 31, 2008: Renaissance Los Angeles Airport, Marriott Long Wharf, and Marriott Boston Quincy. The three acquired hotels contributed $10.9 million to room revenue during 2008. In addition, room revenue generated by the 26 hotels we acquired prior to January 1, 2007 (our “2008 existing portfolio”) increased $1.0 million during 2008 due to an increase in ADR ($9.9 million) partially offset by a decrease in occupancy ($8.9 million).

Food and beverage revenue. Food and beverage revenue decreased $40.0 million, or 19.8%, for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Food and beverage revenue generated from our existing portfolio decreased in 2009 as compared to 2008 primarily due to declines in occupancy, as well as to a reduction in city-wide conventions and meetings held at our hotels, which caused decreases in banquet, catering, restaurant and room service revenue. Restaurant revenue also decreased in 2009 as compared to 2008 as many of our hotels closed their restaurants during slow periods in order to save costs.

        Food and beverage revenue increased $2.1 million, or 1.1%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007. The three acquired hotels contributed $3.2 million to food and beverage revenue during 2008. Food and beverage revenue generated from our 2008 existing portfolio decreased $1.1 million during 2008 as compared to 2007, due primarily to a decrease in banquet revenue as businesses and groups scaled back their conferences and meetings due to the struggling economy. This decreased revenue was slightly offset by an increase in outlet revenue as 2007 was negatively affected by renovation disruption at the Renaissance Baltimore, the Renaissance Long Beach and the Renaissance Orlando at SeaWorld®.

Other operating revenue. Other operating revenue decreased $5.4 million, or 9.1%, for the year ended December 31, 2009 as compared to the year ended December 31, 2008. A substantial portion of our other operating revenue in both 2009 and 2008 resulted from a performance guaranty provided by the manager of the Fairmont Newport Beach. We recognized

$2.5 million of the $6.0 million performance guaranty during the year ended December 31, 2009, and recognized $3.5 million of the performance guaranty during the year ended December 31, 2008. As of December 31, 2009, we have fully utilized the entire $6.0 million performance guaranty. Other revenue generated from our existing portfolio also decreased during 2009 as compared to 2008 primarily due to decreases in telephone, retail, business center and guest movie revenue, resulting from the decrease in occupancy at our hotels and to the fact that discretionary spending by our hotel guests decreased in 2009 as a result of the recession, combined with decreased cancellation and attrition revenue. These decreases were partially offset by increases in parking revenue due to new contracts at several of our hotels.

Other operating revenue increased $5.5 million, or 10.2%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007. The three acquired hotels contributed $1.2 million to other operating revenue during 2008. Other operating revenue generated from our 2008 existing portfolio increased $4.3 million during 2008. A substantial portion of our other operating revenue in 2008 resulted from a performance guaranty provided by the manager of the Fairmont Newport Beach. We recognized $3.5 million of the $6.0 million performance guaranty during the year ended December 31, 2008, and recognized no guaranty amount during the year ended December 31, 2007. Other revenue generated from our 2008 existing portfolio also increased during 2008 as compared to 2007 due to an increase in transportation and parking revenue generated by several of our hotels due to changes in parking management agreements, combined with an increase in revenue at both of our laundry facilities. These increases were partially offset by the reclassification of BuyEfficient’s operations to equity in net losses of unconsolidated joint ventures, combined with a decrease in telephone revenue.

Hotel operating expenses. Hotel operating expenses, which are comprised of room, food and beverage, advertising and promotion, repairs and maintenance, utilities, franchise costs, property tax, ground lease and insurance, and other hotel operating expenses decreased $57.1 million, or 12.6%, for the year ended December 31, 2009 as compared to the year ended December 31, 2008. This decrease in hotel operating expenses is the result of cost cutting initiatives, as well as lower occupancy rates at our hotels. Hotel operating expenses declined during 2009 as compared to 2008 due to decreases in the following expenses: departmental payroll due to staff reductions and cost cutting initiatives; advertising and repairs and maintenance as the hotels developed more efficient operating models; utilities due to the decline in occupancy and to reductions in gas rates at several of our hotels; franchise fees and assessments due to the decreased revenue; and ground lease due to the elimination of expense at our Renaissance Orlando at SeaWorld® as we purchased the land underlying the hotel in September 2008. These decreases were slightly offset by increased property taxes due to increased tax rates at several of our hotels combined with $0.2 million in supplemental prior year taxes assessed on several of our hotels in 2009, slightly offset by $0.8 million in property tax credits received at several of our hotels in 2009 and by $0.2 million in prior year tax reimbursements collected from the buyer upon our second quarter 2009 sale of land adjacent to one of our hotels.

Hotel operating expenses increased $13.1 million, or 3.0%, during the year ended December 31, 2008 as compared to the year ended December 31, 2007. The three acquired hotels contributed $11.5 million in other operating expenses during 2008. In addition, hotel operating expenses in our 2008 existing portfolio increased $1.6 million during 2008 as compared to 2007. These higher costs in our 2008 existing portfolio during 2008 were driven by the increases in related room, food and beverage and other revenue noted above, combined with increased utility expenses due to higher energy costs, advertising and promotion expenses due to higher complimentary promotional food and beverage expenditures, and property taxes due to supplemental property tax bills assessed to several of our hotels. These increases were partially offset by decreased property insurance expense due to lower premiums, as well as decreased ground lease expense due to our purchase of the land underlying our Renaissance Orlando at SeaWorld®. Prior to our acquisition, the land had been leased from a third party.

Property general and administrative expense. Property general and administrative expense decreased $14.0 million, or 16.1%, for the year ended December 31, 2009 as compared to the year ended December 31, 2008, primarily due to decreased management fees and credit and collection expenses due to the decline in revenue, combined with decreased payroll and related costs, employee recruitment, employee relations, employee relocation, training, legal and travel due to staff reductions and cost control initiatives as our hotels worked to control costs during the recession. These decreases were slightly offset by an increase in sales tax audit expense due to audits at several of our hotels.

Property general and administrative expense increased $0.7 million, or 0.9%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007. The three acquired hotels contributed $1.8 million to property general and administrative expense during 2008. Property general and administrative expense in our 2008 existing portfolio decreased $2.1 million due to the reclassification of BuyEfficient’s operations to equity in net losses of unconsolidated joint ventures. This decrease was partially offset by $0.9 million in severance and restructuring charges recorded in 2008 as our hotels worked to control costs during the current economic slowdown. In addition, property general and administrative expense increased $0.1 million during the year ended December 31, 2008 as compared to the same period in 2007 due to increased contract and professional services, bad debt expense and credit card commissions partially offset by decreased payroll expenses and management fees associated with the decrease in revenue.

Corporate overhead expense. Corporate overhead expense increased $3.7 million, or 17.3%, during the year ended December 31, 2009 as compared to the year ended December 31, 2008 due in part to $5.6 million in bad debt expense recorded in 2009, along with $0.8 million in corporate severance due to our corporate reorganization in the second quarter of 2009 and $0.1 million in relocation expense. In December 2009, we determined that a $5.6 million note received from the buyer of 13 hotels we sold in 2006, along with the related interest accrued on the note may be uncollectible. As such, we recorded bad debt expense of $5.6 million to corporate overhead to reserve against both the discounted note and the related interest receivable. These increases were partially offset by decreases in salaries, wages and deferred stock compensation in 2009 as compared to 2008. During the second quarter of 2009, we made certain changes to our organizational structure, and as a result, our corporate workforce was reduced by approximately 40%, resulting in decreases in salaries, wages and deferred stock compensation. In addition, corporate overhead decreased due to reductions in sales tax expenses, audit and legal fees, recruitment, entity level state franchise and minimum tax payments, conferences and meetings, and travel.

Corporate overhead expense decreased $6.3 million, or 22.8%, during the year ended December 31, 2008 as compared to the year ended December 31, 2007, primarily due to costs incurred in 2007 for severance related to the chief executive officer succession and the senior management team transition. Corporate overhead expenses during 2008 were also reduced as compared to 2007 due to our elimination of a separate Chief Accounting Officer position, which we combined with the Chief Financial Officer position. These decreases were partially offset by $0.2 million in severance costs recorded in 2008 combined with increased costs associated with exploring potential hotel acquisitions and dispositions, entity level state franchise and minimum tax payments, sales tax expense, and legal expense.

Depreciation and amortization expense. Depreciation and amortization expense remained relatively flat for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Additional depreciation recognized on hotel renovations and purchases of furniture, fixtures and equipment for our hotel properties was offset due to the fact that we reduced the depreciable assets of our existing portfolio by $25.4 million during 2009 due to impairment charges.

Depreciation and amortization expense increased $3.8 million, or 4.3%, during the year ended December 31, 2008 as compared to the year ended December 31, 2007. The three acquired hotels contributed $3.7 million in depreciation and amortization expense during 2008. Depreciation and amortization expense in our 2008 existing portfolio increased by $0.1 million due to additional depreciation recognized on hotel renovations and purchases of furniture, fixtures and equipment for our hotel properties.

Property and goodwill impairment losses. Property and goodwill impairment losses totaled $30.9 million for the year ended December 31, 2009 as compared to $0.1 million for the year ended December 31, 2008 and zero for the year ended December 31, 2007. In conjunction with our quarterly impairment evaluations performed during 2009, we recognized a $25.4 million impairment loss on the Marriott Del Mar to reduce the carrying value of this hotel to its fair value. In addition, during 2009 we recognized a $1.4 million impairment loss related to costs associated with a potential timeshare development, and recognized a $0.1 million impairment loss on a parcel of land adjacent to one of our hotels which we sold in June 2009. We also wrote off $1.3 million of goodwill associated with the Marriott Park City and $2.6 million of goodwill associated with the Marriott Rochester. In 2008 we recognized a $0.1 million impairment loss on a vacant parcel of land which was sold in January 2009.

Equity in net losses of unconsolidated joint ventures. Equity in net losses of unconsolidated joint ventures totaled a net loss of $27.8 million for the year ended December 31, 2009 as compared to a net loss of $1.4 million for the year ended December 31, 2008, and a net loss of $3.6 million for the year ended December 31, 2007. In 2009, we recognized a $28.3 million loss on our Doubletree Guest Suites Times Square joint venture, which we originally purchased in December 2006. This $28.3 million loss was comprised of a $2.3 million operating loss and a $26.0 million impairment loss. During the fourth quarter of 2009, we wrote off our entire remaining $26.0 million investment to equity in net losses of unconsolidated joint ventures in order to reduce the carrying value of our investment in the Doubletree Guest Suites Times Square joint venture to its fair value as of December 31, 2009. Also during 2009, we recognized income of $0.5 million on our BuyEfficient joint venture which began to be accounted for as an unconsolidated joint venture in December 2007 following our sale of a 50% interest in BuyEfficient. In 2008, we recognized a $1.6 million loss on our Doubletree Guest Suites Times Square joint venture, and income of $0.2 million on our BuyEfficient joint venture. In 2007, we recognized a $3.6 million loss on our Doubletree Guest Suites Times Square joint venture.

Interest and other income. Interest and other income totaled $1.4 million for the year ended December 31, 2009, $3.6 million for the year ended December 31, 2008 and $8.9 million for the year ended December 31, 2007. In 2009, we recognized $0.9 million in interest income, $0.4 million on the sale of surplus furniture, fixtures and equipment (“FF&E”) located in two of our hotels and $0.1 million in other miscellaneous income. In 2008, we recognized $3.4 million in interest income and $0.2 million in other miscellaneous income. In 2007, we recognized a $6.1 million gain on our sale of a 50% interest in BuyEfficient, $2.7 million in interest income and $0.1 million in other miscellaneous income.

Interest expense. Interest expense is as follows (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Interest expense	$72,412	$78,538	$74,740
Accretion of Senior Notes	1,813	3,505	1,787
Amortization of deferred financing fees	1,823	1,133	936
Write-off of deferred financing fees	284	—	—
Loan penalties and fees	207	—	—

	$76,539	$83,176	$77,463

Interest expense decreased $6.6 million, or 8.0%, during the year ended December 31, 2009 as compared to the year ended December 31, 2008. Interest expense decreased $6.1 million as a result of decreases in our loan balances combined with our repurchase of $64.0 million in aggregate principal amount of the Senior Notes in the first quarter of 2009 and an additional $123.5 million repurchased in May 2009. In addition, during the first quarter of 2009, we adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 470-20, “Debt with Conversion and Other Options (“ASC 470-20”). As part of this adoption, we recorded an additional $1.8 million in interest expense for the year ended December 31, 2009, and we retrospectively adjusted interest expense by an additional $3.5 million for the year ended December 31, 2008. Interest expense due to the accretion of the Senior Notes decreased by $1.7 million during 2009 as compared to 2008 due to the repurchase of $64.0 million in aggregate principal amount of Senior Notes in the first quarter of 2009 combined with an additional $123.5 million repurchased in May 2009. Partially offsetting these decreases, interest expense increased in 2009 as compared to 2008 due to an increase in amortization of deferred financing fees of $0.7 million related to an increase in fees associated with our repurchase of the Senior Notes, the amendment of our credit facility during the second quarter of 2009 and the amendment of our loan on the Renaissance Baltimore during the third quarter of 2009. In addition, interest expense increased in 2009 as compared to 2008 due to $0.3 million recognized in 2009 related to the write-off of deferred financing fees associated with the amendment of our credit facility, and $0.2 million in loan penalties and fees recognized in 2009 due to our elective defaults pursuant to our secured debt restructuring program.

Interest expense increased $5.7 million, or 7.4%, during the year ended December 31, 2008 as compared to the year ended December 31, 2007. Interest expense includes an additional $3.8 million incurred during the year ended December 31, 2008 as compared to the year ended December 31, 2007, as a result of a mortgage loan obtained to finance our acquisition of the Marriott Long Wharf in March 2008, combined with the issuance of the Senior Notes in June 2007 and an increase in interest expense incurred on our credit facility, which was partially offset by our repayment of three mortgages during 2007. Interest expense also increased in 2008 as compared to 2007 due to an increase in amortization of deferred financing fees of $0.2 million. In addition, as part of our adoption of ASC 470-20, we retrospectively adjusted interest expense by an additional $3.5 million in 2008 and $1.8 million in 2007. Interest expense due to the accretion of the Senior Notes increased by $1.7 million during 2008 as compared to 2007 due to the fact that 2007 contains only a partial year of accretion as the Senior Notes were issued mid-year in June 2007.

Our weighted average interest rate per annum was approximately 5.6% at December 31, 2009, and 5.5% at both December 31, 2008 and 2007. At December 31, 2009, all of our outstanding notes payable had fixed interest rates.

Gain (loss) on extinguishment of debt. Gain (loss) on extinguishment of debt totaled a gain of $54.5 million for the year ended December 31, 2009, zero for the year ended December 31, 2008 and a loss of $0.4 million for the year ended December 31, 2007. During 2009, we recognized a gain of $54.5 million due to the repurchase and cancellation of $187.5 million in aggregate principal amount of the Senior Notes. During 2007, we recognized a loss of $0.4 million due to the repayment of a mortgage loan before its maturity date.

Income (loss) from discontinued operations. Income (loss) from discontinued operations is as follows (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Operating revenues	$136,777	$250,584	$343,917
Operating expenses	(114,893)	(187,306)	(250,199)
Interest expense	(22,698)	(18,618)	(25,791)
Depreciation and amortization expense	(17,265)	(25,655)	(33,320)
Property and goodwill impairment losses	(195,293)	(2,847)	—
Gain (loss) on sale of hotels	(13,052)	26,013	59,893

Income (loss) from discontinued operations	$(226,424)	$42,171	$94,500

As described under “—Investing Activities—Dispositions,” we sold three hotels during 2009, two hotels during 2008 and seven hotels during 2007. In addition, pursuant to our 2009 secured debt restructuring program we reclassified the operating results of 11 hotels to discontinued operations: W San Diego, transferred to a receiver in September 2009 and deeded back to the lender in July 2010; Renaissance Westchester, transferred to a receiver in December 2009 and reacquired by the Company in June 2010; Marriott Ontario Airport, transferred to a receiver in March 2010 and sold by the receiver in August 2010; and the Mass Mutual eight hotels, deeded back to the lender in November 2010. As a result of these deed backs and title transfers, we have disposed of all assets and liabilities from our operations held for non-sale disposition segment. Accordingly, all assets, liabilities and the operations from our non-sale disposition segment have been reclassified to discontinued operations. Consistent with the Property, Plant and Equipment Topic of the FASB ASC, we have reclassified the results of operations for all of these hotels, along with any impairments recognized and the gains or losses on any hotel sales to discontinued operations.

Dividends paid on unvested restricted stock compensation. Due to our adoption of FASB ASC 260-10, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“ASC 260-10”) during the first quarter of 2009, common stock dividends earned on our unvested restricted stock awards were $0.4 million for the year ended December 31, 2009, $0.8 million for the year ended December 31, 2008, and $1.0 million for the year ended December 31, 2007.

Preferred stock dividends and accretion. Preferred stock dividends and accretion decreased $0.1 million, or 0.6% during the year ended December 31, 2009 as compared to the year ended December 31, 2008, due to a decrease in the dividend rate for our Series C preferred stock to $1.572 per share during 2009 from $1.605 per share during 2008. Preferred stock dividends and accretion increased $0.1 million, or 0.4%, during the year ended December 31, 2008 as compared to the year ended December 31, 2007 due to an increase in the dividend rate for our Series C preferred stock to $1.605 per share in 2008 from $1.583 per share in 2007.

Investing Activities

Acquisitions. In light of the recent cyclical downturn, we did not acquire any hotel properties during either 2009 or 2008. Our only material real estate acquisition during 2008 was made in September, when we acquired 32.6 acres of land underlying our Renaissance Orlando at SeaWorld® hotel using available cash on hand for $30.7 million, including costs of the acquisition. Prior to our acquisition, the land had been leased from a third party. As a result of this acquisition, property tax, ground lease and insurance expense has been reduced by $2.0 million and $0.7 million for the year ended December 31, 2009 and 2008, respectively.

With better market clarity and in anticipation of an increasingly likely economic recovery, public REIT valuations have improved significantly during the course of 2009. While hotel sale transactions were relatively limited in number during 2009, the hotel sale transactions that have recently been consummated indicate that hotel trading values have not recovered commensurately with public REIT valuations. The pressure on single asset values is primarily caused by the ongoing dysfunction in the commercial mortgage markets, which we expect may persist into 2010. Consequently, we believe the lack of a functioning commercial real estate secured debt market has created opportunities for well-capitalized public lodging REITs to acquire individual hotel assets at discounts to warranted values. Consistent with our cycle-appropriate strategy, and in order to capitalize on this opportunity, we shifted our focus at the end of 2009 towards the pursuit of selective acquisitions of upper upscale hotels.

The following table sets forth the hotels we have acquired since January 1, 2007:

Hotels	Rooms	Acquisition Date
2009:
No hotel acquisitions	—
2008:
No hotel acquisitions	—
2007:
Marriott Boston Quincy, Quincy, Massachusetts	464	May 1, 2007
Marriott Long Wharf, Boston, Massachusetts (1)	402	March 23, 2007
Renaissance Los Angeles Airport, Los Angeles, California	499	January 4, 2007

Total January 1, 2007 to December 31, 2009	1,365

(1)	Subsequent to this acquisition, the Company added an additional 10 rooms to this hotel, increasing the room count to 412.

The combined cost for these three hotel acquisitions was approximately $410.8 million, or $301,000 per room.

Dispositions. Consistent with our cycle-appropriate strategy, we were a net seller of hotels in 2009, 2008 and 2007. In May 2009, we sold the Marriott Napa Valley for net proceeds of $34.8 million, and a net loss of $13.7 million. In June 2009, we sold the Marriott Riverside for net proceeds of $18.7 million and a net gain of $2.9 million. In July 2009 we sold the Hyatt Suites Atlanta Northwest for net proceeds of $7.8 million and an $18,000 gain, after having recorded an impairment loss in June 2009 of $4.9 million in order to reduce the carrying value of this hotel on our balance sheet to its fair value. We retained the net proceeds from these three sales in cash. In May 2008, we sold the Hyatt Regency Century Plaza for net proceeds of $358.8 million, and a net gain of $42.1 million. In July 2008, we used a portion of the net proceeds to repay amounts outstanding under our credit facility, which had been used to fund the repurchase of 7,374,179 shares of our common stock for $129.0 million (excluding fees and costs). In December 2008, we sold the Crowne Plaza Grand Rapids for net proceeds of $3.6 million, including a $2.0 million note receivable that we collected in January 2009, and a net loss of $16.1 million. Seven properties were sold during 2007 for net proceeds of $179.3 million and a net gain of $59.9 million. Consistent with our strategic plan, we continue to evaluate the potential divestiture of certain non-core hotels, which may be completed as a portfolio sale, single asset sales, or not at all, depending on market conditions.

The following table sets forth the hotels we have sold since January 1, 2007:

Hotels	Rooms	Disposition Date
2009:
Hyatt Suites Atlanta Northwest, Marietta, Georgia	202	July 31, 2009
Marriott, Riverside, California	292	June 18, 2009
Marriott, Napa, California	274	May 20, 2009
2008:
Crowne Plaza, Grand Rapids, Michigan	320	December 10, 2008
Hyatt Regency, Los Angeles (Century City), California	726	May 30, 2008
2007:
Sheraton, Salt Lake City, Utah	362	December 20, 2007
Courtyard by Marriott, Oxnard, California	166	June 29, 2007
Courtyard by Marriott, Riverside, California	163	June 29, 2007
Hawthorn Suites, Sacramento, California	272	June 29, 2007
Hilton Garden Inn, Lake Oswego, Oregon	179	June 29, 2007
Residence Inn by Marriott, Oxnard, California	251	June 29, 2007
Residence Inn by Marriott, Sacramento, California	126	June 29, 2007

Total January 1, 2007 to December 31, 2009	3,333

The aggregate net sale proceeds for the 12 hotel dispositions through December 31, 2009 was $603.0 million, or $181,000 per room. The results of operations of all of the hotels identified above and the gains or losses on dispositions through December 31, 2009 are included in discontinued operations for all periods presented through the time of sale. The proceeds from the sales are included in our cash flows from investing activities for the respective periods.

The following table summarizes our portfolio and room data from January 1, 2007 through December 31, 2009, adjusted for the hotels acquired, disposed through non-sale disposition and sold during the respective periods.

	2009	2008	2007
Portfolio Data—Hotels
Number of hotels—beginning of period	43	45	49
Add: Acquisitions	—	—	3
Less: Dispositions	(3)	(2)	(7)
Less: Non-sale dispositions	(11)	—	—

Number of hotels—end of period	29	43	45
Portfolio Data—Rooms
Number of rooms—beginning of period	14,569	15,625	15,758
Add: Acquisitions	—	—	1,365
Add: Room expansions	3	—	21
Less: Dispositions	(768)	(1,046)	(1,519)
Less: Non-sale disposition	(2,838)	—	—
Less: Rooms converted to other usage	—	(10)	—

Number of rooms—end of period	10,966	14,569	15,625
Average rooms per hotel—end of period	378	339	347

Renovations. During 2009, we invested $44.1 million in capital improvements to our hotel portfolio. Consistent with our cycle-appropriate strategy, this investment in capital improvements to our hotel portfolio was $50.6 million and $91.1 million less than the amounts we spent in 2008 and 2007, respectively.

Liquidity and Capital Resources

Historical. During the periods presented, our sources of cash included our operating activities, working capital, sales of hotel properties and other assets, distributions received from our unconsolidated joint ventures, proceeds from notes payable including our Operating Partnership’s debt securities and our credit facility, and proceeds from our offerings of common stock. Our primary uses of cash were for hotel acquisitions, capital expenditures for hotels, operating expenses, repayment of notes payable (including repurchases of Senior Notes), repurchases of our common stock, and dividends on our common and preferred stock. Recently, the capital markets have experienced extreme price volatility, dislocations and liquidity disruptions, all of which have exerted downward pressure on stock prices, widened credit spreads on prospective debt financing and led to declines in the market values of U.S. and foreign stock exchanges. Accordingly, we cannot be certain that traditional sources of funds will be available in the future.

Operating activities. Our cash provided by operating activities fluctuates primarily as a result of changes in RevPAR and operating flow through of our hotels. Our net cash provided by operating activities may also be affected by changes in our portfolio resulting from hotel acquisitions, dispositions or renovations. Net cash provided by operating activities was $64.7 million for 2009 compared to $160.0 million for 2008, and $216.5 million in 2007. The decrease in 2009 as compared to 2008 was primarily due to decreased earnings at our hotels during 2009. The decrease in 2008 as compared to 2007 was primarily due to decreased earnings at our hotels during 2008, combined with a decrease in accounts payable and other liabilities. In addition, net cash provided by operating activities decreased in 2008 as compared to 2007 because operating cash in 2007 includes the receipt of previously restricted cash held by a lender in conjunction with our early pay-off of a mortgage loan.

Investing activities. Our cash provided by (used in) investing activities fluctuates primarily as a result of acquisitions, dispositions and renovations of hotels. Net cash provided by (used in) investing activities in 2009, 2008 and 2007 was as follows (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Proceeds from sale of hotel properties, other real estate and 50% interest in subsidiary	$64,073	$360,395	$185,728
Restricted cash – replacement reserve	(1,823)	5,136	5,993
Proceeds received from sale of note receivable	—	—	29,047
Cash received from unconsolidated joint ventures	500	5,675	426
Acquisitions of hotel properties and land	—	(30,695)	(403,249)
Renovations and additions to hotel properties and other real estate	(44,105)	(94,697)	(135,231)

Net cash provided by (used in) investing activities	$18,645	$(245,814)	$(317,286)

Pursuant to our cycle-appropriate strategy, we did not acquire any hotels in either 2009 or 2008. Net cash provided by investing activities was $18.6 million in 2009 as compared to net cash used of $245.8 million in 2008 and net cash used of $317.3 million in 2007. During 2009, we received $64.1 million from the sale of hotel properties and other assets, which included $61.3 million from the sale of three hotels, a $2.0 million payment on a note receivable from the buyer of a hotel we sold in December 2008, $0.4 million from the sale of certain excess FF&E located in two of our hotels, and $0.4 million from the sales of two vacant parcels of land. In addition, we received $0.5 million from one of our unconsolidated joint ventures, increased the balance in our restricted cash replacement reserve accounts by $1.8 million, and paid cash of $44.1 million for renovations to our hotels.

During 2008, we received net proceeds of $360.4 million from the sale of the two hotels, decreased the balance in our restricted cash replacement reserve accounts by $5.1 million, and received $5.7 million from one of our unconsolidated joint ventures. During 2008, we also acquired the land underlying one of our hotels for $30.7 million, paid an additional $14,000 for two hotels acquired in 2007, and received a $35,000 deposit paid in 2007 for a total cash outlay of $30.7 million. In addition, we paid cash of $94.7 million for renovations to our hotels.

During 2007, we acquired three hotels for $410.8 million, including an $8.5 million deposit paid at the end of 2006, and paid an additional $0.9 million for a hotel acquired in 2006, for a total cash outlay of $403.2 million. In addition, we received net proceeds of $179.3 million from the sale of seven hotels, $6.3 million from the sale of a 50% interest in our subsidiary BuyEfficient, of which $0.3 million was contributed to the new joint venture with Strategic to operate BuyEfficient, and $0.4 million from the sale of a vacant land parcel for a total of $185.7 million in net proceeds received. During 2007, we also paid cash of $135.2 million for renovations to our hotels, received $29.0 million from the sale of a note receivable, decreased the balance in our restricted cash replacement reserve accounts by $6.0 million, and received $0.4 million from our unconsolidated joint ventures.

Financing activities. Our cash provided by (used in) financing activities fluctuates primarily as a result of our issuance and repayment of notes payable, including the repurchase of Senior Notes, draws and repayments on our credit facility and the issuance and repurchase of other forms of capital, including preferred equity and common stock. Net cash provided by financing activities was $93.8 million in 2009 as compared to net cash used of $293.7 million in 2008 and net cash provided of $141.7 million in 2007. Net cash provided by financing activities in 2009 consisted primarily of $269.1 million in proceeds received from the issuance of common stock and $60.0 million in proceeds received from our credit facility. These cash inflows were partially offset by $117.5 million used to repurchase a portion of our Senior Notes including related costs, $74.4 million of principal payments on our credit facility and notes payable, $27.9 million of dividends paid to our stockholders, $12.0 million in costs associated with the issuance of our common stock, and $3.5 million in deferred financing fees paid in connection with amendments to our Senior Notes indenture, our credit facility and our loan secured by the Renaissance Baltimore.

Net cash used in financing activities in 2008 consisted primarily of $190.4 million of principal payments on our credit facility and notes payable, $184.5 million used to repurchase shares of our common stock, $99.8 million of dividends paid to our stockholders, and $0.1 million in deferred financing costs partially offset by $181.0 million in proceeds received from draws on our credit facility.

Net cash provided by financing activities for 2007 consisted primarily of proceeds from the issuance of notes payable and draws on our credit facility (including our Operating Partnership’s debt securities) of $609.0 million and net proceeds from the settlement of a forward sale agreement (with an affiliate of Citigroup Global Markets Inc. as the forward counterparty, relating to 4,000,000 shares of our common stock) of $110.4 million. Net cash provided by financing activities for 2007 was partially offset by $387.5 million of principal payments on notes payable and our credit facility, $86.4 million used to repurchase shares of our common stock, $96.3 million of dividends paid to our stockholders, and $7.5 million in deferred financing costs.

Future. We expect our primary uses of cash to be for acquisitions of hotels, capital expenditures for hotels, operating expenses, repayment of principal on our notes payable, interest expense and dividends. We expect our primary sources of cash will continue to be our operating activities, working capital, notes payable, sales of hotel properties, and proceeds from public and private offerings of debt securities and common and preferred stock. Our ability to incur additional debt depends on a number of factors, including our leverage, the value of our unencumbered assets and borrowing restrictions imposed by lenders under our existing notes payable, as well as other factors affecting the general willingness or ability of lenders to provide loans. Our ability to raise funds through the issuance of equity securities depends on, among other things, general market conditions for hotel companies and REITs and market perceptions about us. We will continue to analyze alternate sources of capital in an effort to minimize our capital costs and maximize our financial flexibility. However, when needed, the capital markets may not be available to us on favorable terms or at all.

We believe that our current cash balance, our cash flow from operations, and our unencumbered properties will provide us with sufficient liquidity to meet our current operating expenses and other expenses directly associated with our business (including payment of dividends on our capital stock, if declared) for the foreseeable future, and in any event for at least the next 12 months.

Debt. Consistent with our cycle-appropriate strategy, during the first quarter of 2009, we repurchased $64.0 million in aggregate principal amount of the Senior Notes for $30.4 million using our available cash on hand. After the repurchase, such Senior Notes were cancelled. We wrote off $1.4 million in deferred financing fees and $4.2 million of the Senior Notes discount, and recognized a net gain of $28.0 million on this early extinguishment of debt. In May 2009, in accordance with the terms and conditions of our Senior Notes Tender Offer, we purchased a total of $123.5 million in principal amount of Senior Notes for $87.0 million, including $1.9 million in related consents solicited from the registered holders of the Senior Notes to adopt a proposed amendment to the indenture governing the Senior Notes and $0.6 million in fees and costs. After the repurchase, such Senior Notes were cancelled. In addition, we paid $1.2 million, including $0.3 million in fees and costs, for consents from holders of non-tendered Senior Notes. We wrote off $2.7 million in deferred financing fees and $7.3 million of the Senior Notes discount, and recognized a net gain of $26.6 million on this early extinguishment of debt. We recognized an additional $0.1 million in fees and costs during the third and fourth quarters of 2009 related to the repurchases of the Senior Notes. We initially used our credit facility to fund this repurchase of the Senior Notes, and subsequently replaced such cash with proceeds from our equity offering completed in May 2009.

In April 2009, we drew down $60.0 million on our credit facility in connection with our Senior Notes Tender Offer. We repaid the $60.0 million in May 2009 using available cash. In June 2009, we amended our credit facility, reducing the facility’s size from $200.0 million to $85.0 million. The amended credit facility was secured by five of our hotels, had an interest rate based on grid pricing ranging from 375 – 525 basis points over LIBOR, and was set to mature in 2012, assuming the exercise of a one-year extension option. As of December 31, 2009, we had no outstanding indebtedness under our amended credit facility, and we had $2.9 million in outstanding irrevocable letters of credit backed by the amended credit facility, leaving, as of that date, up to $82.1 million available under the amended credit facility. We were in compliance with all credit facility covenants as of December 31, 2009. In February 2010, we elected to terminate the amended credit facility. In view of our strong liquidity position and the restrictive terms of the amended credit facility, our business plan does not anticipate accessing the facility in 2010. The termination of the facility will eliminate approximately $0.6 million in fees and associated costs per annum. We expect to enter into a new credit facility at a future date when our business plan contemplates the need for revolving credit.

Consistent with our cycle-appropriate strategy, during 2009 we initiated a secured debt restructuring program aimed at addressing cash flow and value deficits among certain of our hotels securing non-recourse mortgage debt. We concluded the program in the fourth quarter of 2009. The primary goal of the program was to amend the terms of mortgage debt to eliminate existing cash flow and / or value deficits. In certain cases, however, where acceptable restructuring terms could not be reached, rather than employing corporate resources to subsidize debt service, we elected to initiate the process to deed-back the collateral hotels in satisfaction of the associated debt. Loans subject to our secured debt restructuring program generally met two criteria: (1) the hotel, or hotels as a group, was not generating sufficient cash flow to cover debt service, and under the current terms of the mortgage, the hotel was not expected to generate sufficient cash flow for the foreseeable future, and (2) the present value of the hotel, or hotels as a group, was significantly less than the principal amount of the applicable loan. The loans secured by such hotels, subject to customary exceptions, are non-recourse to us. During 2009, five of our loans totaling $470.9 million are or have been subject to our secured debt restructuring program. The status of each of these five loans is discussed further below.

W San Diego. Effective September 30, 2009, possession and control of the 258-room W San Diego was transferred to a court-appointed receiver. In connection with this transfer, we deconsolidated this hotel and reclassified the assets and liabilities, including the $29.0 million hotel net asset and the hotel’s $65.0 million 6.14% non-recourse mortgage, to discontinued operations on our balance sheets. Additionally, we reclassified the W San Diego’s results of operations and cash flows to discontinued operations on our statements of operations and cash flows. In July 2010, we completed our previously announced deed back of the W San Diego, and title to the hotel was transferred to the lender. We recorded a gain on extinguishment of debt of $35.4 million to discontinued operations in July 2010, and the net assets and liabilities were removed from our 2010 balance sheet.

Renaissance Westchester. Effective December 28, 2009, possession and control of the 347-room Renaissance Westchester was transferred to a court-appointed receiver. In connection with this transfer, we deconsolidated this hotel and reclassified the assets and liabilities, including the $25.2 million hotel net asset and the hotel’s $29.2 million 4.98% non-recourse mortgage, to discontinued operations on our balance sheets. Additionally, we reclassified the Renaissance Westchester’s results of operations and cash flows to discontinued operations on our statements of operations and cash flows. In June 2010, we reacquired the Renaissance Westchester for $26.0 million, including related costs. In connection with the repurchase of the Renaissance Westchester, the $29.2 million non-recourse mortgage was cancelled. We recorded a $6.7 million gain on extinguishment of debt to discontinued operations in June 2010.

Marriott Ontario Airport. In September 2009, we elected to cease the subsidization of debt service on the $25.5 million 5.34% non-recourse mortgage secured by the 299-room Marriott Ontario Airport, and commenced restructuring negotiations with the loan’s special servicer. In November 2009, we determined in good faith that further negotiations would not be productive. Pending the appointment of a receiver, we have reclassified the assets, liabilities and results of operations of the Marriott Ontario Airport to discontinued operations on our balance sheets, statements of operations and cash flows. In March 2010, possession and control of the Marriott Ontario Airport was transferred to a court-appointed receiver, and we deconsolidated this hotel. In August 2010, the Marriott Ontario Airport was sold by the receiver, and title to the hotel was transferred to the hotel’s new owner. We recorded a $5.1 million gain on extinguishment of debt to discontinued operations, and removed the net assets and liabilities from our 2010 balance sheet.

Massachusetts Mutual Life Insurance Company. In July 2009, we commenced restructuring negotiations with Massachusetts Mutual Life Insurance Company, or Mass Mutual, the lender’s representative for a $246.0 million, 5.95% non-recourse mortgage loan secured by 11 of our hotels comprised of 2,587 rooms. In November 2009, we elected to cease the subsidization of debt service on the loan. In December 2009, we determined that further negotiations regarding the Mass Mutual eight hotels would not be productive, and we began the process to either transfer possession and control of the Mass Mutual eight hotels to a court-appointed receiver or to deed back the hotels to the lender in lieu of repayment of the debt. Pending the appointment of a receiver or deed back of the hotels, we have reclassified the assets, liabilities and results of operations of the Mass Mutual eight hotels to discontinued operations on our balance sheets, statements of operations and cash flows. In conjunction with our year-end impairment evaluation, we recorded an impairment charge of $88.2 million in order to reduce the value of the Mass Mutual eight hotels on our balance sheet to their fair value, which is included in discontinued operations. During the first quarter of 2010, we reached an agreement in principle with Mass Mutual to secure the release of the three remaining hotels comprising the collateral pool for the Mass Mutual loan (Courtyard by Marriott Los Angeles, Kahler Inn & Suites Rochester and Marriott Rochester). Also pursuant to this agreement, in November 2010, we completed the deed back of the Mass Mutual eight hotels and titles to the hotels were transferred to the lender. In connection with such transfer, Mass Mutual delivered to the Company a covenant and agreement pursuant to which Mass Mutual agreed to not sue the Company for any matter or claim which Mass Mutual may ever have relating to the hotels, the loan or the loan documents. There are certain customary carve-outs from this covenant not to sue, including fraud, a breach of the deed in lieu agreement itself and the environmental indemnity agreement delivered at the time the loan was originated. Additionally, we made certain customary representations and warranties, all of which survive the closing for a period of six (6) months; the maximum aggregate liability for the Company in connection with a breach of any representations or warranties is $500,000. Additionally, seven of the Mass Mutual eight hotels are subject to franchise agreements which contain corporate guaranties. If the franchise agreements on the seven hotels were to be terminated, we may be liable for up to $22.1 million in termination fees. We will record a gain on extinguishment of debt to discontinued operations in the fourth quarter of 2010. A portion of this gain will be deferred until all significant contingencies are resolved, and the net remaining assets and liabilities will be removed from our balance sheet.

Renaissance Baltimore. During our fourth quarter 2009, we finalized an amendment to the $105.2 million 5.13% non-recourse mortgage secured by the 622-room Renaissance Baltimore. The amendment results in the elimination of amortization on this loan for a period of up to 30 months.

Our elections to initiate the process to deed back the W San Diego, Renaissance Westchester, Marriott Ontario Airport, and the Mass Mutual eight hotels were precipitated by a number of unique, market and hotel-specific factors, and were made after our efforts to amend the loans were unsuccessful. In the future, other factors may lead us to pursue similar options with certain of our other hotels securing non-recourse mortgages. We believe such cases will be limited in number. We were not in default of the loan covenants on any other of our notes payable at December 31, 2009.

As of December 31, 2009, we had $1.5 billion of debt ($1.2 billion excluding the mortgages for the W San Diego, Renaissance Westchester, Marriott Ontario Airport and Mass Mutual eight hotels), $397.8 million of cash and cash equivalents, including restricted cash, and total assets of $2.5 billion. We believe that by controlling debt levels, staggering debt maturity dates and maintaining a highly flexible capital structure, we can maintain lower capital costs than more highly leveraged companies, or companies with limited flexibility due to restrictive corporate-level financial covenants.

As of December 31, 2009, all of our outstanding debt had fixed interest rates. The majority of our mortgage debt is in the form of single asset loans. We believe this structure is appropriate for the operating characteristics of our business and provides flexibility for assets to be sold subject to the existing debt, and as evidenced by our secured debt restructuring program, in instances where asset values have declined to levels below the principal amount of the associated mortgage, non-recourse single asset mortgages may limit the degradation in value experienced by our stockholders by shifting a portion of asset risk to our secured lenders.

The weighted average term to maturity of our debt is 7.2 years, and the weighted average interest rate on our debt is 5.6%. Our first loan maturity, the $81.0 million mortgage on the Hilton Times Square New York, is in December 2010.

Financial Covenants. We are subject to compliance with various covenants under the Series C preferred stock and the Senior Notes. With respect to our Series C preferred stock, if we fail to meet certain financial covenants for four consecutive quarters, a financial ratio violation will occur. During the continuation of a financial ratio violation, among other things, we would be restricted from paying dividends on our common stock, and may incur a 50 basis point per quarter dividend increase on the Series C preferred stock. Additionally, the Series C preferred stockholders would gain the right to appoint one board member. Unless operations improve, we may fail to meet our financial covenants with respect to our Series C preferred stock during 2010. If we were to fail to meet certain financial covenants under the Series C preferred stock for each quarter of 2010, a financial ratio violation would occur during the first quarter of 2011.

With respect to the Company’s Senior Notes, if the maturity dates of more than $300.0 million of the Company’s indebtedness were to be accelerated as the result of uncured defaults, either the trustee or the holders of not less than 25% in principal amount of the outstanding Senior Notes would have the right to declare the Senior Notes and any unpaid interest immediately due and payable. As of February 23, 2010, none of the maturity dates have been accelerated for any of the Company’s indebtedness.

Additionally, we believe we could obtain mortgages on, or pledge to a secured facility, one or all of our seven unencumbered hotels: Fairmont Newport Beach, Hyatt Regency Newport Beach, Marriott Quincy, Marriott Portland, Renaissance Los Angeles Airport, Residence Inn by Marriott Rochester, and Sheraton Cerritos. These seven hotels had an aggregate of 2,351 rooms as of December 31, 2009, and generated $116.5 million in revenue during 2009.

Cash Balance. During the recent economic downturn, we maintained higher than historical cash balances. By minimizing our need to access external capital by maintaining higher than typical cash balances, our financial security and flexibility were meaningfully enhanced. As we believe the lodging cycle has now entered a recovery phase, we expect to deploy a portion of our excess cash balance in 2010 towards selective acquisitions of upper upscale hotels.

Contractual Obligations

The following table summarizes our payment obligations and commitments as of December 31, 2009 (in thousands):

	Payment due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(in thousands)
Notes payable	$1,206,990	$153,778	$64,427	$34,703	$954,082
Interest obligations on notes payable	443,407	64,847	115,421	108,825	154,314
Operating lease obligations	306,668	4,467	8,244	8,403	285,554
Construction commitments	8,680	8,680	—	—	—
Employment obligations	2,513	888	1,300	325	—

Total	$1,968,258	$232,660	$189,392	$152,256	$1,393,950

Capital Expenditures and Reserve Funds

We believe we maintain each of our hotels in good repair and condition and in general conformity with applicable franchise and management agreements, ground and air leases, laws and regulations. Our capital expenditures primarily relate to the ongoing maintenance of our hotels and are budgeted in the reserve accounts described in the following paragraph. We also incur capital expenditures for renovation and development. We invested $44.1 million in our hotels during 2009. Our renovation budget for 2010 includes $8.7 million of contractual construction commitments. If we acquire, renovate or develop additional hotels in the future, our capital expenditures will increase.

With respect to our hotels that are operated under management or franchise agreements with major national hotel brands and for all of our hotels subject to first mortgage liens, we are obligated to maintain a furniture, fixture and equipment (“FF&E”) reserve account for future planned and emergency-related capital expenditures at these hotels. The amount funded into each of these reserve accounts is determined pursuant to the management, franchise and loan agreements for each of the respective hotels, ranging between 3.0% and 5.0% of the respective hotel’s total annual revenue. As of December 31, 2009, $23.5 million was held in FF&E reserve accounts for future capital expenditures at the 29 hotels. According to the respective loan agreements, the reserve funds are to be held by the lenders or managers in restricted cash accounts. We generally are not required to spend the entire amount in the FF&E reserve accounts each year.

Off-Balance Sheet Arrangements

Our off-balance sheet arrangements consist of our ownership interests in the W San Diego, the Renaissance Westchester and two joint ventures. For further discussion of the W San Diego, the Renaissance Westchester and our two joint ventures and their effect on our financial condition, results of operations and cash flows, see Notes 4 and 6 to the consolidated financial statements.

Seasonality and Volatility

As is typical of the lodging industry, we experience some seasonality in our business as indicated in the table below. Revenue for certain of our hotels is generally affected by seasonal business patterns (e.g., the first quarter is strong in Orlando, the second quarter is strong for the Mid-Atlantic business hotels, and the fourth quarter is strong for New York City). Quarterly revenue also may be adversely affected by renovations, our managers’ effectiveness in generating business and by events beyond our control, such as extreme weather conditions, terrorist attacks or alerts, public health concerns, airline strikes or reduced airline capacity, economic factors and other considerations affecting travel. Revenues for our comparable hotel portfolio by quarter during 2007 and 2008, and our 29 hotel portfolio by quarter for 2008 and 2009 were as follows (dollars in thousands):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenues
2007 Comparable Hotel Portfolio (27 Hotels) (1)	$138,520	$160,218	$158,307	$182,812	$639,857
2007 revenues as a percentage of total	21.7%	25.0%	24.7%	28.6%	100.0%
2008 Comparable Hotel Portfolio (27 Hotels) (1)	$142,997	$165,590	$157,963	$169,236	$635,786
2008 revenues as a percentage of total	22.6%	26.0%	24.8%	26.6%	100.0%
2008 Total Hotel Portfolio Held for Investment (29 Hotels) (2)	$169,686	$194,817	$182,023	$199,346	$745,872
2008 revenues as a percentage of total	22.8%	26.1%	24.4%	26.7%	100.0%
2009 Total Hotel Portfolio Held for Investment (29 Hotels) (2)	$146,029	$150,623	$145,215	$163,543	$605,410
2009 revenues as a percentage of total	24.1%	24.9%	24.0%	27.0%	100.0%

(1)	Includes all hotel properties owned on December 31, 2009, excluding the W San Diego, Renaissance Westchester, Marriott Ontario Airport and the Mass Mutual eight hotels, which are included in discontinued operations pursuant to our 2009 secured debt restructuring program, and excluding hotels that experienced material disruption during the reporting periods (Renaissance Baltimore and Renaissance Orlando at SeaWorld®).
(2)	Includes all hotel properties owned on December 31, 2009, excluding the W San Diego, Renaissance Westchester, Marriott Ontario Airport and the Mass Mutual eight hotels, which are included in discontinued operations pursuant to our 2009 secured debt restructuring program.

Inflation

Inflation may affect our expenses, including, without limitation, by increasing such costs as labor, food, taxes, property and casualty insurance and utilities.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities.

We evaluate our estimates on an ongoing basis. We base our estimates on historical experience, information that is currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect the most significant judgments and estimates used in the preparation of our consolidated financial statements.

•

Impairment of long-lived assets and goodwill. We periodically review each property and any related goodwill for possible impairment. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. We perform a Level 3 analysis of fair value, using a discounted cash flow analysis to estimate the fair value of our properties taking into account each property’s expected cash flow from operations, holding period and proceeds from the disposition of the property. The factors addressed in determining estimated proceeds from disposition include anticipated operating cash flow in the year of disposition and terminal capitalization rate. Our judgment is required in determining the discount rate applied to estimated cash flows, growth rate of the properties, operating income of the properties, the need for capital expenditures, as well as specific market and economic conditions. In conjunction with this review during 2009, we recorded an impairment loss of $217.7 million, including $25.4 million to property and goodwill impairment losses, and $192.3 million to discontinued operations to reduce the carrying values of 11 hotels on our balance sheet to their fair values. In addition, in March 2009 we recorded an impairment loss of $1.4 million to property and goodwill impairment losses related to the write-off of deferred costs associated with a potential time share development, and an impairment loss of $0.1 million to property and goodwill impairment losses related to a parcel of land adjacent to one of our hotels which was sold in June 2009. During the fourth quarter of 2009, our Doubletree Guest Suites Times Square joint venture recorded an impairment loss in accordance with the Property, Plant and Equipment Topic of the FASB ASC, reducing the partners’ equity in the joint venture to a deficit. We have no guaranteed obligations to fund any losses of the partnership; therefore in accordance with the Investments—Equity Method and Joint Ventures Topic of the FASB ASC, our impairment loss was limited to our remaining $26.0 million investment in the partnership. This impairment charge was taken against equity in net losses of unconsolidated joint ventures, effectively reducing our investment in the partnership to zero on our balance sheet as of December 31, 2009.

We account for goodwill in accordance with the Intangibles – Goodwill and Other Topic of the FASB ASC, which states that goodwill has an indefinite useful life that should not be amortized but should be reviewed annually for impairment, or more frequently if events or changes in circumstances indicate that goodwill might be impaired, as well as the Fair Value Measurements and Disclosures Topic of the FASB ASC for financial and nonfinancial assets and liabilities, which establishes a framework for measuring fair value and expands disclosures about fair value measurements by establishing a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The review of any potential goodwill impairment requires estimates of fair value for our properties that have goodwill arising from unallocated acquisition costs. These estimates of fair value are prepared using Level 3 measurements. During the first, second and third quarters of 2009, in light of the continuing decline in the economic environment, we determined that an intra-year impairment analysis should be performed as of March 31, 2009, June 30, 2009 and September 30, 2009. In conjunction with our first quarter impairment evaluation, we determined that the goodwill associated with four of our hotels was impaired as of March 31, 2009, and, accordingly, we recorded an impairment loss of $3.6 million to property and goodwill impairment losses. In conjunction with our second quarter impairment evaluation, we determined that the goodwill associated with one of the hotels impaired during the first quarter plus two additional hotels were impaired as of June 30, 2009, and, accordingly, we recorded an impairment loss of $1.1 million to property and goodwill impairment losses. In conjunction with our third quarter impairment evaluation, we determined that the goodwill associated with one of the hotels impaired during the second quarter was further impaired as of September 30, 2009, and, accordingly, we recorded an impairment loss of $2.2 million to property and goodwill impairment losses. The goodwill impairments recorded in conjunction with the Company’s 2009 impairment evaluations noted above totaled $6.9 million, of which $3.9 million was recorded to property and goodwill impairment losses, and $3.0 million was recorded to discontinued operations.

•

Depreciation and amortization expense. Depreciation expense is based on the estimated useful life of our assets. The life of the assets is based on a number of assumptions, including the cost and timing of capital expenditures to maintain and refurbish our hotels, as well as specific market and economic conditions. Hotel properties and other completed real estate investments are depreciated using the straight-line method over estimated useful lives ranging from five to 35 years for buildings and improvements and three to 12 years for furniture, fixtures and equipment. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income or the gain or loss on the sale of any of our hotels. We have not changed the estimated useful lives of any of our assets during the periods discussed.

New Accounting Standards and Accounting Changes

In December 2007, the FASB issued a pronouncement which establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This pronouncement is effective for fiscal years beginning on or after December 15, 2008. The adoption of this pronouncement did not have any impact on our consolidated financial condition, results of operations or cash flow.

In March 2008, the FASB issued a pronouncement intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial condition, financial performance, and cash flows. This pronouncement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. This pronouncement impacts disclosures only and did not have any impact on our consolidated financial condition, results of operations or cash flow.

In May 2008, the FASB issued a pronouncement which requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s non-convertible debt borrowing rate at the time of issuance. As a result, the liability component is recorded at a discount reflecting its below market interest rate. The liability component is subsequently accreted to its par value over its expected life based on a rate of interest that reflects the issuer’s non-convertible debt borrowing rate at the time of issuance, and is reflected in the results of operations as interest expense. This pronouncement is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Retrospective application to all periods presented is required and early adoption was prohibited. The Senior Notes are within the scope of this pronouncement. This change in methodology affects our calculations of net income and earnings per share as the interest rate increases to 6.5% based on our non-convertible debt borrowing rate at the time of issuance. This change in methodology does not increase our cash interest payments. Upon our adoption of this pronouncement on January 1, 2009, we decreased notes payable and increased equity by $16.5 million. The $16.5 million was comprised of the original debt discount adjustment of $21.8 million less discount accretion of $5.3 million from June 2007 through December 2008. Interest expense for the years ended December 31, 2009, 2008 and 2007 includes $1.8 million, $3.5 million and $1.8 million, respectively, in accretion of the Senior Notes.

In June 2008, the FASB issued a pronouncement which states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share under the two-class method. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior period earnings per share are adjusted retrospectively to conform with the provisions of this pronouncement. Early adoption was not permitted. The adoption of this pronouncement impacted our calculations of earnings (loss) per share for the years ended December 31, 2009, 2008 and 2007 as distributed and undistributed earnings representing non-forfeitable dividends of $0.4 million, $0.8 million and $1.2 million, respectively, were allocated to the participating securities.

In April 2009, the FASB issued a pronouncement which amends GAAP. This pronouncement addresses the initial recognition, measurement and subsequent accounting for assets and liabilities arising from contingencies in a business combination, and requires that such assets acquired or liabilities assumed be initially recognized at fair value at the acquisition date if fair value can be determined during the measurement period. If the acquisition-date fair value cannot be determined, the asset acquired or liability assumed arising from a contingency is recognized only if certain criteria are met. This pronouncement also requires that a systematic and rational basis for subsequently measuring and accounting for the assets or liabilities be developed depending on their nature. This pronouncement is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is during or after 2010. This pronouncement will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

In April 2009, the FASB issued two pronouncements to provide additional guidance about (1) measuring the fair value of financial instruments when the markets become inactive and quoted prices may reflect distressed transactions, and (2) recording impairment charges on investments in debt instruments. The FASB issued two additional pronouncements in April 2009 to require disclosures of fair value of certain financial instruments in interim financial statements. These four pronouncements are effective for financial statements issued for interim and annual reporting periods ending after June 15, 2009. The adoption of these four pronouncements did not materially impact the Company.

In May 2009, the FASB issued a pronouncement which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Entities are also required to disclose the date through which subsequent events have been evaluated and the basis for that date. This pronouncement is effective for interim or annual financial periods ending after June 15, 2009. The adoption of this pronouncement did not materially impact the Company. The Company has evaluated subsequent events through the date of issuance of its December 31, 2009 financial statements, February 23, 2010.

In June 2009, the FASB issued a pronouncement which amends GAAP to require more information about transfers of financial assets, eliminates the qualifying special purpose entity (QSPE) concept, changes the requirements for derecognizing financial assets and requires additional disclosures. The FASB issued a second pronouncement in June 2009, which amends GAAP regarding certain guidance for determining whether an entity is a variable interest entity and modifies the methods allowed for determining the primary beneficiary of a variable interest entity. This second pronouncement requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and enhanced disclosures related to an enterprise’s involvement in a variable interest entity. Both of these pronouncements are effective for the first annual reporting period that begins after November 15, 2009. We do not anticipate that the adoption of these pronouncements will materially impact the Company.

In June 2009, the FASB issued a pronouncement establishing the FASB ASC as the single official source of authoritative, nongovernmental GAAP. The ASC did not change GAAP but reorganizes the literature. This pronouncement is effective for interim and annual periods ending after September 15, 2009. This pronouncement impacts disclosures only and did not have any impact on our consolidated financial condition, results of operations or cash flow.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

To the extent that we incur debt with variable interest rates, our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. At December 31, 2009, none of our outstanding debt was subject to variable interest rates.

Item 8.	Financial Statements and Supplementary Data

See index to financial statements included in this report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Sunstone Hotel Investors, Inc.:

We have audited the accompanying consolidated balance sheets of Sunstone Hotel Investors, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedules – Schedule II: Valuation and Qualifying Accounts and Schedule III: Real Estate and Accumulated Depreciation. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunstone Hotel Investors, Inc. and subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2009 the Company adopted Staff Position No. APB 14-1, later codified in ASC 470-20, “Debt with Conversion and Other Options,” and also adopted FASB Staff Position No. EITF 03-6-1, later codified in ASC 260-10, “Determining whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” All years and periods presented have been reclassified to conform to the adopted accounting standards.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Sunstone Hotel Investors, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2010 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Irvine, California

February 23, 2010

except for the Consolidated Balance Sheets,

Consolidated Statements of Operations,

Consolidated Statements of Cash Flows,

Notes 1, 2, 3, 4 ,8, 9, the deletion of prior

Note 14, Segment Reporting, and renumbered

Notes 14, 15, 16, 17, and Schedule III:

Real Estate and Accumulated

Depreciation as to which the date is

January 14, 2011.

SUNSTONE HOTEL INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$353,255	$176,102
Restricted cash	36,858	35,100
Accounts receivable, net	22,624	31,335
Due from affiliates	62	109
Inventories	2,446	2,490
Prepaid expenses	7,423	7,113
Investment in hotel properties of discontinued operations, net	118,814	447,897
Other current assets of discontinued operations, net	15,879	20,616

Total current assets	557,361	720,762
Investment in hotel properties, net	1,923,392	2,004,914
Other real estate, net	14,044	14,640
Investments in unconsolidated joint ventures	542	28,770
Deferred financing costs, net	7,300	9,913
Goodwill	4,673	8,621
Other assets, net	6,218	17,991

Total assets	$2,513,530	$2,805,611

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,425	$15,519
Accrued payroll and employee benefits	9,092	8,096
Due to Interstate SHP	9,817	13,785
Dividends payable	5,137	12,499
Other current liabilities	21,910	27,498
Current portion of notes payable	153,778	11,840
Notes payable of discontinued operations	209,620	211,717
Other current liabilities of discontinued operations, net	47,813	105,872

Total current liabilities	469,592	406,826
Notes payable, less current portion	1,050,019	1,377,943
Other liabilities	7,256	6,334

Total liabilities	1,526,867	1,791,103
Commitments and contingencies (Note 14)	—	—
Preferred stock, Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value, 4,102,564 shares authorized, issued and outstanding at December 31, 2009 and 2008, liquidation preference of $24.375 per share	99,896	99,696
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized. 8.0% Series A Cumulative Redeemable Preferred Stock, 7,050,000 shares issued and outstanding at December 31, 2009 and 2008, stated at liquidation preference of $25.00 per share	176,250	176,250
Common stock, $0.01 par value, 500,000,000 shares authorized, 96,904,075 shares issued and outstanding at December 31, 2009 and 47,864,654 shares issued and outstanding at December 31, 2008	969	479
Additional paid in capital	1,119,005	829,274
Retained earnings (deficit)	(8,949)	260,659
Cumulative dividends	(397,527)	(347,922)
Accumulated other comprehensive loss	(2,981)	(3,928)

Total stockholders’ equity	886,767	914,812

Total liabilities and stockholders’ equity	$2,513,530	$2,805,611

See accompanying notes to consolidated financial statements.

SUNSTONE HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
REVENUES
Room	$408,150	$504,104	$492,240
Food and beverage	161,963	201,952	199,831
Other operating	53,744	59,140	53,686

Total revenues	623,857	765,196	745,757

OPERATING EXPENSES
Room	98,382	110,444	106,589
Food and beverage	118,629	145,576	144,518
Other operating	26,916	29,823	29,755
Advertising and promotion	35,693	39,219	37,932
Repairs and maintenance	27,360	29,579	27,769
Utilities	24,895	28,731	25,840
Franchise costs	20,656	24,658	23,770
Property tax, ground lease, and insurance	43,352	44,993	43,791
Property general and administrative	72,823	86,797	86,055
Corporate overhead	25,242	21,511	27,849
Depreciation and amortization	93,795	93,759	89,925
Property and goodwill impairment losses	30,852	57	—

Total operating expenses	618,595	655,147	643,793

Operating income	5,262	110,049	101,964
Equity in net losses of unconsolidated joint ventures	(27,801)	(1,445)	(3,588)
Interest and other income	1,388	3,639	8,880
Interest expense	(76,539)	(83,176)	(77,463)
Gain (loss) on extinguishment of debt	54,506	—	(417)

Income (loss) from continuing operations	(43,184)	29,067	29,376
Income (loss) from discontinued operations	(226,424)	42,171	94,500

NET INCOME (LOSS)	(269,608)	71,238	123,876
Dividends paid on unvested restricted stock compensation	(447)	(814)	(1,007)
Preferred stock dividends and accretion	(20,749)	(20,884)	(20,795)
Undistributed income allocated to unvested restricted stock compensation	—	—	(222)
Undistributed income allocated to Series C preferred stock	—	—	(1,397)

INCOME AVAILABLE (LOSS ATTRIBUTABLE) TO COMMON STOCKHOLDERS	$(290,804)	$49,540	$100,455

Basic per share amounts:
Income (loss) from continuing operations available (attributable) to common stockholders	$(0.92)	$0.14	$0.10
Income (loss) from discontinued operations	(3.25)	0.78	1.60

Basic income available (loss attributable) to common stockholders per common share	$(4.17)	$0.92	$1.70

Diluted per share amounts:
Income (loss) from continuing operations available (attributable) to common stockholders	$(0.92)	$0.14	$0.10
Income (loss) from discontinued operations	(3.25)	0.78	1.60

Diluted income available (loss attributable) to common stockholders per common share	$(4.17)	$0.92	$1.70

Weighted average common shares outstanding:
Basic	69,820	53,633	58,998

Diluted	69,820	53,662	59,139

See accompanying notes to consolidated financial statements.

SUNSTONE HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Preferred Stock		Common Stock		Additional Paid in Capital	Retained Earnings (Deficit)	Cumulative Dividends	Accumulated Other Comprehensive Loss	Total

	Number of Shares	Amount	Number of Shares	Amount
Balance at December 31, 2006	7,050,000	$176,250	57,775,089	$578	$958,591	$65,545	$(163,181)	$(1,289)	$1,036,494
Net proceeds from sale of common stock			4,000,000	40	110,388				110,428
Vesting of restricted common stock			169,992	1	5,167				5,168
Repurchase of outstanding common stock			(3,129,810)	(31)	(86,392)		834		(85,589)
Retrospective adjustment due to adoption of APB 14-1					21,799				21,799
Common dividends and dividends payable at $1.31 per share							(78,723)		(78,723)
Series A preferred dividends and dividends payable at $2.00 per share							(14,100)		(14,100)
Series C preferred dividends and dividends payable at $1.583 per share							(6,495)		(6,495)
Accretion of discount on Series C preferred stock					(200)				(200)
Net income						123,876			123,876
Pension liability adjustment								104	104

Comprehensive income									123,980

Balance at December 31, 2007	7,050,000	$176,250	58,815,271	$588	$1,009,353	$189,421	$(261,665)	$(1,185)	$1,112,762
Vesting of restricted common stock			157,869	2	4,477				4,479
Repurchase of outstanding common stock			(11,108,486)	(111)	(184,356)				(184,467)
Common dividends and dividends payable at $1.20 per share							(65,573)		(65,573)
Series A preferred dividends and dividends payable at $2.00 per share							(14,100)		(14,100)
Series C preferred dividends and dividends payable at $1.605 per share							(6,584)		(6,584)
Accretion of discount on Series C preferred stock					(200)				(200)
Net income						71,238			71,238
Pension liability adjustment								(2,743)	(2,743)

Comprehensive income									68,495

Balance at December 31, 2008	7,050,000	176,250	47,864,654	479	829,274	260,659	(347,922)	(3,928)	914,812
Net proceeds from sale of common stock			43,700,000	437	256,638				257,075
Vesting of restricted common stock			290,264	3	4,287				4,290
Common dividends at $0.60 per share			5,049,157	50	29,006		(29,056)		—
Series A preferred dividends and dividends payable at $2.00 per share							(14,100)		(14,100)
Series C preferred dividends and dividends payable at $1.572 per share							(6,449)		(6,449)
Accretion of discount on Series C preferred stock					(200)				(200)
Net loss						(269,608)			(269,608)
Pension liability adjustment								947	947

Comprehensive loss									(268,661)

Balance at December 31, 2009	7,050,000	$176,250	96,904,075	$969	$1,119,005	$(8,949)	$(397,527)	$(2,981)	$886,767

See accompanying notes to consolidated financial statements

SUNSTONE HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(269,608)	$71,238	$123,876
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt expense	5,976	671	538
(Gain) loss on sales of hotel properties, other real estate and 50% interest in subsidiary, net	12,677	(26,013)	(66,019)
(Gain) loss on extinguishment of debt	(54,506)	—	417
Depreciation	110,642	117,137	117,544
Amortization of deferred franchise fees and other intangibles	418	2,277	5,701
Amortization of deferred financing costs	2,673	1,702	1,859
Amortization of loan discounts and premiums, net	1,813	3,505	1,543
Amortization of deferred stock compensation	4,055	3,975	5,168
Property and goodwill impairment losses	226,145	2,904	—
Equity in net losses of unconsolidated joint ventures	27,801	1,445	3,588
Changes in operating assets and liabilities:
Restricted cash	(879)	372	6,532
Accounts receivable	9,903	604	3,707
Due from affiliates	47	823	451
Inventories	290	7	(104)
Prepaid expenses and other assets	2,008	1,555	(6,748)
Accounts payable and other liabilities	(4,537)	(12,249)	6,643
Accrued payroll and employee benefits	712	(9,281)	6,137
Due to Interstate SHP	(3,942)	(2,891)	(1,556)
Discontinued operations	(6,948)	2,221	7,185

Net cash provided by operating activities	64,740	160,002	216,462

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of hotel properties, other real estate and 50% interest in subsidiary	64,073	360,395	185,728
Restricted cash – replacement reserve	(1,823)	5,136	5,993
Proceeds received from sale of note receivable	—	—	29,047
Cash received from unconsolidated joint ventures	500	5,675	426
Acquisitions of hotel properties and land	—	(30,695)	(403,249)
Renovations and additions to hotel properties and other real estate	(44,105)	(94,697)	(135,231)

Net cash provided by (used in) investing activities	18,645	245,814	(317,286)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from common stock offering	269,100	—	110,895
Payment of common stock offering costs	(12,025)	—	(467)
Payments for repurchases of outstanding common stock	—	(184,467)	(86,423)
Proceeds from notes payable	60,000	181,000	609,000
Payments on notes payable	(74,406)	(190,386)	(387,494)
Payments for repurchases of notes payable and costs	(117,450)	—	—
Payments of deferred financing costs	(3,540)	(117)	(7,506)
Dividends paid	(27,911)	(99,753)	(96,315)

Net cash provided by (used in) financing activities	93,768	(293,723)	141,690

Net increase in cash and cash equivalents	177,153	112,093	40,866
Cash and cash equivalents, beginning of year	176,102	64,009	23,143

Cash and cash equivalents, end of year	$353,255	$176,102	$64,009

SUNSTONE HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$91,407	$97,431	$94,648

NONCASH INVESTING ACTIVITY
Deconsolidation of assets	$60,770	$—	$—

Deconsolidation of liabilities	$101,221	$—	$—

Amortization of deferred stock compensation – construction activities	$188	$457	$—

Amortization of deferred stock compensation – unconsolidated joint venture	$47	$47	$—

Forgiveness of interest on note receivable	$(1,050)	$—	$—

Receipt of note receivable	$—	$2,000	$—

Sale of 50% interest in subsidiary
Assets	$—	$—	$1,235

Liabilities	$—	$—	$908

NONCASH FINANCING ACTIVITY
Issuance of stock dividend	$29,056	$—	$—

Dividends payable	$5,137	$12,499	$25,995

See accompanying notes to consolidated financial statements.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

Sunstone Hotel Investors, Inc. (the “Company”) was incorporated in Maryland on June 28, 2004 in anticipation of an initial public offering of common stock, which was consummated on October 26, 2004. The Company, through its 100% controlling interest in Sunstone Hotel Partnership, LLC (the “Operating Partnership”), of which the Company is the sole managing member, and the subsidiaries of the Operating Partnership, including Sunstone Hotel TRS Lessee, Inc. (the “TRS Lessee”) and its subsidiaries, is currently engaged in acquiring, owning, asset managing and renovating hotel properties. The Company may also sell certain hotel properties from time to time. The Company operates as a real estate investment trust (“REIT”) for federal income tax purposes.

As a REIT, certain tax laws limit the amount of “non-qualifying” income the Company can earn, including income derived directly from the operation of hotels. As a result, the Company leases all of its hotels to its TRS Lessee, which in turn enters into long-term management agreements with third parties to manage the operations of the Company’s hotels. As of December 31, 2009, the Company owned 29 hotels (the “29 hotels”), excluding 11 hotels which, as of December 31, 2009, are in the process of being, or have been, either transferred to court appointed receivers or deeded back to the lenders pursuant to a secured debt restructuring program initiated by the Company in 2009 which was aimed at reducing leverage and minimizing risk associated with individual hotels (the “2009 secured debt restructuring program”). These 11 hotels are included in discontinued operations and include the following hotels: the W San Diego, which was deconsolidated and transferred to the receiver in September 2009. The receiver operated the hotel for the benefit of the lender of the non-recourse loan until the deed back was completed in July 2010, and title to the hotel was transferred to the lender; the Renaissance Westchester, which was deconsolidated and transferred to the receiver in December 2009. The receiver operated the hotel for the benefit of the lender of the non-recourse loan until the Company reacquired the hotel in June 2010; the Marriott Ontario Airport, which was deconsolidated and transferred to the receiver in March 2010. The receiver operated the hotel for the benefit of the lender of the non-recourse loan until the receiver sold the hotel in August 2010, and title to the hotel was transferred to the new owner; and eight of the 11 hotels securing the non-recourse mortgage with Massachusetts Mutual Life Insurance Company (the “Mass Mutual eight hotels”), which were deeded back to the lender in November 2010. The Mass Mutual eight hotels consist of the following: Renaissance Atlanta Concourse; Hilton Huntington; Residence Inn by Marriott Manhattan Beach; Marriott Provo; Courtyard by Marriott San Diego (Old Town); Holiday Inn Downtown San Diego; Holiday Inn Express San Diego (Old Town); and Marriott Salt Lake City (University Park). The three additional hotels securing the non-recourse loan with Mass Mutual (Courtyard by Marriott Los Angeles, Kahler Inn & Suites Rochester and Marriott Rochester) are included in the 29 hotels as the Company paid $83.0 million in the first quarter of 2010 to obtain the release of these three hotels from the Mass Mutual loan.

The Company’s third-party managers included Sunstone Hotel Properties, Inc., a division of Interstate Hotels & Resorts, Inc. (“Interstate SHP”), manager of 15 of the Company’s 29 hotels; subsidiaries of Marriott International, Inc. or Marriott Hotel Services, Inc. (collectively, “Marriott”), managers of 11 of the Company’s hotels; and Fairmont Hotels & Resorts (U.S.) (“Fairmont”), Hilton Worldwide (“Hilton”) and Hyatt Corporation (“Hyatt”) , each managers of one of the Company’s hotels. In addition to its wholly owned hotels, the Company has a 38% equity interest in a joint venture that owns one hotel.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007, include the accounts of the Company, the Operating Partnership, the TRS Lessee and their subsidiaries. All significant intercompany balances and transactions have been eliminated.

Certain amounts included in the consolidated financial statements for prior years have been reclassified to conform to the most recent financial statement presentation, including changes resulting from the adoptions of ASC 470-20 (defined below) and ASC 260-10 (defined below) issued by the Financial Accounting Standards Board (the “FASB”), as well as from the reclassification of the W San Diego, Renaissance Westchester, Marriott Ontario Airport and the Mass Mutual eight hotels to discontinued operations discussed later in this Note 2.

The Company has evaluated subsequent events through the date of issuance of these financial statements, February 23, 2010.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Adjustment of Previously Issued Financial Statements

In May 2008, the FASB issued Accounting Standards Codification (“ASC”) 470-20, “Debt with Conversion and Other Options” (“ASC 470-20”). ASC 470-20 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s non-convertible debt borrowing rate at the time of issuance. As a result, the liability component is recorded at a discount reflecting its below market interest rate. The liability component is subsequently accreted to its par value over its expected life based on a rate of interest that reflects the issuer’s non-convertible debt borrowing rate at the time of issuance, and is reflected in the results of operations as interest expense. ASC 470-20 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Retrospective application to all periods presented is required and early adoption was prohibited. The Operating Partnership’s 4.60% exchangeable senior notes due 2027 (the “Senior Notes”) are within the scope of ASC 470-20. This change in methodology affects the Company’s calculations of net income and earnings per share as the interest rate increases to 6.5% based on the Company’s non-convertible debt borrowing rate at the time of issuance. This change in methodology does not increase the Company’s cash interest payments. Upon the Company’s adoption of this pronouncement on January 1, 2009, the Company decreased notes payable and increased equity by $16.5 million. The $16.5 million was comprised of the original debt discount adjustment of $21.8 million less discount accretion of $5.3 million from June 2007 through December 2008. Interest expense for the years ended December 31, 2009, 2008 and 2007 includes $1.8 million, $3.5 million and $1.8 million, respectively, in accretion of the Senior Notes.

On January 1, 2009, the Company adopted FASB ASC 260-10, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“ASC 260-10”). ASC 260-10 addresses whether instruments granted in share-based payment awards are participating securities prior to vesting, and therefore, need to be included in the earnings allocation when computing earnings per share under the two-class method as described in the Earnings Per Share Topic of the FASB ASC. In accordance with ASC 260-10, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. Upon adoption, all prior-period earnings per share data presented were adjusted retrospectively. The adoption of this pronouncement impacted the Company’s calculations of earnings (loss) per share for the years ended December 31, 2009, 2008 and 2007 as distributed and undistributed earnings representing non-forfeitable dividends of $0.4 million, $0.8 million and $1.2 million, respectively were allocated to the participating securities.

As a result of the adoptions of the pronouncements noted above on January 1, 2009 and the reclassifications of the W San Diego, Renaissance Westchester, Marriott Ontario Airport and the Mass Mutual eight hotels to discontinued operations, the Company has restated its December 31, 2008 consolidated balance sheet for the year ended December 31, 2008, as well as its consolidated statements of stockholders’ equity and statements of operations for the years ended December 31, 2008 and 2007, as follows (in thousands, except per share data):

		Adjustments
	As previously reported	ASC 470-20	ASC 260-10	As adjusted
As of December 31, 2007:
Additional paid in capital	$987,554	$21,799	$—	$1,009,353
Retained earnings	$191,208	$(1,787)	$—	$189,421

For the year ended December 31, 2007:
Interest expense (1)	$75,676	$1,787	$—	$77,463
Net income	$125,663	$(1,787)	$—	$123,876
Net income per share – basic	$1.75	$(0.03)	$(0.02)	$1.70
Net income per share – diluted	$1.75	$(0.03)	$(0.02)	$1.70

As of December 31, 2008:
Notes payable, less current portion (1)	$1,394,450	$(16,507)	$—	$1,377,943
Additional paid in capital	$807,475	$21,799	$—	$829,274
Retained earnings	$265,951	$(5,292)	$—	$260,659

For the year ended December 31, 2008:
Interest expense (1)	$79,671	$3,505	$—	$83,176
Net income	$74,743	$(3,505)	$—	$71,238
Net income per share – basic	$1.00	$(0.06)	$(0.02)	$0.92
Net income per share – diluted	$1.00	$(0.06)	$(0.02)	$0.92

(1)	The amounts shown in the “As previously reported” column have been adjusted to reflect the reclassification of the W San Diego, Renaissance Westchester, Marriott Ontario Airport and the Mass Mutual eight hotels to discontinued operations. Adjustments for the W San Diego were as follows (in thousands): notes payable, less current portion $(65,000); interest expense for the year ended December 31, 2008 $(4,070); and interest expense for the year ended December 31, 2007 $(4,057). Adjustments for the Renaissance Westchester were as follows (in thousands): notes payable, less current portion $(29,146); interest expense for the year ended December 31, 2008 $(1,532); and interest expense for the year ended December 31, 2007 $(1,531). Adjustments for the Marriott Ontario Airport were as follows (in thousands): notes payable, less current portion $(25,406); interest expense for the year ended December 31, 2008 $(1,437); and interest expense for the year ended December 31, 2007 $(1,457). Adjustments for the Mass Mutual eight hotels were as follows (in thousands): notes payable, less current portion $(185,761); interest expense for the year ended December 31, 2008 $(11,579); and interest expense for the year ended December 31, 2007 $(9,293).

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Reporting Periods

The results the Company reports in its consolidated statements of operations are based on results reported to the Company by its hotel managers. These hotel managers use different reporting periods. Marriott uses a fiscal year ending on the Friday closest to December 31, and reports twelve weeks of operations each for the first three quarters of the year, and sixteen or seventeen weeks of operations for the fourth quarter of the year. The Company’s other hotel managers report operations on a standard monthly calendar. The Company has elected to adopt quarterly close periods of March 31, June 30 and September 30, and an annual year end of December 31. As a result, the Company’s 2009 results of operations for the Marriott-managed hotels include results from January 3 through March 27 for the first quarter, March 28 through June 19 for the second quarter, June 20 through September 11 for the third quarter, and September 12 through January 1 for the fourth quarter. The Company’s 2008 results of operations for the Marriott-managed hotels include results from December 29 through March 21 for the first quarter, March 22 through June 13 for the second quarter, June 14 through September 5 for the third quarter, and September 6 through January 2 for the fourth quarter. The Company’s 2007 results of operations for the Marriott-managed hotels include results from December 30 through March 23 for the first quarter, March 24 through June 15 for the second quarter, June 16 through September 7 for the third quarter, and September 8 through December 28 for the fourth quarter.

Due to the one less day included in Marriott’s 2009 results of operations, the Company estimates it recorded $0.2 million less in revenue and approximately $41,000 less in net income based on the average daily revenues and income generated by its Marriott managed hotels during 2009. Due to the five extra days included in Marriott’s 2008 results of operations, the Company estimates it recorded an additional $3.1 million in revenue and approximately $0.8 million in additional net income based on the average daily revenues and income generated by its Marriott managed hotels during 2008.

Cash and Cash Equivalents

Cash and cash equivalents are defined as cash on hand and in various bank accounts plus all short-term investments with an original maturity of three months or less.

The Company maintains cash and cash equivalents and certain other financial instruments with various financial institutions. These financial institutions are located throughout the country and the Company’s policy is designed to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company’s investment strategy. At December 31, 2009 and 2008, the Company had amounts in banks that were in excess of federally insured amounts.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Cash

Restricted cash is comprised of reserve accounts for debt service, interest reserves, capital replacements, ground leases, and property taxes. These restricted funds are subject to supervision and disbursement approval by certain of the Company’s lenders.

Accounts Receivable

Accounts receivable primarily represents receivables from hotel guests who occupy hotel rooms and utilize hotel services. Accounts receivable also includes, among other things, receivables from customers who utilize the Company’s laundry facilities in Salt Lake City, Utah, and Rochester, Minnesota, as well as tenants who lease space in the Company’s hotels. The Company maintains an allowance for doubtful accounts sufficient to cover potential credit losses. The Company’s accounts receivable at December 31, 2009 and 2008 includes an allowance for doubtful accounts of $0.1 million, and $0.3 million, respectively, all of which is included in continuing operations. At December 31, 2009 and 2008, the Company had approximately $2.6 million and $4.9 million, respectively, in accounts receivable with one customer who is operating under a contract with the United States government. No amounts have been reserved for this receivable as of either December 31, 2009 or 2008 as all amounts have been deemed to be collectible.

Inventories

Inventories, consisting primarily of food and beverages at the hotels, are stated at the lower of cost or market, with cost determined on a method that approximates first-in, first-out basis. In addition, inventories include linens leased to customers of our commercial laundry facilities, which are carried at their historical cost basis, less accumulated amortization.

Investments In Hotel Properties, Other Real Estate and Franchise Fees

Hotel properties and other real estate assets are recorded at cost, less accumulated depreciation. Hotel properties and other completed real estate investments are depreciated using the straight-line method over estimated useful lives ranging from five to 35 years for buildings and improvements and three to 12 years for furniture, fixtures and equipment.

Intangible assets consist of two easement agreements and one ground lease with use rights agreement, and are recorded at fair value. One of the easement agreements and the ground lease with use rights agreement are amortized using the straight-line method over the remaining non-cancelable term of the related agreement, 82 to 89 years. The cost basis of these two intangible assets totaled $24.4 million and $26.0 million at December 31, 2009 and 2008, respectively. During the second quarter of 2009, the Company recorded an impairment loss of $1.6 million related to one of the easement agreements. This impairment loss was included in the $25.4 million impairment loss recorded to property and goodwill impairment losses in order to reduce the carrying value of the Marriott Del Mar to its fair value. Accumulated amortization amounted to $1.1 million and $0.9 million at December 31, 2009 and 2008, respectively. Amortization expense for these two intangible assets amounted to $0.3 million for both of the years ended December 31, 2009 and 2008, respectively, and will be $0.3 million every year thereafter until the agreements expire. The second easement agreement, recorded at fair value of $9.7 million, has an indefinite useful life, and, therefore, is not amortized. This non-amortizable intangible asset is reviewed annually for impairment and more frequently if events or circumstances indicate that the asset may be impaired. If a non-amortizable intangible asset is subsequently determined to have a finite useful life, the intangible asset will be written down to the lower of its fair value or carrying amount and then amortized prospectively, based on the remaining useful life of the intangible asset.

Initial franchise fees are recorded at cost and amortized using the straight-line method over the lives of the franchise agreements ranging from six to 20 years. All other franchise fees that are based on the Company’s results of operations are expensed as incurred.

The Company follows the requirements of the Property, Plant and Equipment Topic of the FASB ASC, which requires impairment losses to be recorded on long-lived assets to be held and used by the Company when indicators of impairment are present and the future undiscounted net cash flows expected to be generated by those assets are less than the assets’ carrying amount. If such assets are considered to be impaired, the related assets are adjusted to their estimated fair value and an impairment is recognized. The impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. In computing fair value, the Company uses a discounted cash flow analysis to estimate the fair value of its properties, taking into account each property’s expected cash flow from operations, holding period and proceeds from the disposition of the property. The factors addressed in determining estimated proceeds from disposition include anticipated operating cash flow in the year of disposition and terminal capitalization rate. When an impairment loss is required for assets held for sale, the related assets are adjusted to their estimated fair values, less costs to sell. Operating results of any long-lived assets with their own identifiable cash flows that are disposed of or held for sale are removed from income from continuing operations and reported as discontinued operations. Depreciation ceases when a property is held for sale. The operating results for any such assets for any prior periods presented must also be reclassified as discontinued operations.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In conjunction with its 2009 review, the Company recorded hotel property impairment losses totaling $217.7 million, including $25.4 million to property and goodwill impairment losses and $192.3 million to discontinued operations to reduce the carrying values of 11 hotels on its balance sheet to their fair values. The 11 hotels and their respective impairment losses for the year ended December 31, 2009 were: Marriott Del Mar $25.4 million; Marriott Ontario Airport $8.9 million; Marriott Provo $11.2 million; Holiday Inn Downtown San Diego $7.2 million; Holiday Inn Express San Diego (Old Town) $1.4 million; Marriott Salt Lake City (University Park) $6.8 million; Hilton Huntington $41.1 million; Renaissance Atlanta Concourse $20.5 million; Hyatt Suites Atlanta Northwest $4.9 million; W San Diego $60.0 million; and Renaissance Westchester $30.3 million. In addition, in March 2009 the Company recorded an impairment loss of $1.4 million to property and goodwill impairment losses related to the write-off of deferred costs associated with a potential time share development, and an impairment loss of $0.1 million to property and goodwill impairment losses related to a parcel of land adjacent to one of its hotels, which was sold in June 2009. In 2008, the Company recorded an impairment loss to property and goodwill impairment losses of $0.1 million on a vacant parcel of land, which was sold in January 2009. Based on the Company’s review, management believes that there were no other impairments on its long-lived assets, and that the carrying values of its hotel properties and other real estate are recoverable at December 31, 2009.

Fair value represents the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than a forced or liquidation sale. The estimation process involved in determining if assets have been impaired and in the determination of fair value is inherently uncertain because it requires estimates of current market yields as well as future events and conditions. Such future events and conditions include economic and market conditions, as well as the availability of suitable financing. The realization of the Company’s investment in hotel properties and other real estate is dependent upon future uncertain events and conditions and, accordingly, the actual timing and amounts realized by the Company may be materially different from their estimated fair values.

Deferred Financing Costs

Deferred financing costs consist of loan fees and other financing costs related to the Company’s outstanding indebtedness and are amortized to interest expense over the terms of the related debt.

During 2009 and 2008, approximately $3.5 million and $0.1 million, respectively, were incurred and paid, related to new debt and debt refinancings. Such costs are being amortized over the related terms of the loans. Upon repayment or modification of the underlying debt, any related unamortized deferred financing cost is charged to interest expense. Unamortized deferred financing costs written off and charged to interest expense due to the repayment or modification of the underlying debt totaled $0.3 million for the year ended December 31, 2009, and zero for both of the years ended December 31, 2008 and 2007. In addition, interest expense of discontinued operations for the year ended December 31, 2007 includes the write off of unamortized deferred financing costs of $0.4 million.

Total amortization of deferred financing costs was $2.4 million, $1.7 million and $1.5 million for the years ended December 31, 2009, 2008 and 2007, respectively. Amortization of deferred financing costs included in interest expense was $1.8 million, $1.1 million and $0.9 million for the years ended December 31, 2009, 2008 and 2007, respectively. Discontinued operations included amortization of deferred financing costs of $0.6 million for each of the years ended December 31, 2009, 2008 and 2007, respectively.

Goodwill

The Company follows the requirements of the Intangibles – Goodwill and Other Topic of the FASB ASC, which states that goodwill and intangible assets deemed to have indefinite lives are subject to annual impairment tests. As a result, the carrying value of goodwill allocated to the hotel properties is reviewed at least annually for impairment. In addition, when facts and circumstances suggest that the Company’s goodwill may be impaired, an interim evaluation of goodwill is prepared. Such review entails comparing the carrying value of the individual hotel property (the reporting unit) including the allocated goodwill to the fair value determined for that hotel property. If the aggregate carrying value of the hotel property exceeds the fair value, the goodwill of the hotel property is impaired to the extent of the difference between the fair value and the aggregate carrying value, not to exceed the carrying amount of the allocated goodwill. The Company’s annual impairment evaluation is performed each year as of December 31.

During the first, second and third quarters of 2009, in light of the continuing decline in the economic environment, the Company determined that an intra-year impairment analysis should be performed as of March 31, 2009, June 30, 2009 and September 30, 2009. In conjunction with its first quarter impairment evaluation, the Company determined that the goodwill associated with four of its hotels was impaired as of March 31, 2009, and, accordingly, the Company recorded an impairment

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

loss of $3.6 million to property and goodwill impairment losses. In conjunction with its second quarter impairment evaluation, the Company determined that the goodwill associated with one of the hotels impaired during the first quarter plus two additional hotels was impaired as of June 30, 2009, and, accordingly, the Company recorded an impairment loss of $1.1 million to property and goodwill impairment losses. In conjunction with its third quarter impairment evaluation, the Company determined that the goodwill associated with one of the hotels impaired during the second quarter was further impaired as of September 30, 2009, and, accordingly, the Company recorded an impairment loss of $2.2 million to property and goodwill impairment losses. The goodwill impairments recorded in conjunction with the Company’s 2009 impairment evaluations noted above totaled $6.9 million, of which $3.9 million was recorded to property and goodwill impairment losses and $3.0 million to discontinued operations. As part of its 2008 annual impairment evaluation, the Company determined that the goodwill associated with its Marriott Napa Valley hotel should be written off, and, accordingly, the Company recorded an impairment loss of $2.8 million in December 2008 to property and goodwill impairment losses. In conjunction with the sale of seven hotel properties during the second and fourth quarters of 2007, the Company wrote off the goodwill associated with these properties totaling $6.0 million against gain on sale of hotels in 2007. The 2008 and 2007 amounts are included in income from discontinued operations.

As of December 31, 2009 and 2008, goodwill consisted of the following (in thousands):

	2009	2008
Balance at beginning of year	$8,621	$16,251
Goodwill impairment loss – operations held for investment	(3,948)	—
Goodwill impairment loss – discontinued operations	—	(2,847)
Reclass to other current assets of discontinued operations, net	—	(4,783)

Balance at end of year	$4,673	$8,621

Property and Equipment

Property and equipment is stated on the cost basis and includes computer equipment and other corporate office equipment and furniture. Property and equipment is depreciated on a straight-line basis over the estimated useful lives ranging from three to 12 years. The cost basis of property and equipment amounted to $8.2 million and $7.6 million at December 31, 2009 and 2008, respectively. Accumulated depreciation amounted to $7.1 million and $6.5 million at December 31, 2009 and 2008, respectively. Property and equipment net of related accumulated depreciation is included in other assets, net.

Investments in Unconsolidated Joint Ventures

In December 2007, the Company entered into a joint venture agreement with Strategic Hotels & Resorts, Inc. (“Strategic”) to own and operate BuyEfficient, LLC (“BuyEfficient”), an electronic purchasing platform that allows members to procure food, operating supplies, furniture, fixtures and equipment. Under the terms of the agreement, Strategic acquired a 50% interest in BuyEfficient from the Company. In December 2006 the Company entered into a joint venture agreement to obtain a 38% interest in the 460-room Doubletree Guest Suites Times Square in New York City, New York. The Company accounts for both of these ownership interests using the equity method. The Company’s accounting policies are consistent with those of the unconsolidated joint ventures.

Fair Value of Financial Instruments

As of December 31, 2009 and 2008, the carrying amount of certain financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued expenses were representative of their fair values due to the short-term maturity of these instruments.

The Company follows the requirement of the Fair Value Measurements and Disclosures Topic of the FASB ASC, which establishes a framework for measuring fair value and disclosing fair value measurements by establishing a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Basis of Fair Value Measurement

Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the asset or the liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Level 3	Unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The Company currently pays the premiums for a $5,000,000 split life insurance policy for its former Chief Executive Officer and current Executive Chairman, Robert A. Alter. Under the terms of the policy, the Company is entitled to receive the greater of the cash surrender value of the policy or the premiums paid by the Company following the termination of Mr. Alter’s employment with the Company. Within 60 days following the date of the termination of the split dollar policy during Mr. Alter’s lifetime, Mr. Alter may obtain a release of such obligation by paying the Company the greater of the total amount of the premiums paid by the Company or the then-current cash surrender value. The Company has valued this policy using Level 2 measurements at $1.8 million and $1.7 million as of December 31, 2009 and 2008, respectively. These amounts are included in other assets, net in the accompanying balance sheets.

The Company also has a Retirement Benefit Agreement with Mr. Alter. Pursuant to the Retirement Benefit Agreement, Mr. Alter may defer a portion of his compensation. Mr. Alter may amend the amount of his compensation to be deferred from time to time; provided, however, that any such amendment must be in compliance with Section 409A of the Internal Revenue Code. The Company will match 50% of Mr. Alter’s deferrals for each year, up to a maximum of $1,500 for that year. Earnings on Mr. Alter’s deferrals and the Company’s matching contributions are an amount equal to the amount which would have been earned on such deferrals and matching contributions had they been paid as premiums on the life insurance policy noted above in accordance with the investment designations made by Mr. Alter. The balance in Mr. Alter’s deferred compensation account is payable over a period of time following the termination of his employment with the Company, regardless of the reason for such termination. The Company has valued this agreement using Level 2 measurements at $1.8 million and $1.7 million as of December 31, 2009 and 2008, respectively. These amounts are included in accrued payroll and employee benefits in the accompanying balance sheets.

The Company has analyzed the carrying values of its hotel properties using Level 3 measurements, including a discounted cash flow analysis to estimate the fair value of its hotel properties taking into account each property’s expected cash flow from operations, holding period and estimated proceeds from the disposition of the property. The factors addressed in determining estimated proceeds from disposition included anticipated operating cash flow in the year of disposition and terminal capitalization rate. The Company used terminal capitalization rates ranging between 8.1% and 9.6% in its analyses, based on the Company’s weighted average cost of capital, a hurdle rate assigned to each hotel to account for a hotel’s individual characteristics including, but not limited to, size, age and market supply, and an estimated average annual growth rate.

The Company also has analyzed the carrying value of its goodwill using Level 3 measurements, including a discounted cash flow analysis to estimate the fair value of its reporting units. The Company used discount rates ranging between 13.0% and 13.8%, taking into account each related reporting unit’s expected cash flow from operations, holding period and proceeds from the potential disposition of the property. The factors addressed in determining estimated proceeds from disposition include anticipated operating cash flow in the year of potential disposition and terminal capitalization rate. The Company used terminal capitalization rates ranging between 8.1% and 9.6% in its 2009 analyses, based on the Company’s weighted average cost of capital, a hurdle rate assigned to each hotel to account for a hotel’s individual characteristics including, but not limited to, size, age and market supply, and an estimated average annual growth rate. The Company’s judgment is required in determining the discount rate applied to estimated cash flows, the terminal capitalization rate, the growth rate of each property’s projected revenues and expenses, the need for capital expenditures, as well as specific market and economic conditions.

As of December 31, 2009 and 2008, all of the Company’s outstanding debt had fixed interest rates. The Company’s carrying value of its debt, excluding notes payable of discontinued operations, totaled $1.2 billion and $1.4 billion as of December 31, 2009 and 2008, respectively. Using Level 3 measurements, including the Company’s weighted average cost of capital ranging between 8.1% and 9.6%, the Company estimates that the fair market value of its debt as of December 31, 2009 and 2008 totaled $1.0 billion and $1.2 billion, respectively.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the impairment charges recorded as a result of applying Level 3 measurements included in earnings for the years ended December 31, 2009, 2008 and 2007 (in thousands):

	2009	2008	2007
Investment in hotel properties, net	$25,488	$—	$—
Investment in hotel properties of discontinued operations, net	192,286	2,847	—
Goodwill	3,948	—	—
Other real estate, net	—	57	—
Other assets, net	1,416	—	—
Investment in unconsolidated joint ventures	26,007	—	—
Other current assets of discontinued operations, net (1)	3,007	—	—

Total Level 3 measurement impairment losses included in earnings	$252,152	$2,904	$—

(1)	Includes goodwill impairment losses recorded on discontinued operations.

The following tables present our assets and liabilities measured at fair value on a recurring and non-recurring basis at December 31, 2009 and 2008 (in thousands):

	Total December 31, 2009	Fair Value Measurements at Reporting Date
		Level 1	Level 2	Level 3
Assets:
Investment in hotel properties of discontinued operations, net (1)	$69,272	$—	$—	$69,272
Life insurance policy	1,814	—	1,814	—
Goodwill	4,673	—	—	4,673
Goodwill of discontinued operations (2)	1,174	—	—	1,174

Total assets	$76,933	$—	$1,814	$75,119

Liabilities:
Retirement benefit agreement	$1,814	$—	$1,814	$—

Total liabilities	$1,814	$—	$1,814	$—

(1)	Includes the six hotel properties that were impaired and recorded at fair value as of December 31, 2009.
(2)	Goodwill of discontinued operations is included in other current assets of discontinued operations, net.

	Total December 31, 2008	Fair Value Measurements at Reporting Date
		Level 1	Level 2	Level 3
Assets:
Life insurance policy	$1,660	$—	$1,660	$—
Other real estate, net	265	—	265	—
Goodwill	8,621	—	—	8,621

Total assets	$10,546	$—	$1,925	$8,621

Liabilities:
Retirement benefit agreement	$1,660	$—	$1,660	$—

Total liabilities	$1,660	$—	$1,660	$—

Revenue Recognition

Room revenue and food and beverage revenue are recognized as earned, which is generally defined as the date upon which a guest occupies a room and/or utilizes the hotel’s services. Additionally, some of the Company’s hotel rooms are booked through independent internet travel intermediaries. Revenue for these rooms is booked at the price the Company sold the room to the independent internet travel intermediary less any discount or commission paid.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other operating revenues consist of revenues derived from incidental hotel services such as concessions, movie rentals, retail sales, fitness services, internet access, telephone, and sublease revenues relating to the restaurants and retail shops. In addition, the Company entered into a 40-year term agreement (which includes a 10-year initial term, plus two extension terms totaling 30 years) with Fairmont whereby Fairmont will provide the Company with a limited performance guaranty that will ensure, subject to certain limitations, a return on equity to the Company. Under the terms of this agreement, should the net cash flow generated by the hotel be insufficient to cover a 9.0% return on the Company’s equity investment in the hotel in 2008 and a 10.0% return on the Company’s equity investment in subsequent years, Fairmont is required to pay the Company the difference, up to $6.0 million over the term of the agreement. The Company recognizes into revenue annually, the amount due from Fairmont under this agreement. During 2009 and 2008, the Company recognized $2.5 million and $3.5 million, respectively, of the $6.0 million performance guaranty. As of December 31, 2009, the Company has fully utilized the $6.0 million performance guaranty. Also, as an adjunct to the Company’s hotels located in Rochester, Minnesota and Salt Lake City, Utah, the Company operates commercial laundries at those locations providing laundry services to the Company’s hotels and other third parties in the respective locations. Revenues from incidental hotel services, management agreements, and laundry services are recognized in the period the related services are provided or the revenue is earned. In addition, prior to December 7, 2007, the Company wholly owned BuyEfficient. Revenues generated by BuyEfficient prior to December 7, 2007 were included in the Company’s other operating revenue, and consisted primarily of transaction and development fees, as BuyEfficient charges the third party for the installation associated with configuring the third party’s information technology system with the purchasing platform and access rights to the purchasing platform. Fees for the installation are typically based on time and materials and are recognized as the services are performed. Fees associated with access rights are based on a percentage of the price of goods purchased by the third party from the vendor and are recognized when earned. On December 7, 2007 the Company entered into a joint venture agreement with Strategic whereby Strategic acquired a 50% interest in BuyEfficient from the Company. In accordance with the equity method of accounting, the Company’s share of BuyEfficient’s earnings is now shown in equity in net losses of unconsolidated joint ventures.

Advertising and Promotion Costs

Advertising and promotion costs are expensed when incurred. Advertising and promotion costs represent the expense for advertising and reservation systems under the terms of the hotel franchise and brand management agreements and general and administrative expenses that are directly attributable to advertising and promotions.

Income Taxes

For the years ended December 31, 2009, 2008 and 2007, the Company elected to be treated as a REIT pursuant to the Internal Revenue Code, as amended (the “Code”). Management believes that the Company has qualified and intends to continue to qualify as a REIT. Therefore, the Company is permitted to deduct distributions paid to our stockholders, eliminating the federal taxation of income represented by such distributions at the company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on taxable income at regular corporate tax rates.

With respect to taxable subsidiaries, the Company accounts for income taxes in accordance with the Income Taxes Topic of the FASB ASC. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

Dividends

The Company pays quarterly dividends to its Series A Cumulative Redeemable and Series C Cumulative Convertible Redeemable preferred stockholders as declared by the Board of Directors. The Company may also pay dividends on its common stock to the extent declared by the Board of Directors. The Company’s ability to pay dividends is dependent on the receipt of distributions from the Operating Partnership.

Earnings Per Share

The Company applies the two-class method when computing its earnings per share as required by the Earnings Per Share Topic of the FASB ASC, which requires the net income per share for each class of stock (common stock and convertible preferred stock) to be calculated assuming 100% of the Company’s net income is distributed as dividends to each class of stock based on their contractual rights. To the extent the Company has undistributed earnings in any calendar quarter, the Company will follow the two-class method of computing earnings per share.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On January 1, 2009, the Company adopted ASC 260-10. ASC 260-10 addresses whether instruments granted in share-based payment awards are participating securities prior to vesting, and therefore, need to be included in the earnings allocation when computing earnings per share under the two-class method. In accordance with ASC 260-10, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. Upon adoption, all prior-period earnings per share data presented were adjusted retrospectively with no material impact. For the years ended December 31, 2009, 2008 and 2007, distributed and undistributed earnings representing non-forfeitable dividends of $0.4 million, $0.8 million and $1.2 million, respectively, were allocated to the participating securities.

In accordance with the Earnings Per Share Topic of the FASB ASC, basic earnings available (loss attributable) to common stockholders per common share is computed based on the weighted average number of shares of common stock outstanding during each period. Diluted earnings available (loss attributable) to common stockholders per common share is computed based on the weighted average number of shares of common stock outstanding during each period, plus potential common shares considered outstanding during the period, as long as the inclusion of such awards is not anti-dilutive. Potential common shares consist of unvested restricted stock awards (using the treasury stock method), the incremental common shares issuable upon the exercise of stock options (using the treasury stock method) and the conversion of the Company’s Series C Cumulative Convertible Redeemable Preferred Stock (“Series C preferred stock”).

The following table sets forth the computation of basic and diluted earnings (loss) per common share (in thousands, except per share data):

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Numerator:
Net income (loss)	$(269,608)	$71,238	$123,876
Less dividends paid on unvested restricted stock compensation	(447)	(814)	(1,007)
Less preferred stock dividends and accretion	(20,749)	(20,884)	(20,795)
Less undistributed income allocated to unvested restricted stock compensation	—	—	(222)
Less undistributed income allocated to Series C preferred stock	—	—	(1,397)

Numerator for basic and diluted earnings available (loss attributable) to common stockholders	$(290,804)	$49,540	$100,455

Denominator:
Weighted average basic common shares outstanding	69,820	53,633	58,998
Unvested restricted stock awards	—	29	141

Weighted average diluted common shares outstanding	69,820	53,662	59,139

Basic earnings available (loss attributable) to common stockholders per common share	$(4.17)	$0.92	$1.70

Diluted earnings available (loss attributable) to common stockholders per common share	$(4.17)	$0.92	$1.70

The Company’s unvested restricted stock units and shares associated with its long-term incentive plan have been excluded from the above calculation of earnings (loss) per share for the year ended December 31, 2009, as their inclusion would have been anti-dilutive. The Company’s common stock options have been excluded from the above calculation of earnings (loss) per share for the years ended December 31, 2009 and 2008 as their inclusion would have been anti-dilutive. The Company’s shares of Series C preferred stock have been excluded from the above calculation of earnings (loss) per share for the years ended December 31, 2009, 2008 and 2007 as their inclusion would have been anti-dilutive.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment Reporting

The Company reports its consolidated financial statements in accordance with the Segment Reporting Topic of the FASB ASC. Currently, the Company operates in one segment, operations held for investment. Previously, the Company operated in an additional segment, operations held for non-sale disposition. As a result of deed backs and title transfers, the Company has disposed of all assets and liabilities from its operations held for non-sale disposition segment. Accordingly, all assets, liabilities and the operations from its non-sale disposition segment have been reclassified to discontinued operations.

Recent Accounting Pronouncements

In December 2007, the FASB issued a pronouncement which establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This pronouncement is effective for fiscal years beginning on or after December 15, 2008. The adoption of this pronouncement did not have any impact on the Company’s consolidated financial condition, results of operations or cash flow.

In March 2008, the FASB issued a pronouncement intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial condition, financial performance, and cash flows. This pronouncement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. This pronouncement impacts disclosures only and did not have any impact on the Company’s consolidated financial condition, results of operations or cash flow.

In April 2009, the FASB issued a pronouncement which amends GAAP. This pronouncement addresses the initial recognition, measurement and subsequent accounting for assets and liabilities arising from contingencies in a business combination, and requires that such assets acquired or liabilities assumed be initially recognized at fair value at the acquisition date if fair value can be determined during the measurement period. If the acquisition-date fair value cannot be determined, the asset acquired or liability assumed arising from a contingency is recognized only if certain criteria are met. This pronouncement also requires that a systematic and rational basis for subsequently measuring and accounting for the assets or liabilities be developed depending on their nature. This pronouncement is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is during or after 2010. This pronouncement will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

In April 2009, the FASB issued two pronouncements to provide additional guidance about (1) measuring the fair value of financial instruments when the markets become inactive and quoted prices may reflect distressed transactions, and (2) recording impairment charges on investments in debt instruments. The FASB issued two additional pronouncements in April 2009 to require disclosures of fair value of certain financial instruments in interim financial statements. These four pronouncements are effective for financial statements issued for interim and annual reporting periods ending after June 15, 2009. The adoption of these four pronouncements did not materially impact the Company.

In May 2009, the FASB issued a pronouncement which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Entities are also required to disclose the date through which subsequent events have been evaluated and the basis for that date. This pronouncement is effective for interim or annual financial periods ending after June 15, 2009. The adoption of this pronouncement did not materially impact the Company. The Company has evaluated subsequent events through the date of issuance of its December 31, 2009 financial statements, February 23, 2010.

In June 2009, the FASB issued a pronouncement which amends GAAP to require more information about transfers of financial assets, eliminates the qualifying special purpose entity (QSPE) concept, changes the requirements for derecognizing financial assets and requires additional disclosures. The FASB issued a second pronouncement in June 2009, which amends GAAP regarding certain guidance for determining whether an entity is a variable interest entity and modifies the methods allowed for determining the primary beneficiary of a variable interest entity. This second pronouncement requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and enhanced disclosures related to an enterprise’s involvement in a variable interest entity. Both of these pronouncements are effective for the first annual reporting period that begins after November 15, 2009. The Company does not anticipate that the adoption of these pronouncements will materially impact the Company’s consolidated financial condition, results of operations or cash flows.

In June 2009, the FASB issued a pronouncement establishing the FASB ASC as the single official source of authoritative, nongovernmental GAAP. The ASC did not change GAAP but reorganized the literature. This pronouncement is effective for interim and annual periods ending after September 15, 2009. This pronouncement impacts disclosures only and did not have any impact on the Company’s consolidated financial condition, results of operations or cash flow.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Investment in Hotel Properties

Investment in hotel properties, net consisted of the following (in thousands):

	December 31,
	2009	2008
Land	$233,812	$236,088
Buildings and improvements	1,848,435	1,843,809
Furniture, fixtures and equipment	243,415	228,901
Intangibles	34,081	35,736
Franchise fees	1,133	1,133
Construction in process	6,182	10,541

	2,367,058	2,356,208
Accumulated depreciation and amortization	(443,666)	(351,294)

	$1,923,392	$2,004,914

During the first quarter of 2009, the Company sold certain excess furniture, fixtures and equipment (“FF&E”) for net proceeds of $0.3 million and a net gain of $0.3 million. During the second quarter of 2009, the Company sold additional excess FF&E for net proceeds of $0.1 million and a net gain of $0.1 million. The gains on these sales are included in interest and other income on the consolidated statements of operations.

In March 2009, the Company recorded an impairment loss of $0.1 million to property and goodwill impairment losses on a parcel of land adjacent to one of its hotels which was sold in June 2009. The Company received net proceeds of $0.1 million, and recorded a net loss of $0.1 million on this sale, which is included in interest and other income on the consolidated statements of operations.

In June 2009, the Company performed a review of each property for possible impairment in accordance with the Property, Plant and Equipment Topic of the FASB ASC. In conjunction with this review, the Company recorded an impairment loss on its Marriott Del Mar of $25.4 million to property and goodwill impairment losses.

In September 2008, the Company acquired 32.6 acres of land underlying its Renaissance Orlando at SeaWorld® for $30.7 million, including costs of the acquisition, using its available cash on hand.

Acquired properties are included in the Company’s results of operations from the date of acquisition. The following unaudited pro forma results of operations reflect the Company’s results as if the acquisitions of the Renaissance Los Angeles Airport, Marriott Boston Quincy and Marriott Long Wharf that occurred during the first and second quarters in 2007, as well as the acquisition of the land underlying the Renaissance Orlando at SeaWorld® that occurred during the third quarter of 2008, had occurred on January 1, 2007. In the Company’s opinion, all significant adjustments necessary to reflect the effects of the acquisitions have been made (in thousands, except per share data):

	Year Ended December 31, 2008	Year Ended December 31, 2007
	(unaudited)	(unaudited)
Revenues	$765,196	$762,247

Income available to common stockholders from continuing operations	$9,314	$4,448

Income per diluted share available to common stockholders from continuing operations	$0.17	$0.08

4. Discontinued Operations

The Company sold six of its hotels in the second quarter of 2007: Courtyard by Marriott Oxnard; Courtyard by Marriott Riverside; Hawthorn Suites Sacramento; Hilton Garden Inn Lake Oswego; Residence Inn by Marriott Oxnard; and Residence Inn by Marriott Sacramento. In addition, the Company sold the Sheraton Salt Lake City during the fourth quarter of 2007, the Hyatt Regency Century Plaza during the second quarter of 2008, the Crowne Plaza Grand Rapids during the fourth quarter of 2008, the Marriott Napa Valley and the Marriott Riverside during the second quarter of 2009, and the Hyatt Suites Atlanta Northwest during the third quarter of 2009. These 12 hotel properties met the “held for sale” and “discontinued operations” criteria in accordance with the Property, Plant and Equipment Topic of the FASB ASC.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The sales of the Marriott Napa Valley and the Marriott Riverside during the second quarter of 2009 generated net proceeds of $53.5 million and a net loss of $10.8 million. During the second quarter of 2009, the Company also recorded a net loss of $2.3 million due to additional expenses incurred related to hotels sold in prior years, including $1.5 million accrued by the Company in regards to a lawsuit brought against the Company by the buyer of 13 hotels sold by the Company in 2006, and $0.8 million accrued for various tax audits covering prior years. The Company recorded an impairment loss of $4.9 million in June 2009 in anticipation of the Hyatt Suites Atlanta Northwest sale in the third quarter of 2009. The sale of the Hyatt Suites Atlanta Northwest generated net proceeds of $7.8 million and a net gain of $18,000 during the third quarter of 2009. The Crowne Plaza Grand Rapids sale in 2008 generated net proceeds of $3.6 million, including a $2.0 million note receivable which was paid by the buyer in January 2009, and a net loss of $16.1 million, while the sale of the Hyatt Regency Century Plaza in 2008 generated net proceeds of $358.8 million and a net gain of $42.1 million. The seven hotels that were sold in 2007 generated net proceeds of $179.3 million, and a net gain of $59.9 million.

In June 2009, the Company elected to cease the subsidization of debt service on the non-recourse mortgage secured by the 258-room W San Diego. In September 2009, a stipulation for the appointment of a receiver for the entity that owns the W San Diego was filed in the California Superior Court, County of San Diego, and the Company transferred possession and control of the W San Diego to the receiver, who operated the property for the benefit of the lender of the non-recourse loan. As such, and in conjunction with the Consolidation Topic of the FASB ASC, the Company concluded that it lost control of the asset, and accordingly deconsolidated the W San Diego. The Company reclassified the net assets and the net liabilities, including the hotel’s $65.0 million mortgage indebtedness to other current liabilities of discontinued operations, net on the Company’s December 31, 2009 balance sheet. The Company reclassified the individual assets and liabilities, including the hotel’s $65.0 million mortgage indebtedness to the appropriate discontinued operations line items on its December 31, 2008 balance sheet. Additionally, the Company reclassified the W San Diego’s results of operations and cash flows to discontinued operations on the Company’s statements of operations and cash flows. In conjunction with its quarterly impairment analysis, the Company recorded an impairment loss of $60.0 million in June 2009 to reduce the carrying value of the W San Diego to its book value, which is included in discontinued operations. Although the entity that owns the W San Diego is liable under the non-recourse loan and the hotel is being managed by the receiver, the Company is still obligated as owner of the entity under the mortgage, and has deferred recording a gain on extinguishment of debt until the non-recourse mortgage is extinguished. In July 2010, the Company completed the deed back of the W San Diego, and title to the hotel was transferred to the lender. The Company recorded a gain on extinguishment of debt of $35.4 million to discontinued operations in July 2010, and removed the hotel’s net assets and liabilities from its 2010 balance sheet.

In July 2009, the Company commenced restructuring negotiations with Massachusetts Mutual Life Insurance Company, or Mass Mutual, the lender’s representative for a $246.0 million, 5.95% non-recourse mortgage loan secured by 11 hotels comprised of 2,587 rooms. In November 2009, the Company elected to cease the subsidization of debt service on the loan. In December 2009, the Company determined that further negotiations regarding the Mass Mutual eight hotels would not be productive, and the Company began the process to either transfer possession and control of the Mass Mutual eight hotels to a court-appointed receiver or to deed back the hotels to the lender in lieu of repayment of the debt. Pending the appointment of a receiver or deed back of the hotels, the Company has reclassified the assets, liabilities and results of operations of the Mass Mutual eight hotels to discontinued operations on its balance sheets, statements of operations and cash flows. The $2.3 million goodwill impairment loss recorded on three of the hotels in the first quarter of 2009, along with the $0.7 million goodwill impairment loss recorded on two of the hotels in the second quarter of 2009, have been reclassified from property and goodwill impairment losses to discontinued operations in the Company’s statements of operations for the year ended December 31, 2009. In conjunction with the Company’s year-end impairment evaluation, the Company recorded an impairment charge of $88.2 million in order to reduce the value of six of the Mass Mutual eight hotels on its balance sheet to their fair value, which is also included in discontinued operations.

During the first quarter of 2010, the Company reached an agreement in principle with Mass Mutual to secure the release of the three remaining hotels comprising the collateral pool for the Mass Mutual loan. Also pursuant to this agreement, in November 2010, the Company completed the deed back of the Mass Mutual eight hotels, and titles to the hotels were transferred to the lender. In connection with such transfer, Mass Mutual delivered to the Company a covenant and agreement pursuant to which Mass Mutual agreed to not sue the Company for any matter or claim which Mass Mutual may ever have relating to the hotels, the loan or the loan documents. There are certain customary carve-outs from this covenant not to sue, including fraud, a breach of the deed in lieu agreement itself and the environmental indemnity agreement delivered at the time the loan was originated. Additionally, the Company made certain customary representations and warranties, all of which survive the closing for a period of six (6) months; the maximum aggregate liability for the Company in connection with a breach of any representations or warranties is $500,000. Additionally, seven of the Mass Mutual eight

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

hotels are subject to franchise agreements which contain corporate guaranties. If the franchise agreements on these seven hotels were to be terminated, the Company may be liable for up to $22.1 million in termination fees. The Company will record a gain on extinguishment of debt to discontinued operations in the fourth quarter of 2010. A portion of this gain will be deferred until all significant contingencies are resolved, and the net remaining assets and liabilities will be removed from the Company’s balance sheet.

In August 2009, the Company elected to cease the subsidization of debt service on the non-recourse mortgage secured by the 347-room Renaissance Westchester. In December 2009, a stipulation for the appointment of a receiver for the entity that owns the Renaissance Westchester was filed in the New York Superior Court, County of Westchester, and the Company transferred possession and control of the Renaissance Westchester to the receiver, who operated the property for the benefit of the lender of the non-recourse loan. As such, and in conjunction with the Consolidation Topic of the FASB ASC, the Company concluded that it lost control of the asset, and accordingly deconsolidated the Renaissance Westchester. The Company reclassified the net assets and the net liabilities, including the hotel’s $29.2 million mortgage indebtedness to other current liabilities of discontinued operations, net on the Company’s December 31, 2009 balance sheet. The Company has reclassified the individual assets and liabilities, including the hotel’s $29.8 million mortgage indebtedness to the appropriate discontinued operations line items on its December 31, 2008 balance sheet. Additionally, the Company reclassified the Renaissance Westchester’s results of operations and cash flows to discontinued operations on its statements of operations and cash flows. In conjunction with its quarterly impairment analysis, the Company recorded an impairment loss of $30.2 million in June 2009 to reduce the carrying value of the Renaissance Westchester to its book value, which is included in discontinued operations. Although the entity that owns the Renaissance Westchester is liable under the non-recourse loan and the hotel is being managed by the receiver, the Company is still obligated as owner of the entity under the mortgage, and has deferred recording a gain on extinguishment of debt until the non-recourse mortgage is extinguished. In June 2010, the Company reacquired the Renaissance Westchester for $26.0 million, including related costs. In connection with the repurchase of the Renaissance Westchester, the $29.2 million non-recourse mortgage was cancelled, and the Company recorded a gain on extinguishment of debt of $6.7 million to discontinued operations in June 2010.

In September 2009, the Company elected to cease the subsidization of debt service on the $25.5 million 5.34% non-recourse mortgage secured by the 299-room Marriott Ontario Airport, and commenced restructuring negotiations with the loan’s special servicer. In November 2009, the Company determined in good faith that further negotiations would not be productive. Pending the appointment of a receiver, the Company reclassified the assets, liabilities and results of operations of the Marriott Ontario Airport to discontinued operations on its balance sheets, statements of operations and statements of cash flows. The $8.9 million impairment loss on the Marriott Ontario Airport recorded in June 2009 has been reclassified from property and goodwill impairment losses to discontinued operations in the Company’s statement of operations for the year ended December 31, 2009. In March 2010, possession and control of the Marriott Ontario Airport was transferred to a court-appointed receiver, and the Company deconsolidated the hotel. In August 2010, the Marriott Ontario Airport was sold by the receiver, and title to the hotel was transferred to the hotel’s new owner. In connection with this sale, the Company recorded a $5.1 million gain on extinguishment of debt to discontinued operations, and removed the net assets and liabilities from its 2010 balance sheet.

The following sets forth the discontinued operations for the years ended December 31, 2009, 2008 and 2007, related to hotel properties that have been sold (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Operating revenues	$136,777	$250,584	$343,917
Operating expenses	(114,893)	(187,306)	(250,199)
Interest expense	(22,698)	(18,618)	(25,791)
Depreciation and amortization	(17,265)	(25,655)	(33,320)
Property and goodwill impairment losses	(195,293)	(2,847)	—
Gain (loss) on sale of hotels, net	(13,052)	26,013	59,893

Income (loss) from discontinued operations	$(226,424)	$42,171	$94,500

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Other Real Estate

Other real estate, net consisted of the following (in thousands):

	December 31,
	2009	2008
Land	$3,824	$3,824
Buildings and improvements	10,179	10,159
Furniture, fixtures and equipment	6,058	5,554
Construction in progress	27	5

	20,088	19,542
Accumulated depreciation	(6,232)	(5,355)

	13,856	14,187
Land held for investment	188	453

	$14,044	$14,640

In December 2008, the Company recorded an impairment loss of $57,000 on a vacant parcel of land which was sold in January 2009 for net proceeds of $0.3 million. No gain or loss was recognized on the sale.

As of December 31, 2009, other real estate, net included the Company’s two commercial laundry facilities, an office building and one vacant parcel of land.

6. Investments in Unconsolidated Joint Ventures

In December 2007, the Company entered into a joint venture agreement with Strategic to own and operate BuyEfficient. Under the terms of the agreement, Strategic acquired a 50% interest in BuyEfficient from the Company. As part of the Company’s agreement with Strategic, the cost of BuyEfficient’s participation in the Company’s Long-Term Incentive Plan continues to be borne solely by the Company. In accordance with the Investments – Equity Method and Joint Ventures Topic of the FASB ASC, the Company expenses the cost of stock-based compensation granted to employees of BuyEfficient as incurred to the extent the Company’s claim on BuyEfficient’s book value has not been increased. The Company recognizes this stock-based compensation expense based on fair value in accordance with the Compensation – Stock Compensation Topic and the Equity Topic of the FASB ASC. During the years ended December 31, 2009 and 2008, the Company recognized stock-based compensation expense for BuyEfficient of $74,000 and $72,000, respectively, all of which was included in equity in net losses of unconsolidated joint ventures.

The Company received $0.5 million in distributions from BuyEfficient in 2009, and no distributions in 2008.

In December 2006, the Company entered into a joint venture agreement with Whitehall Street Global Real Estate Limited Partnership 2005 and Highgate Holdings to acquire the 460-room Doubletree Guest Suites Times Square located in New York City, New York. Annual dividends on the Company’s equity investment in the Doubletree Guest Suites Times Square are senior to the returns on equity to both Whitehall and Highgate. The annual dividends, which are calculated as a percentage of the Company’s original $40.0 million investment, were initially 8.0%, are currently 8.5%, and will increase to 9.25% over a nine-year period. In addition, the Company’s equity investment is entitled to receive a pro-rata share of any excess equity distributions to the joint venture. The Company received no distributions in 2009 and $5.7 million during 2008.

During the fourth quarter of 2009, the Doubletree Guest Suites Times Square recorded an impairment loss in accordance with the Property, Plant and Equipment Topic of the FASB ASC, reducing the partners’ equity in the joint venture to a deficit. The Company has no guaranteed obligations to fund any losses of the partnership; therefore, in accordance with the Investments – Equity Method and Joint Ventures Topic of the FASB ASC, the Company’s impairment loss was limited to its remaining $26.0 million investment in the partnership. The impairment charge was taken against equity in net losses of unconsolidated joint ventures, effectively reducing the Company’s investment in the partnership to zero on its balance sheet as of December 31, 2009.

7. Other Assets

Other assets, net consisted of the following (in thousands):

	December 31,
	2009	2008
Property and equipment, net	$1,125	$1,067
Deferred costs	—	1,432
Interest receivable	—	984
Other receivables	2,567	12,103
Other	2,526	2,405

	$6,218	$17,991

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 2006, the Company sold 13 hotels for gross proceeds of $144.1 million. As a condition of the transaction, the Company currently holds a promissory note from the buyer of the 13 hotels (the “Buyer”) for $5.6 million, with interest accruing at 8% per annum. The note is interest only and is secured by an equity pledge in the Buyer’s legal investment entity. In December 2009, the Company received notice that the Buyer requested a loan modification from the Senior Note Lender, indicating that the Company’s $5.6 million mezzanine loan along with the accrued interest may not be collectible. As such, the Company recorded an allowance for bad debt of $5.6 million to other assets, net in December 2009, which reserves both the discounted note and the related interest receivable in full at December 31, 2009. The Company has suspended recording interest receivable on the note, and any amounts received from the Buyer in the future will be applied first toward the principal amount of the note.

8. Due to Interstate SHP and Other Current Liabilities

Due to Interstate SHP

Interstate SHP manages 15 of the Company’s 29 hotels as of December 31, 2009. The following amounts make up the net liability owed to Interstate SHP in regards to these 15 hotels (in thousands):

	December 31,
	2009	2008
Accrued payroll and employee benefits	$5,839	$7,106
Workers’ compensation	1,637	3,380
Accrued pension liability	2,141	3,016
Management and accounting fees payable	354	418
Reimbursements from Interstate SHP	(154)	(135)

	$9,817	$13,785

Other current liabilities of discontinued operations, net includes $1.4 million and $2.3 million due to Interstate SHP as of December 31, 2009 and 2008, respectively.

Other Current Liabilities

Other current liabilities consisted of the following (in thousands):

	December 31,
	2009	2008
Property, sales, and use taxes payable	$7,925	$7,453
Accrued interest	7,618	10,965
Advanced deposits	3,292	3,443
Other	3,075	5,637

	$21,910	$27,498

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. Notes Payable

Notes payable consisted of the following at December 31 (in thousands):

	2009	2008
Notes payable requiring payments of interest and principal, with fixed rates ranging from 4.98% to 9.88%; maturing at dates ranging from December 2010 through May 2021. The notes are collateralized by first deeds of trust on 22 hotel properties and one laundry facility.	$1,144,490	$1,156,290
Senior Notes, with a fixed interest rate of 4.60%, maturing in July 2027. The notes are guaranteed by the Company and certain of its subsidiaries.	62,500	250,000

	1,206,990	1,406,290

Less: discount on Senior Notes	(3,193)	(16,507)

	1,203,797	1,389,783

Less: current portion	(153,778)	(11,840)

	$1,050,019	$1,377,943

During 2009, the Company initiated a secured debt restructuring program aimed at addressing cash flow and value deficits among certain of its hotels securing non-recourse mortgage debt. The Company concluded the program in the fourth quarter of 2009. The primary goal of the program was to amend the terms of mortgage debt to eliminate existing cash flow and/or value deficits. In certain cases, however, where acceptable restructuring terms could not be reached, rather than employing corporate resources to subsidize debt service, the Company elected to deed-back the collateral hotels in satisfaction of the associated debt. Loans subject to the Company’s secured debt restructuring program generally met two criteria: (1) the hotel, or hotels as a group, was not generating sufficient cash flow to cover debt service, and under the current terms of the mortgage, the hotel was not expected to generate sufficient cash flow for the foreseeable future, and (2) the present value of the hotel, or hotels as a group, was significantly less than the principal amount of the applicable loan. The loans secured by such hotels, subject to customary exceptions, are non-recourse to the Company. During 2009, five of the Company’s loans totaling $470.9 million are or have been subject to the Company’s secured debt restructuring program. The status of each of these five loans is discussed further below.

W San Diego. Effective September 30, 2009, possession and control of the 258-room W San Diego was transferred to a court-appointed receiver. In connection with this transfer, the Company deconsolidated this hotel and reclassified the assets and liabilities, including the $29.0 million hotel net asset and the hotel’s $65.0 million 6.14% non-recourse mortgage, to discontinued operations on its balance sheets. Additionally, the Company reclassified the W San Diego’s results of operations and cash flows to discontinued operations on its statements of operations and cash flows. Once title to the hotel is transferred, the Company will record a gain on extinguishment of debt in accordance with the Debt Topic of the FASB ASC, and the net assets and liabilities will be removed from the Company’s balance sheets. In July 2010, the Company completed the deed back of the W San Diego, and title to the hotel was transferred to the lender. The Company recorded a gain on extinguishment of debt of $35.4 million to discontinued operations in July 2010, and removed the hotel’s net assets and liabilities from its 2010 balance sheet.

Renaissance Westchester. Effective December 28, 2009, possession and control of the 347-room Renaissance Westchester was transferred to a court-appointed receiver. In connection with this transfer, the Company deconsolidated this hotel and reclassified the assets and liabilities, including the $25.2 million hotel net asset and the hotel’s $29.2 million 4.98% non-recourse mortgage, to discontinued operations on its balance sheets. Additionally, the Company reclassified the Renaissance Westchester’s results of operations and cash flows to discontinued operations on its statements of operations and cash flows. Once title to the hotel is transferred, the Company will record a gain on extinguishment of debt in accordance with the Debt Topic of the FASB ASC, and the net assets and liabilities will be removed from the Company’s balance sheets. In June 2010, the Company reacquired the Renaissance Westchester for $26.0 million, including related costs. In connection with the repurchase of the Renaissance Westchester, the $29.2 million non-recourse mortgage was cancelled, and the Company recorded a gain on extinguishment of debt of $6.7 million to discontinued operations in June 2010.

Marriott Ontario Airport. In September 2009, the Company elected to cease the subsidization of debt service on the $25.5 million 5.34% non-recourse mortgage secured by the 299-room Marriott Ontario Airport, and commenced restructuring negotiations with the loan’s special servicer. In November 2009, the Company determined in good faith that

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

further negotiations would not be productive. Pending the appointment of a receiver, the Company reclassified the assets, liabilities and results of operations of the Marriott Ontario Airport to discontinued operations on its balance sheets, statements of operations and statements of cash flows. This hotel had a net book value of $16.5 million at December 31, 2009. In March 2010, possession and control of the Marriott Ontario Airport was transferred to a court-appointed receiver, and the Company deconsolidated the hotel. In August 2010, the Marriott Ontario Airport was sold by the receiver, and title to the hotel was transferred to the hotel’s new owner. In connection with this sale, the Company recorded a $5.1 million gain on extinguishment of debt to discontinued operations, and removed the net assets and liabilities from its 2010 balance sheet.

Massachusetts Mutual Life Insurance Company. In July 2009, the Company commenced restructuring negotiations with Mass Mutual, the lender’s representative for a $246.0 million, 5.95% non-recourse mortgage loan secured by 11 of the Company’s hotels. In November 2009, the Company elected to cease the subsidization of debt service on the loan. In December 2009, the Company determined that further negotiations regarding the Mass Mutual eight hotels would not be productive, and the Company began the process to either transfer possession and control of the Mass Mutual eight hotels to a court-appointed receiver or to deed back the hotels to the lender in lieu of repayment of the debt. Pending the appointment of a receiver or deed back of the hotels, the Company has reclassified the assets, liabilities and results of operations of the Mass Mutual eight hotels to discontinued operations on its balance sheets, statements of operations and cash flows. The Mass Mutual eight hotels securing this loan had a net book value including goodwill of $103.5 million at December 31, 2009. During the first quarter of 2010, the Company reached an agreement in principle with Mass Mutual to secure the release of the three remaining hotels comprising the collateral pool for the Mass Mutual loan. Also pursuant to this agreement, in November 2010, the Company completed the deed back of the Mass Mutual eight hotels and titles to the hotels were transferred to the lender. In connection with such transfer, Mass Mutual delivered to the Company a covenant and agreement pursuant to which Mass Mutual agreed to not sue the Company for any matter or claim which Mass Mutual may ever have relating to the hotels, the loan or the loan documents. There are certain customary carve-outs from this covenant not to sue, including fraud, a breach of the deed in lieu agreement itself and the environmental indemnity agreement delivered at the time the loan was originated. Additionally, the Company made certain customary representations and warranties, all of which survive the closing for a period of six (6) months; the maximum aggregate liability for the Company in connection with a breach of any representations or warranties is $500,000. Additionally, seven of the Mass Mutual eight hotels are subject to franchise agreements which contain corporate guaranties. If the franchise agreements on the seven hotels were to be terminated, the Company may be liable for up to $22.1 million in termination fees. The Company will record a gain on extinguishment of debt to discontinued operations in the fourth quarter of 2010. A portion of this gain will be deferred until all significant contingencies are resolved, and the net remaining assets and liabilities will be removed from the Company’s balance sheet.

Renaissance Baltimore. During the fourth quarter of 2009, the Company finalized an amendment to the $105.2 million 5.13% non-recourse mortgage secured by the 622-room Renaissance Baltimore. The amendment results in the elimination of amortization on this loan for a period of up to 30 months.

The Operating Partnership issued an aggregate of $250.0 million of Senior Notes in June 2007. The Senior Notes have a maturity date of July 2027 and a stated interest rate of 4.60%. As discussed in Note 2, the Company’s accounting for the Senior Notes is based on a 6.5% interest rate. Interest on the notes is payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2008. The notes, subject to specified events and other conditions, are exchangeable into, at the Company’s option, cash, the Company’s common stock, or a combination of cash and the Company’s common stock. The initial exchange rate for each $1,000 principal amount of notes was 28.9855 shares of the Company’s common stock, representing an exchange price of approximately $34.50 per common share. The initial exchange rate is subject to adjustment under certain circumstances, and was adjusted in 2008 as a result of the Company’s modified “Dutch Auction” tender offer, as well as its 2008 year-end dividend consisting of both cash and stock. Currently, the exchange rate for each $1,000 principal amount of notes is 32.9179 shares of the Company’s common stock, representing an exchange price of approximately $30.38 per common share. The Operating Partnership does not have the right to redeem the notes, except to preserve the Company’s REIT status, before January 20, 2013, and may redeem the notes, in whole or in part, thereafter at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest. Upon specified change in control events as well as on specified dates, holders of the notes may require the Operating Partnership to repurchase their notes, in whole or in part, for cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest. The notes are the senior unsecured obligations of the Operating Partnership. The Company and all of its subsidiaries that are guarantors under the Company’s credit facility have guaranteed the Operating Partnership’s obligations under the notes. The notes do not qualify as a derivative or an equity instrument.

During the first quarter of 2009, the Company repurchased $64.0 million in aggregate principal amount of the Senior Notes for $30.8 million, including $0.4 million in interest, using its available cash on hand. After the repurchase, such Senior Notes were cancelled. The Company wrote off $1.4 million in deferred financing fees and $4.2 million of the Senior Notes

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

discount, and recognized a net gain of $28.0 million on this early extinguishment of debt. In May 2009, in accordance with the terms and conditions of a tender offer (the “Senior Notes Tender Offer”), the Company purchased a total of $123.5 million in principal amount of Senior Notes for $89.0 million, including $2.0 million in interest, $1.9 million in related consents solicited from the registered holders of the Senior Notes to adopt a proposed amendment to the indenture governing the Senior Notes and $0.6 million in fees and costs. After the repurchase, such Senior Notes were cancelled. In addition, the Company paid $1.2 million, including $0.3 million in fees and costs, for consents related to non-tendered Senior Notes. The Company wrote off $2.7 million in deferred financing fees and $7.3 million of the Senior Notes discount, and recognized a net gain of $26.6 million on this early extinguishment of debt. The Company initially used its credit facility to fund this repurchase of the Senior Notes, and subsequently replaced such cash with proceeds from its equity offering completed in May 2009. The Company recognized an additional $20,000 and $53,000 in fees and costs during the third and fourth quarters of 2009, respectively, related to the repurchases of the Senior Notes.

In April 2009, the Company drew down $60.0 million on its credit facility in connection with its Senior Notes Tender Offer. The Company repaid the $60.0 million in May 2009 using available cash. In June 2009, the Company amended its credit facility (the “amended credit facility”), reducing the facility’s size from $200.0 million to $85.0 million. In addition, the amendment reduced the facility’s minimum fixed charge coverage covenant from 1.50:1.00 to 1.00:1.00, with added flexibility to drop to 0.90:1.00 for up to four quarters, and eliminated the facility’s 65% maximum total leverage covenant, replacing it with a 9.50:1.00 maximum net debt to EBITDA covenant, which may be increased to 10.50:1.00 for up to four quarters. The amended credit facility is secured by five of the Company’s hotels (Fairmont Newport Beach, Hyatt Regency Newport Beach, Renaissance Los Angeles Airport, Residence Inn Rochester, and Sheraton Cerritos), has an interest rate based on grid pricing ranging from 375 – 525 basis points over LIBOR, and matures in 2012, assuming the exercise of a one-year extension option. As of December 31, 2009, the Company had no outstanding indebtedness under its amended credit facility, and the Company had $2.9 million in outstanding irrevocable letters of credit backed by the amended credit facility, leaving, as of that date, up to $82.1 million available under the amended credit facility. The Company is subject to, and as of December 31, 2009 was in compliance with, various covenants under the amended credit facility. In February 2010, in view of its strong liquidity position, the restrictive terms of the amended credit facility and the Company’s expectation that the amended credit facility would not be accessed in 2010, the Company elected to terminate its amended credit facility.

During the first quarter of 2008, the Company drew down $12.0 million of its $200.0 million unsecured credit facility (the “credit facility”) to fund general working capital requirements. The Company repaid the $12.0 million balance in March 2008. During the second quarter of 2008, the Company drew down $28.0 million of the credit facility to fund general working capital requirements. The Company repaid $8.0 million of this draw in April 2008, $16.5 million in May 2008 and the remaining $3.5 million in June 2008. During the third quarter of 2008, the Company drew down $141.0 million of the credit facility to fund repurchases of its common stock as well as other working capital requirements. The Company repaid the entire $141.0 million balance in July 2008.

Total interest incurred and expensed on the notes payable is as follows (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Operations held for investment:
Interest expense	$72,412	$78,538	$74,740
Accretion of Senior Notes	1,813	3,505	1,787
Amortization of deferred financing fees	1,823	1,133	936
Write-off of deferred financing fees	284	—	—
Loan penalties and fees (1)	207	—	—

	$76,539	$83,176	$77,463

(1)	These loan penalties and fees were incurred due to the Company’s elective default on the Mass Mutual loan for the three hotels released from the loan in April 2010.

Aggregate future principal maturities of notes payable at December 31, 2009, are as follows (in thousands):

2010	$153,778
2011	15,272
2012	49,155
2013	17,118
2014	17,585
Thereafter	954,082

Total	$1,206,990

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Income Taxes

The Company has elected to be taxed as a REIT under the Code. As a REIT the Company generally will not be subject to corporate level federal income taxes on net income it distributes to its stockholders. The Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed taxable income. Taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local taxes.

The Company leases its hotels to wholly owned TRSs that are subject to federal and state income taxes. The Company accounts for income taxes in accordance with the provisions of the Income Taxes Topic of the FASB ASC, which requires the Company to account for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between GAAP carrying amounts and their respective tax bases.

The income tax benefit (provision) included in the consolidated financial statements is as follows (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Current:
Federal	$—	$—	$—
State	—	—	—

	—	—	—

Deferred:
Federal	5,177	1,530	2,032
State	1,317	371	525

	6,494	1,901	2,557
Valuation allowance	(6,494)	(1,901)	(2,557)

Provision for income taxes	$—	$—	$—

The tax effects of temporary differences giving rise to the deferred tax assets (liabilities) are as follows (in thousands):

	December 31,
	2009	2008
NOL carryover	$29,945	$23,309
Other reserves	3,210	3,774
State taxes and other	1,619	1,183

Current deferred tax asset before valuation allowance	34,774	28,266

Depreciation	(115)	(102)

Current deferred tax liability before valuation allowance	(115)	(102)

Net deferred tax asset	34,659	28,164
Valuation allowance	(34,659)	(28,164)

	$—	$—

The Company has provided a valuation allowance against its deferred tax asset at December 31, 2009 and 2008. The valuation allowance is due to the uncertainty of realizing the Company’s historical operating losses. Accordingly, no provision or benefit for income taxes is reflected in the accompanying consolidated statements of operations.

At December 31, 2009 and 2008, net operating loss carryforwards for federal income tax purposes is approximately $76.0 million and $59.0 million, respectively. These losses, which begin to expire in 2019, are available to offset future income through 2027.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Characterization of Distributions

For income tax purposes, distributions paid consist of ordinary income, capital gains, return of capital or a combination thereof. For the years ended December 31, 2009, 2008, and 2007, distributions paid per share were characterized as follows:

	2009		2008		2007
	Amount	%	Amount	%	Amount	%
Common Stock:
Ordinary income	$—	—%	$1.341	74.479%	$1.267	96.744%
Capital gain	—	—	0.459	25.521	0.043	3.256
Return of capital	—	—	—	—	—	—

Total	$—	—%	$1.800	100.000%	$1.310	100.000%

Preferred Stock – Series A
Ordinary income	$2.000	100.000%	$1.490	74.479%	$1.935	96.743%
Capital gain	—	—	0.510	25.521	0.065	3.257
Return of capital	—	—	—	—	—	—

Total	$2.000	100.000%	$2.000	100.000%	$2.000	100.000%

Preferred Stock – Series C
Ordinary income	$1.572	100.000%	$1.195	74.479%	$1.531	96.743%
Capital gain	—	—	0.410	25.521	0.052	3.257
Return of capital	—	—	—	—	—	—

Total	$1.572	100.000%	$1.605	100.000%	$1.583	100.000%

11. Series C Cumulative Convertible Redeemable Preferred Stock

In July 2005, the Company sold 4,102,564 shares of Series C preferred stock with a liquidation preference of $24.375 per share to Security Capital Preferred Growth, Incorporated, an investment vehicle advised by Security Capital Research & Management Incorporated, for gross proceeds of $99.0 million, or $24.13 per share, which included a 1% discount to the conversion price/liquidation preference. Other costs of the offering totaled $130,000. Net proceeds of $99.0 million were contributed to the Operating Partnership in exchange for preferred membership units with economic terms substantially identical to the Series C preferred stock. The net proceeds were used to partially finance the Company’s acquisition of six Renaissance hotels. As a result of the Company’s stock dividend paid in January 2009, the Series C conversion price was adjusted to $22.23 per share. Each share of the Series C preferred stock is convertible into 1.096 shares of the Company’s common stock at the option of the holder, subject to customary antidilution provisions, including stock splits, stock dividends, non-cash distributions and above-market issuer self-tender or exchange offers. On or after July 8, 2010, the Series C preferred stock will be redeemable at the Company’s option, in whole or in part, at any time or from time to time, for cash at a redemption price of $24.375 per share, plus accrued and unpaid dividends up to and including the redemption date. The holders of the Series C preferred stock have the right to require the Company to redeem the Series C preferred stock in the event of any of the following: (1) a change in control of the Company, if certain conditions are not met; (2) a REIT termination event; or, (3) a termination of the Company’s listing on either the New York Stock Exchange or NASDAQ. In general, holders of Series C preferred stock vote on an as-converted basis as a single class with holders of the Company’s common stock. The holders are eligible to receive a participating dividend to the extent the Company’s dividend on its common stock exceeds $0.339 per share per quarter. The quarterly dividend on the Series C preferred stock is currently $0.393 per share. If the Company fails to meet certain financial covenants for four consecutive quarters a financial ratio violation will occur with respect to the Company’s Series C preferred stock. During the continuation of a financial ratio violation, among other things, the Company would be restricted from paying dividends on its common stock, and may incur a 50 basis point per quarter dividend increase on the Series C preferred stock. Additionally, the Series C preferred stockholders would gain the right to appoint one board member. As of December 31, 2009, the Company is in compliance with the financial covenants with respect to the Series C preferred stock, however the Company believes that unless operations improve, the Company may fail to meet its financial covenants with respect to its Series C preferred stock during 2010. If the Company were to fail to meet certain financial covenants under the Series C preferred stock for each quarter of 2010, a financial ratio violation would occur during the first quarter of 2011. The Series C preferred stock has no maturity date and, except as set forth above, the Company is not required to redeem the Series C preferred stock at any time. As the Series C preferred stockholders may redeem their shares in certain circumstances outside of the control of the Company, the Series C preferred stock has not been classified as permanent equity.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The initial carrying value of the Series C preferred stock was recorded at its sales price less costs to issue on the date of issuance. This carrying value is periodically adjusted so that the carrying value will equal the redemption value on the redemption date, which is the earliest date available for the Company to redeem the Series C preferred stock. The carrying value will also be periodically adjusted for any accrued and unpaid dividends. At December 31, 2009 and 2008, the Series C preferred stock carrying value consisted of the following (in thousands):

	December 31,
	2009	2008
Initial fair value, sales price of $99.0 million	$99,000	$99,000
Redemption value accretion	896	696

	$99,896	$99,696

12. Stockholders’ Equity

Series A Cumulative Redeemable Preferred Stock

In March 2005, the Company sold an aggregate of 4,850,000 shares of 8.0% Series A and B Cumulative Redeemable Preferred Stock (“Series A preferred stock” and “Series B preferred stock,” respectively) with a liquidation preference of $25.00 per share for gross proceeds of $121.3 million. Underwriting and other costs of the offering totaled $3.8 million. Net proceeds of $117.5 million were contributed to the Operating Partnership in exchange for preferred membership units with economic terms substantially identical to the Series A and B preferred stock. Subsequent to this offering, the shares of Series B preferred stock were exchanged for an equivalent number of shares of Series A preferred stock. The net proceeds were used to reduce borrowings under the Company’s credit facility in existence at the time and for acquisitions. On or after March 17, 2010, the Series A preferred stock will be redeemable at the Company’s option, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends up to and including the redemption date. Holders of Series A preferred stock generally have no voting rights. However, if the Company is in arrears on dividends on the Series A preferred stock for six or more quarterly periods, whether or not consecutive, holders of the Series A preferred stock will be entitled to vote at its next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the Company’s board of directors until all unpaid dividends and the dividend for the then-current period with respect to the Series A preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. As of December 31, 2009, the Company is in compliance with the dividend requirements for the Series A preferred stock. The Series A preferred stock has no maturity date and the Company is not required to redeem the Series A preferred stock at any time.

In April 2006, the Company sold an additional 2,200,000 shares of Series A preferred stock with a liquidation preference of $25.00 per share for gross proceeds of $55.0 million. The proceeds to the Company, net of offering costs, were $54.2 million, and were used together with proceeds of certain debt refinancings to repay the Company’s term loan facility.

Common Stock

In June 2007, the Company’s board of directors authorized the Company to repurchase up to $100.0 million of the Company’s common stock on or prior to December 31, 2007. Through the expiration of this authorization on December 31, 2007, the Company repurchased 3,129,810 shares of its common stock at a cost of $86.4 million.

In February 2008, the Company’s board of directors authorized the Company to repurchase up to $150.0 million of the Company’s common stock on or prior to December 31, 2008 (the “2008 Repurchase Program”). During the first quarter of 2008, the Company repurchased 734,307 shares of its common stock at a cost of $11.8 million under the 2008 Repurchase Program. In June 2008, the Company conducted a modified “Dutch Auction” tender offer (the “Common Stock Tender Offer”) through which it purchased 7,374,179 shares of its common stock at a cost of $129.0 million. In August 2008, the Company’s board of directors authorized an increase of $100.0 million to the 2008 Repurchase Program. During the third quarter of 2008, the Company repurchased 3,000,000 shares of its common stock at a cost of $42.1 million. On December 11, 2008, the Company’s board of directors terminated the 2008 Repurchase Program. Through the termination of the 2008 Repurchase Program, the Company incurred $1.6 million in fees and commissions related to the 2008 stock repurchases, and repurchased 11,108,486 shares of its common stock at a cost of $182.9 million.

On December 11, 2008 the Company’s board of directors declared a dividend of $0.75 per share of common stock. The dividend was payable in cash and/or shares of common stock at the election of the stockholder, and was subject to a cash limitation of 20% of the total value of the dividend. This fourth quarter dividend was paid on January 15, 2009 to stockholders of record at the close of business on December 19, 2008. Based on stockholder elections, the dividend consisted of approximately $7.3 million in cash and 5,049,157 shares of the Company’s common stock. The number of shares included in the distribution was calculated based on the $5.74 average closing price per share of the Company’s common stock on the New York Stock Exchange on January 8 and 9, 2009.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2009, the Company issued 20,700,000 shares of its common stock, including the underwriters’ over-allotment of 2,700,000 shares, for net proceeds of $98.7 million. The Company used the net proceeds from this equity offering for working capital and other general corporate purposes, including the replacement of cash used in the repurchase of the Senior Notes and the May 2009 repayment of its April 2009 $60.0 million drawdown on its credit facility.

On October 21, 2009 the Company issued 23,000,000 shares of its common stock, including the underwriters’ over-allotment of 3,000,000 shares, for net proceeds of approximately $158.4 million. The Company used a portion of the net proceeds from this equity offering for working capital and other general corporate purposes, and may use the remaining proceeds for the acquisition of additional hotel properties.

Dividends

The Company declared dividends per share during 2009, 2008 and 2007 as follows:

	2009	2008	2007
Series A preferred stock	$2.00	$2.00	$2.00
Common stock - Cash	—	1.20	1.31
Common stock - Stock	—	0.60	—

	$2.00	$3.80	$3.31

2009 Repurchase Program and Senior Notes Tender Offer

On December 11, 2008, the Company’s board of directors authorized a $200.0 million program (the “2009 Repurchase Program”) to repurchase common stock, Series A preferred stock, Series C preferred stock, or Senior Notes, or to repay secured debt on or prior to December 31, 2009. As of the expiration of the 2009 Repurchase Program on December 31, 2009, the Company had repurchased $187.5 million in aggregate principal amount of the Senior Notes for $119.8 million through open market purchases and the Senior Notes Tender Offer, including $2.4 million in interest, $1.9 million in related consents and $0.6 million in fees and costs of the Senior Notes Tender Offer and consent solicitation discussed above.

Operating Partnership Units

As of December 31, 2009, the Operating Partnership had 96,904,075 units outstanding, all of which are held by the Company.

13. Long-Term Incentive Plan

Stock Grants

The Company has a Long-Term Incentive Plan (“LTIP”) which provides for the granting to directors, officers and eligible employees of incentive or nonqualified share options, restricted shares, deferred shares, share purchase rights and share appreciation rights in tandem with options, or any combination thereof. The Company has reserved 3,850,000 common shares for issuance under the LTIP, and 1,542,485 shares remain available for future issuance as of December 31, 2009.

Restricted shares and restricted share units granted pursuant to the Company’s LTIP generally vest over periods from one to five years from the date of grant. The value of shares granted has been calculated based on the share price on the date of grant and is being amortized as compensation expense in accordance with the Company’s policy on a straight-line basis over the vesting periods for the entire award. For the year ended December 31, 2009, the Company’s expense related to these restricted shares and restricted share units was $5.6 million, including forfeiture expense adjustments of $43,000. The Company’s expense related to these restricted shares and restricted share units for the year ended December 31, 2008 was $5.3 million, including $0.3 million in forfeitures, and for the year ended December 31, 2007, the Company’s expense related to these restricted shares and restricted share units was $7.6 million, which included no forfeitures.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of non-vested stock grant activity:

	2009		2008		2007
	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price
Outstanding at beginning of year	692,767	$17.93	650,546	$26.33	626,841	$22.55
Granted	1,073,084	4.58	684,846	15.32	464,081	28.65
Vested	(400,647)	17.15	(237,062)	25.66	(255,571)	23.82
Forfeited	(63,753)	7.36	(405,563)	22.48	(184,805)	22.82

Outstanding at end of year	1,301,451	7.68	692,767	17.93	650,546	26.33

At December 31, 2009, there were no deferred shares, share purchase rights, or share appreciation rights issued or outstanding under the LTIP.

Stock Options

In April 2008, the Compensation Committee of the Company’s board of directors approved a grant of 200,000 non-qualified stock options (the “Options”) to Robert A. Alter, the Company’s former Chief Executive Officer and current Executive Chairman. The Options fully vested in April 2009, and will expire in April 2018. The exercise price of the Options is $17.71 per share.

The initial fair value of the Options was $0.7 million, and was estimated using a binomial option pricing model with the following assumptions:

Expected dividend yield	7.90%
Risk-free interest rate	3.29%
Expected volatility	26.90%
Expected life (in years)	5.5

The expected life was calculated using the simplified method as outlined in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107.

14. Commitments and Contingencies

Management Agreements

Management agreements with the Company’s third-party hotel managers require the Company to pay between 1% and 3.5% of total revenue of the managed hotels to the third-party managers each month as a basic management fee. Total basic management fees incurred by the Company were $18.8 million, $26.3 million and $28.0 million during the years ended December 31, 2009, 2008 and 2007, respectively. Basic management fees included in property general and administrative expense were $15.5 million, $20.0 million and $19.4 million, respectively. Discontinued operations included $3.3 million, $6.3 million and $8.6 million of basic management fees for 2009, 2008 and 2007, respectively.

In addition to basic management fees, provided that certain operating thresholds are met, the Company may also be required to pay certain of its third-party managers incentive management fees. Total incentive management fees incurred by the Company were $2.9 million and $4.1 million for the years ended December 31, 2009 and 2008, respectively, all of which were included in property general and administrative expense. The Company incurred total incentive management fees of $4.8 million for the year ended December 31, 2007, of which $4.6 million were included in property general and administrative expense and $0.2 million were included in discontinued operations.

License and Franchise Agreements

The Company has entered into license and franchise agreements related to certain of its hotel properties. The license and franchise agreements require the Company to, among other things, pay monthly fees that are calculated based on specified percentages of certain revenues. The license and franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of the hotels which are established by the franchisors to maintain uniformity in the system created by each such franchisor. Such standards generally regulate the appearance of the hotel, quality and type of goods and services offered, signage and protection of trademarks. Compliance with such standards may from time to time require significant expenditures for capital improvements which will be borne by the Company.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total license and franchise costs incurred by the Company during the years ended December 31, 2009, 2008 and 2007 totaled $28.7 million, $37.5 million, and $39.5 million, respectively, of which royalties totaled $10.4 million, $13.8 million, and $15.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. The remaining costs included advertising, reservation and priority club assessments. License and franchise costs included in discontinued operations totaled $8.0 million, $12.8 million, and $15.7 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Several of the Company’s franchise agreements contain corporate guaranties. In the event of a default under any of these franchise agreements, the Company may be liable for termination fees. Currently, the Marriott Ontario Airport and seven of the hotels included in the Mass Mutual eight may be in default under their respective franchise agreements as a result of the Company’s 2009 secured debt restructuring program. During the third quarter of 2010, the Company paid $3.4 million in franchise termination fees for the Marriott Ontario Airport as this hotel’s franchise agreement was terminated in connection with the receiver’s sale of the hotel. If the franchise agreements on the seven hotels included in the Mass Mutual eight were to be terminated due to franchisee default(s) thereunder, the Company may be liable for up to $22.1 million in termination fees.

Renovation and Construction Commitments

At December 31, 2009, the Company had various contracts outstanding with third parties in connection with the renovation of certain of its hotel properties. The remaining commitments under these contracts at December 31, 2009 totaled $8.7 million.

Ground and Operating Leases

At December 31, 2009, the Company was obligated to unaffiliated parties under the terms of five ground leases, one air lease and a lease on the corporate facility, which mature from dates ranging from 2010 through 2096, excluding renewal options. The air lease requires a payment of $1.00 annually, which the Company has paid in full for the life of the lease. Future minimum payments under the terms of the five ground leases and the lease on the corporate facility in effect at December 31, 2009 are as follows (in thousands):

2010	$4,467
2011	4,103
2012	4,141
2013	4,181
2014	4,222
Thereafter	285,554

Total	$306,668

Rent expense incurred pursuant to these ground lease agreements for the years ended December 31, 2009, 2008 and 2007, totaled $5.2 million, $7.7 million, and $7.8 million, respectively. Rent expense included in property tax, ground lease and insurance totaled $4.6 million, $7.0 million and $7.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. Rent expense included in discontinued operations totaled $0.6 million for the year ended December 31, 2009, and $0.7 million for both of the years ended December 31, 2008 and 2007.

In September 2008, the Company acquired 32.6 acres of land underlying its Renaissance Orlando at SeaWorld® hotel using available cash on hand for $30.7 million, including costs of the acquisition. Prior to the acquisition, the land had been leased from a third-party. As a result of this acquisition, property tax, ground lease and insurance has been reduced by $2.0 million and $0.7 million for the years ended December 31, 2009 and 2008, respectively. Because the lease is now an intercompany lease, no amounts have been included in the above table for future minimum lease payments.

Rent expense incurred pursuant to the lease on the corporate facility totaled $0.4 million for both the years ended December 31, 2009 and 2008, respectively, and $0.5 million for the year ended December 31, 2007, and was included in corporate overhead expense.

Employment Agreements

As of December 31, 2009, the Company has employment agreements with certain executive employees, which expire through June 2013. The terms of the agreements stipulate payments of base salaries and bonuses.

Approximate minimum future obligations under employment agreements are as follows as of December 31, 2009 (in thousands):

2010	$888
2011	650
2012	650
2013	325

$2,513

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Litigation

The Company is involved from time to time in various claims and other legal actions in the ordinary course of business. Management does not believe that the resolution of such matters will have a material adverse effect on the Company’s financial position or results of operations when resolved.

In September 2009, the Company settled a lawsuit brought against the Company by the buyer (the “buyer”) of 13 of the Company’s hotels which were sold in 2006. The Company had estimated that the ultimate liability would range from between $2.0 million and $2.5 million, and in accordance with the Contingencies Topic of the FASB ASC, the Company had previously recorded a liability for this lawsuit of $2.2 million. The lawsuit was settled in September 2009 for $2.2 million, including $1.15 million in cash and $1.05 million of interest forgiveness on the Company’s $5.6 million note receivable from the buyer. In December 2009, the Company determined that this note receivable may not be collectible, and the Company recorded an allowance for bad debt of $5.6 million to fully reserve this note and related interest receivable.

Collective Bargaining Agreements

The Company is subject to exposure to collective bargaining agreements at certain hotels operated by our management companies. At December 31, 2009 excluding the W San Diego, Renaissance Westchester, Marriott Ontario Airport and the Mass Mutual eight hotels which are included in discontinued operations, approximately 12.7% of workers employed by our third-party operators were covered by such collective bargaining agreements.

Defined Benefit Retirement Plan Obligation

In connection with the formation and structuring transactions, certain predecessor companies sold their property management company, Interstate SHP to Interstate Hotels and Resorts, Inc. (“IHR”). IHR assumed certain liabilities of Interstate SHP including the defined benefit retirement plan. In accordance with the management agreement with IHR, the Company is still responsible for the costs of the defined benefit retirement plan.

The benefits expected to be paid in each of the next five years, and in the aggregate for the five years thereafter as of December 31, 2009 are as follows (in thousands):

2010	$358
2011	364
2012	383
2013	393
2014	407
Thereafter	2,322

$4,227

401(k) Savings and Retirement Plan

Beginning in 2005, the Company’s employees may participate, subject to eligibility, in the Company’s 401(k) Savings and Retirement Plan (the “401(k) Plan”). Employees are eligible to participate in the 401(k) Plan after attaining 21 years of age and after the first of the month following the performance of six months of service. Three percent of eligible employee annual base earnings is contributed by the Company as a Safe Harbor elective contribution. Safe Harbor contributions made by the Company totaled $0.2 million for each of the years ended December 31, 2009, 2008 and 2007.

The Company is also responsible for Interstate SHP’s 401(k) Plan, and matches up to three percent of the Interstate SHP’s employee contributions at 50%. Employees are eligible to participate in the Interstate SHP’s 401(k) Plan after attaining 21 years of age and performing one year of service and working at least 1,000 hours. The Company temporarily suspended matching contributions in February 2009 due to the economic downturn. Prior to this suspension, matching contributions made by the Company for the year ended December 31, 2009 totaled $27,000. Matching contributions totaled $0.4 million for both the years ended December 31, 2008 and 2007. The Company also contributes to a pension and annuity plan for certain Interstate SHP union employees. Total contributions made by the Company into this pension and annuity plan were $0.8 million for both the years ended December 31, 2009 and 2008, and $0.7 million for the year ended December 31, 2007.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other

The Company has provided unsecured environmental indemnities to certain lenders. The Company has performed due diligence on the potential environmental risks, including obtaining an independent environmental review from outside environmental consultants. These indemnities obligate the Company to reimburse the indemnified parties for damages related to certain environmental matters. There is no term or damage limitation on these indemnities; however, if an environmental matter arises, the Company could have recourse against other previous owners or a claim against its environmental insurance policies.

As of December 31, 2009, nine of the 29 hotels, the largest concentration of the Company’s hotels in any state, representing approximately 27% of the Company’s rooms and approximately 25% of the Company’s 2009 revenues generated by the 29 hotels, are located in California. The concentration of the Company’s hotels in California exposes the Company’s business to economic conditions, competition and real and personal property tax rates unique to California.

At December 31, 2009, the Company had $2.9 million of outstanding irrevocable letters of credit to guaranty the Company’s financial obligations related to workers’ compensation insurance programs from prior policy years. The beneficiary may draw upon these letters of credit in the event of a contractual default by the Company relating to each respective obligation. No draws have been made through December 31, 2009.

An audit for the tax years 2006, 2007 and 2008 of the Company’s five hotels and one laundry facility located in Minnesota was completed by the State of Minnesota during the third quarter of 2009. The Company had previously estimated that the ultimate liability, including penalties and interest, would range from between $0.5 million and $1.0 million, and, accordingly, the Company recorded a liability of $0.5 million in December 2008 in accordance with the Contingencies Topic of the FASB ASC, which requires a liability be recorded based on the Company’s estimate of the probable cost of the resolution of a contingency. The actual audit liability totaled $0.6 million, including penalties and fees, causing the Company to record additional expense of $0.1 million in the third quarter of 2009.

15. Transactions With Affiliates

Other Reimbursements

From time to time, the Company pays for certain expenses such as payroll, insurance and other costs on behalf of certain affiliates. The affiliates generally reimburse such amounts on a monthly basis. At both December 31, 2009 and 2008, amounts owed to the Company by its affiliates amounted to $0.1 million, and are included in due from affiliates in the accompanying balance sheets.

Transactions With Others

The Company purchases telecommunications equipment from Gemini Telemanagement Systems, (“GTS”), a telecommunications equipment provider based in Redwood City, California. The Company’s former Chief Executive Officer and current Executive Chairman, Robert A. Alter, was a 5.2% stockholder in GTS, and his brother, Richard Alter, was the majority stockholder in GTS, until they both divested their interests in April 2009. Richard Alter remains an employee with GTS. The Company paid GTS $0.6 million, $1.5 million, and $0.1 million, respectively, for the years ended December 31, 2009, 2008 and 2007.

16. Quarterly Results (Unaudited)

The consolidated quarterly results for the years ended December 31, 2009 and 2008, of the Company are as follows (in thousands):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues – Continuing Operations
2009	$150,045	$154,520	$149,277	$170,015
2008	$173,641	$198,824	$186,006	$206,725

Operating income (loss) – Continuing Operations
2009	$5,201	$(14,727)	$6,382	$8,406
2008	$14,705	$36,330	$26,366	$32,648

Net income (loss)
2009	$6,510	$(130,205)	$(17,948)	$(127,965)
2008	$193	$68,355	$9,919	$(7,229)

Income available (loss attributable) to common stockholders per share – basic
2009	$0.02	$(2.23)	$(0.31)	$(1.45)
2008	$(0.09)	$1.03	$0.09	$(0.26)

Income available (loss attributable) to common stockholders per share – diluted
2009	$0.02	$(2.23)	$(0.31)	$(1.45)
2008	$(0.09)	$1.02	$0.09	$(0.26)

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income available (loss attributable) to common stockholders per share is computed independently for each of the quarters presented and therefore may not sum to the annual amount for the year. Previously reported revenues and operating income have been adjusted to account for current discontinued operations in accordance with the Property, Plant and Equipment Topic of the FASB ASC.

In December 2009, the Company performed an additional review of each hotel for possible impairment in accordance with the Property, Plant and Equipment Topic of the FASB ASC. In conjunction with this review, the Company recorded an impairment loss totaling $88.2 million to discontinued operations for the following hotels: Marriott Provo $11.2 million; Holiday Inn Downtown San Diego $7.2 million; Holiday Inn Express San Diego (Old Town) $1.4 million; Marriott Salt Lake City (University Park ) $6.8 million; Hilton Huntington $41.1 million, and Renaissance Atlanta Concourse $20.5 million.

During the fourth quarter of 2009, the Doubletree Guest Suites Times Square recorded an impairment loss in accordance with the Property, Plant and Equipment Topic of the FASB ASC, reducing the partners’ equity in the joint venture to a deficit. The Company has no guaranteed obligations to fund any losses of the partnership; therefore in accordance with the Investments – Equity Method and Joint Ventures Topic of the FASB ASC, the Company’s impairment loss was limited to its remaining $26.0 million investment in the partnership. The impairment charge was taken against equity in net losses of unconsolidated joint ventures, effectively reducing the Company’s investment in the partnership to zero on its balance sheet as of December 31, 2009.

In December 2009, the Company determined that a $5.6 million note received from the buyer of 13 hotels the Company sold in 2006, along with the related interest accrued on the note may be uncollectible. As such, the Company recorded an allowance for bad debt of $5.6 million to other assets, net to reserve both the discounted note and the related interest receivable in full as of December 31, 2009.

During the fourth quarter of 2009, the Company finalized an amendment to the $105.2 million 5.13% non-recourse mortgage secured by the 622-room Renaissance Baltimore. The amendment results in the elimination of amortization on this loan for a period of up to 30 months.

17. Subsequent Events

In February 2010, the Company elected to terminate its $85.0 million amended credit facility. In conjunction with this termination, the Company will write off $1.6 million in deferred financing fees in the first quarter of 2010.

SUNSTONE HOTEL INVESTORS, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

DECEMBER 31, 2009

(In Thousands)

	Balance at Beginning of Year (1)	Additions Charged to Operations (1)	Uncollectible Accounts Written Off (1)	Balance at End of Year (1)
Year ended December 31, 2009
Allowance for doubtful accounts	$256	$132	$(272)	$116
Reserve for loan losses	$—	$5,557	$—	$5,557

Year ended December 31, 2008
Allowance for doubtful accounts	$143	$184	$(71)	$256

Year ended December 31, 2007
Allowance for doubtful accounts	$319	$(122)	$(54)	$143

(1)	Includes all hotel properties owned on December 31, 2009, excluding the W San Diego, Renaissance Westchester, Marriott Ontario Airport and the Mass Mutual eight hotels, which are included in discontinued operations.

SUNSTONE HOTEL INVESTORS, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2009

(In Thousands)

			Initial costs		Cost Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2009(1)
	Encmbr.		Land	Bldg. and Impr.	Land	Bldg. and Impr.	Land	Bldg. and Impr.	Totals	Accum. Depr.	Date Acq./Constr.	Depr. Life
Courtyard by Marriott—Los Angeles	(a	)	$—	$8,446	$—	$8,505	$—	$16,951	$16,951	$5,737	1999	5-35
Doubletree—Minneapolis	(b	)	1,150	9,953	—	4,746	1,150	14,699	15,849	3,208	2002	5-35
Embassy Suites—Chicago	$75,000		79	46,886	6,348	9,393	6,427	56,279	62,706	13,185	2002	5-35
Embassy Suites—La Jolla	70,000		27,900	70,450	—	7,199	27,900	77,649	105,549	9,901	2006	5-35
Fairmont—Newport Beach	(c	)	—	65,769	—	30,348	—	96,117	96,117	14,199	2005	5-35
Hilton—Del Mar	(b	)	4,106	22,353	—	5,956	4,106	28,309	32,415	6,651	2002	5-35
Hilton—Houston	33,696		6,184	35,628	—	16,456	6,184	52,084	58,268	10,154	2002	5-35
Hilton—Times Square	81,000		—	221,488	—	7,480	—	228,968	228,968	31,229	2006	5-35
Hyatt Regency—Newport Beach	(c	)	—	30,549	—	11,759	—	42,308	42,308	9,267	2002	5-35
Kahler Grand Hotel—Rochester	(b	)	3,411	45,349	—	18,216	3,411	63,565	66,976	18,145	1999	5-35
Kahler Inn & Suites—Rochester	(a	)	1,666	21,582	(173)	1,881	1,493	23,463	24,956	7,846	1999	5-35
Marriott—Boston	176,000		51,598	170,238	—	16,665	51,598	186,903	238,501	18,202	2007	5-35
Marriott—Del Mar	48,000		5,125	58,548	(2,026)	(19,315)	3,099	39,233	42,332	8,115	2006	5-35
Marriott—Houston	(b	)	4,167	19,155	—	6,580	4,167	25,735	29,902	5,434	2002	5-35
Marriott—Park City	(b	)	2,260	17,778	—	5,760	2,260	23,538	25,798	7,238	1999	5-35
Marriott—Philadelphia	(b	)	3,297	29,710	—	5,819	3,297	35,529	38,826	8,241	2002	5-35
Marriott—Portland			5,341	20,705	—	3,206	5,341	23,911	29,252	7,215	2000	5-35
Marriott—Quincy			14,375	97,875	—	929	14,375	98,804	113,179	9,568	2007	5-35
Marriott—Rochester	(a	)	1,851	39,714	—	4,717	1,851	44,431	46,282	14,933	1999	5-35
Marriott—Troy	(b	)	2,701	45,814	—	7,095	2,701	52,909	55,610	12,481	2002	5-35
Marriott—Tysons Corner	(b	)	3,897	43,528	(250)	10,274	3,647	53,802	57,449	12,389	2002	5-35
Renaissance Harborplace	105,241		25,085	102,707	—	16,697	25,085	119,404	144,489	18,071	2005	5-35
Renaissance Los Angeles Airport	(c	)	7,800	52,506	—	1,137	7,800	53,643	61,443	5,795	2007	5-35
Renaissance Long Beach	34,003		10,437	37,300	—	11,652	10,437	48,952	59,389	7,153	2005	5-35
Renaissance Orlando at SeaWorld®	85,700		—	119,733	30,716	22,130	30,716	141,863	172,579	21,722	2005	5-35
Renaissance Washington D.C.	134,036		14,563	132,800	—	9,567	14,563	142,367	156,930	22,193	2005	5-35
Residence Inn by Marriott—Rochester	(c	)	225	9,652	173	1,000	398	10,652	11,050	2,125	2004	5-35
Sheraton—Cerritos	(c	)	—	24,737	—	4,919	—	29,656	29,656	4,327	2005	5-35
Valley River Inn—Eugene	(b	)	1,806	14,113	—	2,598	1,806	16,711	18,517	3,859	2002	5-35

	$842,676		$199,024	$1,615,066	$34,788	$233,369	$233,812	$1,848,435	$2,082,247	$318,583

SUNSTONE HOTEL INVESTORS, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

DECEMBER 31, 2009

(In Thousands)

		Initial costs		Cost Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2009(1)
	Encmbr.	Land	Bldg. and Impr.	Land	Bldg. and Impr.	Land	Bldg. and Impr.	Totals	Accum. Depr.	Date Acq./Constr.	Depr. Life
Investments in Other Real Estate
TCS—Rochester	$3,331	$1,600	$—	$—	$7,953	$1,600	$7,953	$9,553	$1,918	1999	5-35
Office Building—Troy		2,224	2,140	—	86	2,224	2,226	4,450	315	2006	5-35
Land held for future development or sale		4,500	—	(4,312)	—	188	—	188	—	1999	NA

	$3,331	$8,324	$2,140	$(4,312)	$8,039	$4,012	$10,179	$14,191	$2,233

(1)	The aggregate cost of properties for federal income tax purposes is approximately $2.4 billion at December 31, 2009.

	Hotel Properties			Other Real Estate Investments
	2009	2008	2007	2009	2008	2007
(1) Reconciliation of land and buildings and improvements:
Balance at the beginning of the year	$2,079,896	$2,001,620	$2,135,705	$14,436	$13,899	$13,826
Additions during year:
Acquisitions	—	30,716	395,401	—	—	—
Improvements	29,760	65,781	96,839	20	594	525
Impairment loss	(202,453)	—	—	—	(57)	—
Changes in reporting presentation	263,961	312,550	(491,863)	—	—	—
Disposals during the year	(88,917)	(330,771)	(134,462)	(265)	—	(452)

Balance at the end of the year	$2,082,247	$2,079,896	$2,001,620	$14,191	$14,436	$13,899

(2) Reconciliation of accumulated depreciation:
Balance at the beginning of the year	$253,135	$188,468	$208,706	$1,874	$1,530	$1,206
Depreciation for the year	77,137	81,731	83,241	359	344	324
Changes in reporting presentation	10,721	(1,880)	(74,411)	—	—	—
Retirement	(22,410)	(15,184)	(29,068)	—	—	—

Balance at the end of the year	$318,583	$253,135	$188,468	$2,233	$1,874	$1,530

(a)	Hotel is pledged as collateral by the non-recourse mortgage secured by deed of trust dated October 26, 2004 with a balance at December 31, 2009 of $245,972,000. This mortgage is included in the hotel’s secured debt restructuring program, and eight of the 11 collateralized hotels have been reclassified to discontinued operations.
(b)	Hotel is pledged as collateral by the non-recourse mortgage secured by deed of trust dated April 29, 2005 with a balance at December 31, 2009 of $236,632,000.
(c)	Hotel is pledged as collateral by the credit facility secured by deed of trust dated June 26, 2009. As of December 31, 2009, the Company has no outstanding indebtedness under its credit facility, and the Company had $2.9 million in outstanding irrevocable letters of credit backed by the credit facility. In February 2010, the Company terminated this credit facility.